Exhibit 10.2
EXECUTION VERSION

DATED ___ December 2016

Vodafone International Holdings B.V.
and
Vodafone Group PLC
and
Liberty Global Europe Holding B.V.
and
Liberty Global PLC
and
Lynx Global Europe II B.V.
(to be renamed VodafoneZiggo Group Holding B.V.)

SHAREHOLDERS’ AGREEMENT

Contents
Page
1.DEFINITIONS AND INTERPRETATION    2
2.ESTABLISHMENT OF THE COMPANY    22
3.BUSINESS OF THE COMPANY    22
4.RESERVED MATTERS    22
5.DEADLOCK RESOLUTION    28
6.SHAREHOLDER APPOINTMENTS    29
7.EXECUTIVE MANAGEMENT    31
8.PROCEEDINGS OF SUPERVISORY BOARD    33
9.ACCESS TO INFORMATION AND ACCOUNTS    35
10.BUSINESS PLANS    39
11.DIVIDEND POLICY    40
12.FUNDING AND CASH MANAGEMENT    41
13.TARGET LEVERAGE RATIO    42
14.RESTRICTIONS ON DEALING WITH SHARES    44
15.PERMITTED TRANSFERS    45
16.TRANSFER OF SHARES FOR CONVENIENCE    51
17.DEFAULT    58
18.COMPLETION OF TRANSFERS    62
19.IPO    63
20.EFFECT OF DEED OF ADHERENCE AND DEED OF NOVATION    69
21.PRESCRIBED VALUE    69
22.SHAREHOLDER UNDERTAKINGS    71
23.UNDERTAKINGS BY THE COMPANY    72

24.ZIGGO UNDERTAKINGS    72
25.PROTECTIVE COVENANTS    73
26.TAX MATTERS    77
27.CONFIDENTIALITY    85
28.PARENT COMPANY GUARANTEES    87
29.ANNOUNCEMENTS    88
30.TERMINATION    89
31.LANGUAGE    90
32.ASSIGNMENT    90
33.ENTIRE AGREEMENT    90
34.NOTICES    91
35.REMEDIES AND WAIVERS    93
36.NO PARTNERSHIP OR FIDUCIARY RELATIONSHIP    94
37.COSTS AND EXPENSES    94
38.COUNTERPARTS    94
39.CHOICE OF GOVERNING LAW    95
40.SHAREHOLDER DISPUTE MATTER    95
41.MEDIATION    95
42.ARBITRATION    95
43.AGENT FOR SERVICE OF PROCESS    96
Schedule 1 Form of Deed of Adherence98
Schedule 2 Ziggo Commitments100
Schedule 3 Treasury Principles101
Schedule 4 Form of Deed of Novation103
Schedule 5 Post-IPO Governance106

Agreed Form Documents
Articles of Association
Initial Business Plan

THIS AGREEMENT is made on ___ December 2016
BETWEEN:

1.
Vodafone International Holdings B.V., whose corporate seat is Rotterdam, The Netherlands, having its office address at Rivium Quadrant 173, 2909 LC Capelle aan den IJssel, The Netherlands (registered with the Dutch Chamber of Commerce No. 24235177) (the “Vodafone Shareholder”)

2.
Liberty Global Europe Holding B.V., whose corporate seat is at Boeing Avenue 53, 1119 PE Schiphol-Rijk, The Netherlands (registered with the Dutch Chamber of Commerce No. 34359572) (the “Liberty Global Shareholder”)

3.	Vodafone Group Plc, whose registered office is at Vodafone House, The Connection, Newbury, Berkshire (registered in England with No. 01833679) (the “Vodafone Guarantor”)

4.
Liberty Global plc, whose registered office is at Griffin House, 161 Hammersmith Road, London W6 8BS, United Kingdom (registered in England with No. 08379990) (the “Liberty Global Guarantor”, with each of the Liberty Global Guarantor and the Vodafone Guarantor being a “Guarantor” and, together, the “Guarantors”)

5.
Lynx Global Europe II B.V., (to be renamed VodafoneZiggo Group Holding B.V.) whose corporate seat is at Boeing Avenue 53, 1119 PE Schiphol-Rijk, The Netherlands (registered with the Dutch Chamber of Commerce No. 65291166) (the “Company”)

WHEREAS:

(A)
On 21 July 2016, pursuant to a contribution agreement providing for the sale and purchase and/or contribution of shares in Ziggo Group Holding B.V. and Vodafone Libertel B.V. to the Company (and as amended, the “Contribution Agreement”), the Vodafone Shareholder and the Liberty Global Shareholder agreed to combine their respective operations in The Netherlands.

(B)
In connection with the aforementioned combination, the Shareholders (as defined in clause 1.1 (Definitions) below) have agreed to establish the Company as a joint venture company and to enter into this agreement for the purpose of regulating the management and supervision of the Company, their relationship with each other and certain aspects of the affairs of, and their dealings with, the Company.

(C)
The Vodafone Guarantor has agreed to guarantee the payment obligations of the Vodafone Shareholder and the Liberty Global Guarantor has agreed to guarantee the payment obligations of the Liberty Global Shareholder under this agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this agreement:

“Accounting Period”
means the period commencing on 1 January in any year and ending on 31 December in the following year or such other accounting period as may be adopted by the Company in accordance with clause 4 (Reserved Matters);

“Accounting Policies”
means Vodafone IFRS as at the date of this agreement, or, if applicable, such accounting policies as may be adopted, amended or varied from time to time in accordance with the provisions of this agreement, including clause 4 (Reserved Matters);

“Acquired Business”	has the meaning set out in clause 25.2(B) (Covenants);
“ADR Notice”	has the meaning set out in clause 5(B)(iii) (Deadlock Resolution);
“Affiliate”	in relation to a body corporate, means any other body corporate over which that body corporate has Control;
“Agreed Cost Synergies Amount”	means €120 million, or such other amount as may be agreed by the Shareholders in writing;
“Agreed Form”	in relation to any document, means that document in a form agreed by the Shareholders and initialled for the purposes of identification by or on behalf of the Shareholders;
“Alternate”	means, in respect of a Supervisory Director, any other Supervisory Director or Observer designated as an alternate in accordance with clause 6.4 (Alternates);
“Ancillary Agreements”
means the Brand Licence Agreement and the Framework Agreements or, if the Brand Licence Agreement or Framework Agreements are amended or replaced (subject to the approval of the “other Shareholder” under clause 4.1(B) or of both Shareholders under clause 4.1(A) (as applicable)), the Brand Licence Agreement or Framework Agreements as so amended or replaced;

“Articles of Association”
means the articles of association of the Company in the Agreed Form and adopted in accordance with clause 2(A) (Establishment of the Company) or, if the articles of association of the Company are amended or replaced in accordance with clause 4 (Reserved Matters), the articles of association of the Company as so amended or replaced;

“Associated Person”
means, in relation to a body corporate, the members of its Group and the officers, employees and agents of that body corporate and any member of its Group and any subcontractor or other person who performs services for or on behalf of that body corporate or any of member of its Group;

“Bankers”	has the meaning set out in clause 21(C)(i) (Prescribed Value);
“Brand Licence Agreement”	has the meaning given to the same term in the Contribution Agreement;
“Business”
means the business activities described in clause 3 (Business of the Company) or, if the business of the Company is altered in accordance with clause 4 (Reserved Matters), the business of the Company as so altered;

“Business Day”	means a day (other than a Saturday or Sunday) on which banks are open for general business in London and The Netherlands;
“Business Plan”	means the Initial Business Plan and any subsequent or amended business plan adopted by the Company in accordance with clause 4 (Reserved Matters);
“Call Option Notice”	has the meaning set out in clause 17.2(B) (Call option);
“Call Option Trigger”	has the meaning set out in clause 17.2(A) (Call Option);
“Carrier Services Business”	means the business of providing international and national telecommunications services to wholesale carrier customers;
“CEDR”	has the meaning set out in clause 5(B)(iii) (Deadlock Resolution);
“CEO”	means the chief executive officer of the Company;
“CFO”	means the chief financial officer of the Company;
“Chairman”	means the chairman of the Supervisory Board;
“Competing Business”	means a business which carries on a Restricted Business;
“Completion”	has the meaning given to the same term in the Contribution Agreement;
“Confidential Information”	has the meaning set out in clause 27.1 (Confidential Information);

“Control”
in relation to a body corporate (being the “Controlled Person”) means being:
(i) entitled to exercise, or control the exercise of (directly or indirectly), more than 50 per cent of the voting power at any general meeting of the shareholders, members or partners or other equity holders (and including, in the case of a limited partnership, at a meeting of members or partners or other equity holders of its general partner) in respect of all or substantially all matters falling to be decided by resolution or meeting of such persons; or
(ii) entitled to appoint or remove (directly or indirectly):
(a) managing or supervisory directors on the Controlled Person’s board of directors, management board or supervisory board or other governing body (or, in the case of a limited partnership, on the board or other governing body of its general partner) who are able (in the aggregate) to exercise more than 50 per cent of the voting power at meetings of that board or governing body in respect of all or substantially all matters;
(b) any managing member of such Controlled Person; and/or
(c) in the case of a limited partnership, its general partner; or
(iii) entitled to exercise (directly or indirectly) a dominant influence over the Controlled Person (otherwise than solely as a fiduciary) solely by virtue of the provisions contained in its constitutional documents or pursuant to an agreement with other shareholders, partners or members of the Controlled Person;

“CTO”	means the chief technical officer of the Company;
“Deadlock”	has the meaning set out in clause 5(A) (Deadlock Resolution);
“Deadlock Notice”	has the meaning set out in clause 5(B) (Deadlock Resolution);
“Default Dispute Notice”	has the meaning set out in clause 17.3(C) (Cessation of rights);

“Default Notice”	has the meaning set out in clause 17.3(B) (Cessation of rights);
“Default Period”	has the meaning set out in clause 17.3(F)(i) (Cessation of rights);
“Defaulting Shareholder”	has the meaning set out in clause 17.3(A) (Cessation of rights);
“Disposal”
in relation to a Share or (where applicable) the creditor position under a Shareholder Loan includes, without limitation:
(i) sale, assignment or transfer;
(ii) creating or permitting to subsist any pledge, charge, mortgage, lien or other security interest or encumbrance;
(iii) creating any trust or usufruct conferring any interest;
(iv) creating or permitting to subsist any agreement, arrangement or understanding in respect of votes or the right to receive dividends or interest;
(v) the assignment of any right to subscribe for or receive a Share or any legal or beneficial interest in a Share;
(vi) any agreement to do any of the above, except an agreement to transfer in compliance with the terms of this agreement; and
(vii) transmission by operation of law;

“Draft Revised Business Plan”	has the meaning set out in clause 10.1 (Business Plans);
“Drag Completion Deadline”
means the date falling 12 months after the date of the Drag Notice or, if the Exiting Shareholder reasonably expects, and is able to provide a reasonable basis for such expectation, completion of the Drag Sale is likely to occur within three months after such 12 month date and notifies the Non-Exiting Shareholder of such reasonable expectation before the date falling 11 months and 15 days after the date of the Drag Notice, the date falling 15 months after the date of the Drag Notice;

“Drag Notice”	has the meaning set out in clause 16.2(F) (Drag Sale);
“Drag Sale Offer”	has the meaning set out in clause 16.2(B) (Drag Sale);
“Drag Sale Offeror”	has the meaning set out in clause 16.2(B)(i) (Drag Sale);

“Drag Sale Terms”	has the meaning set out in clause 16.2(B) (Drag Sale);
“Events of Default”	has the meaning set out in clause 17.1 (Events of Default);
“Exchange Rate”
means, with respect to a particular currency for a particular day, the spot rate of exchange (the closing mid point) for that currency into Euro or any other relevant currency (as the case may be) on such date as published in the London edition of the Financial Times first published thereafter;

“Executive Management”
means the CEO, CFO, CTO, the Head of Consumer Business, the Head of Enterprise Business, Head of Human Resources and General Counsel and such other individuals appointed by the CEO as members of the executive management pursuant to clause 7 (Executive Management);

“Existing Financial Indebtedness”	means the financial indebtedness of the Company’s Group existing at the date of this Agreement;
“Exit Election Notice”	has the meaning set out in clause 16.1(F) (ROFO);
“Exit Notice”	has the meaning set out in clause 16.1(A) (ROFO);
“Exiting Shareholder”	has the meaning set out in clause 16.1(A) (ROFO);
“Finance Lease”	means any lease or hire purchase contract which would, in accordance with the Accounting Policies, be treated as a finance or capital lease;
“Fiscal Unity”	has the meaning given to the term in the Contribution Agreement;
“Framework Agreements”
means the framework services agreements dated the same date as this Agreement and entered into: (i) between Ziggo Group Holding B.V. and Vodafone Group Services Limited; and (ii) between Ziggo Group Holding B.V. and Liberty Global B.V.;

“Group”
in relation to any body corporate, means that body corporate and its Affiliates, provided that, in relation to a Shareholder, “Group” shall be interpreted to mean the Ultimate Parent of that Shareholder and the Affiliates of that Ultimate Parent (excluding, for the avoidance of doubt, the Company and its Group);

“Group Sale Disposal Deadline”
means the date falling 12 months after the date of the Group Sale ROFO Notice or, if the Group Sale Shareholder reasonably expects, and is able to provide a reasonable basis for such expectation, completion of the sale and purchase of the Non-Group Sale Shareholder’s Shares is likely to occur within three months after such 12 month date and notifies the Non-Group Sale Shareholder of such reasonable expectation before the date falling 11 months and 15 days after the date of the Group Sale ROFO Notice, the date falling 15 months after the date of the Group Sale ROFO Notice;

“Group Sale Notice”	has the meaning set out in clause 15.4(B) (Intermediate holding company transfers);
“Group Sale Purchaser”	has the meaning set out in clause 15.4(F)(i) (Intermediate holding company transfers);
“Group Sale ROFO Completion Deadline”
means the date falling 12 months after the date on which the Group Sale Shareholder accepted the Group Sale ROFO Offer in accordance with clause 15.4(E) or, if the Group Sale Shareholder reasonably expects, and is able to provide a reasonable basis for such expectation, completion of the sale and purchase of the Group Sale ROFO Shares is likely to occur within three months after such 12 month date and notifies the Non-Group Sale Shareholder of such reasonable expectation before the date falling 11 months and 15 days after the date on which the Group Sale Shareholder accepted the Group Sale ROFO Offer, the date falling 15 months after the date on which the Group Sale Shareholder accepted the Group Sale ROFO Offer in accordance with clause 15.4(E);

“Group Sale ROFO Conditions”	has the meaning set out in clause 15.4(C)(ii) (Intermediate holding company transfers);
“Group Sale ROFO Offer”	has the meaning set out in clause 15.4(C)(ii) (Intermediate holding company transfers);
“Group Sale ROFO Notice”	has the meaning set out in clause 15.4(C) (Intermediate holding company transfers);
“Group Sale ROFO Shares”	has the meaning set out in clause 15.4(C) (Intermediate holding company transfers);
“Group Sale ROFO Terms”	has the meaning set out in clause 15.4(C)(i) (Intermediate holding company transfers);
“Group Sale Shareholder”	has the meaning set out in clause 15.4(B) (Intermediate holding company transfers);

“Hedging Agreement”
means any agreement in respect of an interest rate swap, currency swap, forward foreign exchange transaction, cap, floor or collar (collectively, “Derivative Transactions”), options on Derivative Transactions, any other treasury transaction or any combination of such transactions, entered into with the aim of managing interest rate and currency risk exposure of the Company and its Group, excluding commodity hedging transactions;

“Higher Number”	has the meaning set out in clause 21(C)(iii) (Prescribed Value);
“ICC”	has the meaning set out in clause 42.1 (Arbitration);
“IFRS”
means international accounting standards (as defined in Article 2 of Regulation (EC) No. 1606/2002 of the European Parliament and of the Council of 19 July 2002 on the application of international accounting standards), as adopted by the European Union;

“Injunctive Matter”	has the meaning set out in clause 42.2 (Arbitration);
“Initial Business Plan”
means the (i) detailed operating budget for the period to 31 March 2018 and (ii) the financial plan for the 48 months subsequent to the period covered by the detailed operating budget, in the Agreed Form and adopted in accordance with clause 2(F) (Establishment of the Company);

“Initiating Shareholder”	has the meaning set out in clause 19.1(A) (IPO Notice);
“IPO Notice”	has the meaning set out in clause 19.1(A) (IPO Notice);
“IPO Principles”	has the meaning set out in clause 19.1(C) (IPO Notice);
“IPO ROFO Offer”	has the meaning set out in clause 19.5(B)(ii) (Post-IPO ROFO);
“IPO ROFO Notice”	has the meaning set out in clause 19.5(B) (Post-IPO ROFO);
“IPO ROFO Terms”	has the meaning set out in clause 19.5(B)(i) (Post-IPO ROFO);
“IPO Tag Notice”	has the meaning set out in clause 19.1(D) (IPO Notice);
“Joint Global Coordinators”	has the meaning set out in clause 19.1(B) (IPO Notice);
“Leverage Ratio”
has the meaning given to the term “Consolidated Net Leverage Ratio” in the Reference Indenture on the basis that Vodafone Libertel B.V. is designated as an Affiliate Proceeds Loan Obligor and all of its subsidiaries are deemed to be Restricted Subsidiaries (as defined in the Reference Indenture);

“Liberty Global Banker”	has the meaning set out in clause 21(C)(i) (Prescribed Value);
“Liberty Global GAAP”	means United States generally accepted accounting principles, as applied by the Liberty Global Shareholder’s Group;
“Liberty Global Pre-Completion Reorganisation”	has the meaning given to the term in the Contribution Agreement;
“Listing Rules”	means the Listing Rules made by the Financial Conduct Authority pursuant to section 73A of the Financial Services and Markets Act 2000;
“Lower Number”	has the meaning set out in clause 21(C)(iii) (Prescribed Value);
“Managing Board”	means the board of Managing Directors (raad van bestuur) of the Company;
“Managing Directors”	means the managing directors (bestuurders) of the Company appointed by the Shareholders pursuant to the Articles of Association;
“MFN Business”	has the meaning set out in clause 25.5 (Protective Covenants);
“Non-Defaulting Shareholder”	has the meaning set out in clause 17.3(A) (Cessation of rights);
“Non-Exiting Shareholder”	has the meaning set out in clause 16.1(A) (ROFO);
“Non-Group Sale Shareholder”	has the meaning set out in clause 15.4(B) (Intermediate holding company transfers);
“Non-Triggering Shareholder”	has the meaning set out in clause 17.2(B) (Call option);
“Observers”	has the meaning set out in clause 9.7(A) (Observers);
“Offer Size Recommendation”	has the meaning set out in clause 19.1(D) (IPO Notice);
“Original Holder”
in relation to any Permitted Transferee means the Shareholder who made the transfer of the relevant Shares to the Permitted Transferee or, in the case of a series of transfers between Permitted Transferees, the Shareholder who made the initial transfer of the relevant Shares to a Permitted Transferee, and the relevant Shares means the Shares held by the Permitted Transferee or any Shares from which those Shares are derived or by virtue of which those Shares were acquired;

“Percentage Interest”	in respect of any Shareholder, means X/Y expressed as a percentage, where X equals the number of Shares held by such Shareholder and Y equals the total number of Shares in issue;
“Period A”	has the meaning set out in clause 25.2(B)(ii) (Covenants);
“Period B”	has the meaning set out in clause 25.2(B)(ii) (Covenants);
“Permitted Group Sale Disposal”
means a transfer of shares in a Shareholder or any entity within the chain(s) of entities between the Shareholder and its Ultimate Parent where the Relevant JV Revenue represents less than 10 per cent of the Relevant Holdco Revenue;

“Permitted Indebtedness”
means financial indebtedness of a member of the Company’s Group:
(i)     arising as a result of the issue by it or a financial institution of a surety or performance bond in relation to the performance by a member of the Company’s Group of its obligations under contracts entered into in the ordinary course of its business (other than for the purpose of raising finance);

(ii) arising as a result of any cash pooling arrangements in the ordinary course of the Company’s Group’s banking business to which any member of the Company’s Group is a party;
(iii) arising as a liability under a declaration of joint and several liability (hoofdelijke aansprakelijkheid) as referred to in Article 2:403 of the Dutch Civil Code;
(iv) comprising any deposits or prepayments received by a member of the Company’s Group from a customer or subscriber for its services;
(vi) incurred in connection with any Hedging Agreements;

(vii)     arising under (i) sale and leaseback arrangements or (ii) Vendor Financing Arrangements provided that such arrangements under (i) and (ii) do not result in the breach of the financial covenants contained in the Existing Financial Indebtedness and do not exceed an aggregate amount of €750 million; and provided further that, in each case, the relevant lessor or provider of Vendor Financing Arrangements does not have the benefit of any security interest other than over the assets which are the subject of such Vendor Financing Arrangements and/or sale and leaseback arrangements;

(viii) which is Existing Financial Indebtedness; or
(viiii) in addition to financial indebtedness permitted by (i) to (viii) above, financial indebtedness in an aggregate amount of €500,000 or less;
“Permitted Security”
means any security interest:
(i)     arising by operation of law or by a contract having a similar effect or under an escrow arrangement required by a trading counterparty of any member of the Company’s Group and in each case arising or entered into in the ordinary course of business of the relevant member of the Company’s Group;

(ii)     which is a lien arising in the ordinary course of business by operation of law or by way of contract which secures indebtedness under any agreement for the supply of goods or services in respect of which payment is not deferred for more than 180 days (or 360 days if such deferral is in accordance with the terms pursuant to which the relevant goods were acquired or services were provided) after the relevant goods were or are to be acquired or the relevant services were or are to be supplied, or after the relevant invoice date;

(iii)     arising in respect of any right of set-off, netting arrangement, title transfer or title retention arrangement which: (A) arises in the ordinary course of business and/or by operation of law; (B) is entered into by any member of the Company’s Group in the normal course of its banking arrangements for the purpose of netting debit and credit balances on bank accounts of members of the Company’s Group operated on a net balance basis (and any security interests over bank accounts granted in connection therewith); (C) arises in respect of netting or set-off arrangements contained in any Hedging Agreement; (D) is entered into by any member of the Company’s Group on terms which are generally no worse than the counterparty’s standard or usual terms and entered into in the ordinary course of business of the relevant member of the Company’s Group; or (E) which is a retention of title arrangement with respect to customer premises equipment in favour of a supplier (or its affiliate), provided that the title is only retained to individual items of customer premises equipment in respect of which the purchase price has not been paid in full;

(iv) arising from any Finance Lease, sale and leaseback arrangements or Vendor Financing Arrangements constituting Permitted Indebtedness;

(v)     constituted by a rent deposit deed entered into on arm’s length commercial terms and in the ordinary course of business securing the obligations of a member of the Company’s Group in relation to property leased to a member of the Company’s Group;

(vi)     over cash deposited as security for the obligations of a member of the Company’s Group in respect of a performance bond, guarantee, standby letter of credit or similar facility entered into in the ordinary course of business of the Company’s Group;

(vii)     arising under or in connection with agreements entered into in the ordinary course of business relating to (i) network leases or (ii) the leasing of (A) building; (B) cars; and (C) other operational or other equipment;

(viii)     arising under clause 24 or clause 25 of the general terms and conditions (algemene bankvoorwaarden) of any member of the Dutch Bankers’ Association (Nederlendse Vereniging van Banken) or any similar term applied by a financial institution in The Netherlands pursuant to its general terms and conditions;

(ix)     any security interests, including any netting or set-off, arising by operation of law as a result of the existence of a fiscal unity for Dutch tax purposes (fiscale eenheid) or analogous arrangement in any other jurisdiction, in each case, of which a member of the Company’s Group is or has been a member;

(x)     imposed by any taxation or governmental authority in respect of amounts which are being contested in good faith and not yet payable and for which adequate reserves have been set aside in the accounts of the member of the Company’s Group in respect of the same in accordance with the Accounting Policies; or

(xi) in addition to security interests permitted by (i) to (ix) above, any security in respect of assets with an aggregate value of €500,000 or less;
“Permitted Transfer”	means a transfer of Shares or Shareholder Loans in accordance with clause 15.1 (Transfers to Wholly-owned Affiliates);
“Permitted Transferee”	means a body corporate to whom Shares and/or Shareholder Loans have been transferred under clause 15.1 (Transfers to Wholly-owned Affiliates);

“Post-Completion Period”	has the meaning set out in clause 26.1 (Tax Matters);
“Pre-contractual Statement”	has the meaning set out in clause 33.4 (Meaning of Pre‑contractual Statement);
“Prescribed Value”	in relation to any Shares, means the value of those Shares determined in accordance with clause 21 (Prescribed Value);
“Principal Shareholder”	has the meaning set out in clause 15.8(A) (Shareholders within the same Group);
“Qualifying Competing Business”
means a Competing Business where the consolidated revenue of such Competing Business for the last completed financial year represents less than 33 per cent of the consolidated revenue of the Acquired Business for the last completed financial year, in each case, as derived from the relevant audited accounts;

“Qualifying Group Sale Disposal”
means a transfer of shares in a Shareholder or any entity within the chain(s) of entities between the Shareholder and its Ultimate Parent where the Relevant JV Revenue represents 10 per cent or more but less than 25 per cent of the Relevant Holdco Revenue;

“Quarterly Accounting Period”
means (i) the period commencing on 1 January in any year and ending on 31 March in the same year, (ii) the period commencing on 1 April in any year and ending on 30 June in the same year, (iii) the period commencing on 1 July in any year and ending on 30 September in the same year and (iv) the period commencing on 1 October in any year and ending on 31 December in the same year or such other quarterly accounting period as may be adopted by the Company in accordance with clause 4 (Reserved Matters);

“Ratings Agency”	means an internationally recognised ratings agency which provides a solicited rating of the financial indebtedness of the Company's Group owed to any third party;
“RCF Banks”	means any bank providing a revolving commitment to the Company’s Group pursuant to its revolving credit facility from time to time;
“Recapitalisation”	has the meaning set out in clause 13.4 (Target Leverage Ratio);
“Receiving Shareholder”	has the meaning set out in clause 19.1(A) (IPO Notice);
“Reference Indenture”
the indenture dated 29 January 2015 between Ziggo Bond Finance B.V., Deutsche Trustee Company Limited, as trustee, and Deutsche Trustee Company Limited, as security trustee, relating to the $400,000,000 5⅞ per cent Senior Notes due 2025 and €400,000,000 4⅝ per cent Senior Notes due 2025 or such other indenture as may be agreed by the Shareholders;

“Refinancing”	has the meaning set out in clause 13.5 (Target Leverage Ratio);
“Relevant Holdco Revenue”
means, in relation to a Permitted Group Sale Disposal or a Qualifying Group Sale Disposal (as applicable), the aggregate proportionate revenue of the entities proposed to be included within such transaction, as derived from the accounts for the last completed financial year;

“Relevant NL Services”	has the meaning set out in clause 25.8 (Protective Covenants);
“Relevant JV Revenue”	means 50 per cent of the consolidated revenue of the Company and its Group for the last completed financial year as derived from the latest available audited accounts;
“Relief”	has the meaning set out in clause 26.24(C) (Tax Matters);
“Remaining Shareholder”	has the meaning set out in clause 19.5(A) (Post-IPO ROFO);
“Requisite Approval”
means the approval of: (x) at least two Supervisory Directors nominated and appointed upon the request of the Vodafone Shareholder; and (y) at least two Supervisory Directors nominated and appointed upon the request of the Liberty Global Shareholder on a specific and separate resolution in relation to the relevant Reserved Matter either: (a) at a meeting of the Supervisory Board duly convened in accordance with clause 8 (Proceedings of Supervisory Board); or (b) by means of a resolution in writing in accordance with clause 8 (Proceedings of Supervisory Board), or, where the provisions of clause 4.5 (Shareholder right to step in) apply, the approval of both Shareholders given in general meeting or by way of written resolution signed by both Shareholders (and, in all cases, an approval complying with the above requirements that ratifies an earlier action may also constitute a “Requisite Approval”);

“Requisite Majority”	has the meaning set out in clause 8.4(A) (Voting at Supervisory Board Meetings);
“Reserved Matters”	has the meaning set out in clause 4.2(A) (Reserved Matters);
“Restricted Business”	has the meaning set out in clause 25 (Protective Covenants);
“Revised Brand Licence Offer”
means an offer setting out all the terms and conditions on which the relevant member of the Vodafone Shareholder’s Group is willing to license the use of the Vodafone brand to the Company or a member of its Group, in a form capable of acceptance by the Company or a member of its Group;

“Roaming Services Business”
means the business provided by Vodafone Roaming Services S.à r.l (“VRS”), being roaming services (and/or any related services) provided to mobile network operators and/or mobile virtual network operators and/or resellers. Such VRS services include (without limitation) services to allow Vodafone (and/or its customers’) users to roam outside of the Netherlands, and to allow users situated outside of the Netherlands to roam within the Netherlands;

“ROFO Completion Deadline”
means the date falling 12 months after the date on which the Exiting Shareholder accepted the ROFO Offer in accordance with clause 16.1(D) or, if the Exiting Shareholder reasonably expects, and is able to provide a reasonable basis for such expectation, completion of the sale and purchase of the ROFO Shares is likely to occur within three months after such 12 month date and notifies the Non-Exiting Shareholder of such reasonable expectation before the date falling 11 months and 15 days after the date on which the Exiting Shareholder accepted the ROFO Offer, the date falling 15 months after the date on which the Exiting Shareholder accepted the ROFO Offer in accordance with clause 16.1(D);

“ROFO Conditions”	has the meaning set out in clause 16.1(B)(ii) (ROFO);
“ROFO Notice”	has the meaning set out in clause 16.1(B) (ROFO);
“ROFO Offer”	has the meaning set out in clause 16.1(B)(ii) (ROFO);
“ROFO Shares”	has the meaning set out in clause 16.1(B) (ROFO);
“ROFO Terms”	has the meaning set out in clause 16.1(B)(i) (ROFO);
“Roll-over Revaluation Event”	has the meaning given to the term in the Tax Covenant;
“Rules”	has the meaning set out in clause 42.1 (Arbitration);
“Sale Notice”	has the meaning set out in clause 19.5(A) (Post-IPO ROFO);
“Sale Shares”	has the meaning set out in clause 19.5(A) (Post-IPO ROFO);
“SEC”	means the US Securities and Exchange Commission;
“Secondary Shareholder”	has the meaning set out in clause 15.8(A);
“Secondary Liability Claim”	has the meaning set out in clause 26.24(D) (Tax Matters);

“Selling Shareholder”	has the meaning set out in clause 19.5(A) (Post-IPO ROFO);
“Share VWAP”
means the volume weighted average share price of a share of the Ultimate Parent of a Shareholder calculated over the 20 trading days prior to the relevant date, translated into Euro at the mean average of the daily Exchange Rates over the same period;

“Shareholder Dispute Matter”
means:
(i) any proposed or actual legal proceedings by any Shareholder Dispute Party against the Company (or any member of its Group) or vice versa; or
(ii) any matter relating to the determination of a dispute under, exercising rights under, or breach or alleged breach of, any agreement or other arrangement between the Company (or a member of its Group) and a Shareholder Dispute Party, but excluding any matter referred to the Supervisory Board in accordance with clause 5.9 of the Brand Licence Agreement;

“Shareholder Dispute Matter Notice”	has the meaning set out in clause 40(A) (Shareholder Dispute Matter);
“Shareholder Dispute Party”	has the meaning set out in clause 8.7(A) (Supervisory Directors’ interests);
“Shareholder Loan”	means any loan (not including credit in the ordinary course of trading) from any Shareholder (or any member of that Shareholder’s Group) to the Company (or any member of the Company’s Group);
“Shareholders”	means a holder of Shares from time to time;
“Shares”	means ordinary shares in the capital of the Company;
“Specified Shares”	has the meaning set out in clause 17.2(B) (Call option);
“Spin-off Disposal”
means a demerger or spin off (effected by a solvent reconstruction or otherwise) of a Shareholder’s Ultimate Parent’s entire European operations carrying on a business similar to that of the Company’s Group involving the transfer or distribution of shares in any entity within the chain(s) of entities between the Shareholder and its Ultimate Parent on a pro rata basis to the shareholders of the Ultimate Parent;

“Supervisory Board”	means the board of Supervisory Directors (raad van commissarissen) of the Company;

“Supervisory Director”
means a supervisory director (commissaris) of the Company nominated and appointed pursuant to clause 6.1 (Appointment and removal of Supervisory Directors) and unless otherwise stated includes the duly appointed Alternate of such a supervisory director;

“Target Leverage Ratio”	has the meaning set out in clause 13.2 (Target Leverage Ratio);
“Tax”
means all taxes, levies, duties, contributions, imposts and any charges, deductions or withholdings in the nature of tax, whether direct or indirect, including without limitation taxes on gross or net income, profits or gains, (real estate) transfers, transactions, and taxes on receipts, sales, use, occupation, development, exports, customs, environment, premium, franchise, wage, employment (including social security contributions and any other payroll taxes), asset values, turnover, value added, real estate and personal property and any payment that the relevant person may be or become bound to make to any person as a result of the discharge by that person of any tax that the relevant person has failed to discharge, together with all penalties, charges and interest relating to any of them or to any failure to file any return required for the purposes of any of them or to any incorrect return for any of them, regardless of whether any such taxes, levies, duties, contributions, imposts, charges, deductions, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person and of whether any amount in respect of any of them is recoverable from any other person;

“Tax Authority”	means any authority responsible for the collection or management of any Tax;
“Tax Covenant”	has the meaning given to it in the Contribution Agreement;
“Third Banker”	has the meaning set out in clause 21(C)(i) (Prescribed Value);
“Third Number”	has the meaning set out in clause 21(C)(v)(a) (Prescribed Value);
“Triggering Shareholder”	has the meaning set out in clause 17.2(A) (Call option);

“Ultimate Parent”
in relation to a Shareholder means the person (if any) which is not itself subject to Control but which has Control of that Shareholder, either directly or through a chain of persons each of which has Control over the next person in the chain, being, as at the date of this agreement, Liberty Global plc (in the case of the Liberty Global Shareholder) and Vodafone Group Plc (in the case of the Vodafone Shareholder);

“US GAAP”	means United States generally accepted accounting principles;
“Vendor Financing Arrangements”
means any arrangement, contractual or otherwise, pursuant to which credit or other financing is provided, arranged or facilitated by a supplier (or any of its Affiliates) of assets (including equipment) and/or related services to a member of the Company’s Group in connection with such supply of assets and/or services;

“Vodafone Banker”	has the meaning set out in clause 21(C)(i) (Prescribed Value);
“Vodafone IFRS”	means IFRS as applied by the Vodafone Shareholder’s Group;
“Vodafone Global Enterprise (VGE) Business”
means the business of providing telecommunication services and ancillary services to the multinational customers (and their subsidiaries) who are listed on the VGE accounts list from time to time, such list being the list applied to all members of the Vodafone Shareholder’s Group;

“Wholly-owned Affiliate”
in relation to any body corporate, means any wholly-owned subsidiary of that body corporate at the relevant time and any other body corporate (“Parent”) of which that body corporate is a wholly-owned subsidiary or which is another wholly-owned subsidiary of that Parent, and a body corporate is a wholly-owned subsidiary of another body corporate if no person has any interest in its shares except that other body corporate and each of that other body corporate’s wholly-owned subsidiaries;

“Working Hours”	means 9.00 a.m. to 5.00 p.m. on a Business Day; and
“Ziggo Commitments”
means the undertakings given by the Ultimate Parent of the Liberty Global Shareholder to the European Commission in connection with the acquisition of Ziggo, the public version of which published by the European Commission are set out in Schedule 2 (Ziggo Commitments).

1.2	Interpretation
In construing this agreement, unless otherwise specified:

(A)	references to clauses, sub-clauses and schedules are to clauses and sub-clauses of, and schedules to, this agreement;

(B)	use of any gender includes the other genders;

(C)	references to a “company” shall be construed so as to include any corporation or other body corporate, wherever and however incorporated or established;

(D)
references to a “person” shall be construed so as to include any individual, firm, company, body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality and including a limited liability partnership);

(E)
references to a “Shareholder” shall be construed so as to include any other body corporate in the same Group as the Shareholder, who has been transferred Shares in accordance with this agreement, including, without limitation, for the purpose of determining a Shareholder’s Percentage Interest;

(F)	“body corporate” shall have the meaning given in section 1173 Companies Act 2006 and “wholly-owned subsidiary” shall have the meaning given in section 1159 Companies Act 2006;

(G)
a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted and shall include any subordinate legislation made from time to time under that statute or statutory provision;

(H)	any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(I)	references to Euro or “€” are to the single currency of the European Union;

(J)	references to times are to Amsterdam times;

(K)
references to “indemnifying” any person against any circumstance shall mean indemnifying and keeping him harmless, on an after-Tax basis, from all actions, claims and proceedings from time to time made against such person and all loss, damage, payments, costs or reasonable expenses suffered made or incurred by such person as a consequence of that circumstance;

(L)
any indemnity or covenant to pay (the “Payment Obligation”) given on an “after-Tax basis” or expressed to be “calculated on an after-Tax basis” means that the amount payable pursuant to such Payment Obligation (the “Payment”) shall be calculated in such a manner as will ensure that, after taking into account:

(i)	any Tax required to be deducted or withheld from the Payment;

(ii)	the amount and timing of any additional Tax which becomes payable by the recipient of the Payment as a result of the Payment’s being subject to Tax in the hands of the recipient of the Payment; and

(iii)
the amount and timing of any Tax benefit which is obtained by the recipient of the Payment to the extent that such Tax benefit is attributable to the matter giving rise to the Payment Obligation or to the receipt of the Payment;

(which amount and timing is to be determined by an independent firm of chartered accountants of international standing as the parties may agree or, failing agreement within five days, as appointed by the Chairman of the Netherlands Institute of Registered Accountants at the shared expense of both parties), the recipient of the Payment is in the same financial position as that in which it would have been if the matter giving rise to the Payment Obligation had not occurred;

(M)
a reference to any other document referred to in this agreement is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this agreement) at any time;

(N)	headings and titles are for convenience only and do not affect the interpretation of this agreement;

(O)
a reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be treated as a reference to any analogous term in that jurisdiction;

(P)
the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(Q)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(R)	use of the singular shall include the plural and vice versa; and

(S)
for the purposes of applying a reference to a monetary sum expressed in Euro, an amount in a different currency shall be deemed to be an amount in Euro translated at the Exchange Rate at the relevant date.

1.3	Schedules
The schedules form part of this agreement and shall have the same force and effect as if expressly set out in the body of this agreement, and any reference to this agreement shall include the schedules.

2.	ESTABLISHMENT OF THE COMPANY
On the date of this agreement (unless the same has already been done) the parties will take all such actions as are necessary to cause the following matters:

(A)	the Articles of Association shall be adopted;

(B)
Nick Read, Ahmed Essam and Warren Finegold shall be appointed as Vodafone Supervisory Directors; Charles Bracken, Baptiest Coopmans and Diederik Karsten shall be appointed as Liberty Global Supervisory Directors and Jan Pieter Witsen Elias shall be appointed as the secretary of the Company, each in accordance with the Articles of Association;

(C)	the following appointments shall be made in respect of the Company:

(i)	Jeroen Hoencamp shall be appointed as Managing Director and CEO;

(ii)	Ritchy Drost shall be appointed as Managing Director and CFO;

(iii)	Eben Albertyn shall be appointed as the CTO;

(iv)	Marcel de Groot shall be appointed as the Head of Consumer Business;

(v)	John van Vianen shall be appointed as the Head of Enterprise Business;

(vi)	Anja Maassen van den Brink shall be appointed as the Head of Human Resources; and

(vii)	Barbara Jongerden shall be appointed as the General Counsel;

(D)	the accounting reference date of the Company shall be 31 December in each year;

(E)	KPMG shall be appointed as auditors of the Company, unless the Shareholders agree otherwise;

(F)	the Initial Business Plan shall be adopted;

(G)	the Accounting Policies shall be adopted for the purposes of statutory reporting; and

(H)	board regulations for the Supervisory Board shall be adopted.

3.	BUSINESS OF THE COMPANY
The business of the Company shall be to establish and conduct the Restricted Business.

4.	RESERVED MATTERS

4.1	Requirement for approval

(A)
None of the Reserved Matters listed below shall be taken by the Company or any member of its Group, and the Shareholders shall not vote in favour of any resolution in respect of any such actions, without Requisite Approval.

(B)
The Company and its Group shall not enter into, vary, terminate or renew any transaction of the Company or any member of its Group with (i) a Shareholder or (ii) any member of such Shareholder’s Group or (iii) any director or officer of any Shareholder or of any member of such Shareholder’s Group, and the Shareholder shall not vote in favour of any resolution in respect of any such transaction, without the prior written approval of the other Shareholder, other than:

(i)
any contract or agreement with an annual contract value not exceeding €1 million, provided that in any Accounting Period the aggregate value of all such contracts or agreements does not exceed €5 million provided that in each case such contracts or agreements are on arm’s length terms and in the ordinary course of trading;

(ii)
any such transaction involving the making or disposal of any investments, the acquisition or disposal of any assets or any similar or analogous transactions, with an aggregate value (including assumed liabilities) of less than €5 million; or

(iii)	a transaction pursuant to an Ancillary Agreement.

4.2	Reserved Matters

(A)	The “Reserved Matters” are:

(i)	any amendment to the Articles of Association;

(ii)	any change to the rights attaching to any class of shares in the Company which are not set out in the Articles of Association;

(iii)
the consolidation, sub-division, conversion or cancellation of any share capital (or share premium or other reserve) of the Company (except in accordance with clause 11 (Dividend Policy) or clause 13 (Target Leverage Ratio));

(iv)	the issue or allotment of any share capital of the Company or the creation of any option or right to subscribe or acquire, or convert any security into, any share capital of the Company;

(v)	any reduction of the share capital of the Company (except in accordance with clause 11 (Dividend Policy) or clause 13 (Target Leverage Ratio));

(vi)	the purchase or redemption of any share capital of the Company;

(vii)
any application for the listing of any shares or other securities of the Company on any regulated market or for permission for dealings in any shares or other securities of the Company on any securities market other than an application made in accordance with clause 19 (IPO) or in connection with any indebtedness incurred in accordance with clause 13 (Target Leverage Ratio);

(viii)	any change to the name or key brands or branding strategy of the Business (including any decision to cease using the Ziggo or Vodafone brands), or any step to implement any such change;

(ix)	any redomiciliation or migration of the Company to a jurisdiction outside of The Netherlands;

(x)	any resolution to wind up (ontbinden) the Company;

(xi)	any resolution to merge (fuseren) or demerge (splitsen) the Company;

(xii)
the filing of a petition for winding up by the Company or the making of any arrangement with creditors generally (akkoord) or any application for an administration order (surséance van betaling) or for the appointment of a receiver (curator) or administrator (bewindvoerder);

(xiii)	the repayment of capital or assets of the Company to shareholders;

(xiv)
the commencement or settlement in any jurisdiction of material legal or arbitration proceedings other than routine debt collection which involve or might involve an amount (including related costs) in excess of €1 million, other than in connection with any Shareholder Dispute Matter;

(xv)
the acquisition or disposal of, or the acquisition, grant of any option or right of pre-emption in respect of, all or part of the issued share capital of a body corporate or of a business as a going concern where the value of the share capital or business is more than €1 million;

(xvi)
provided the relevant matter does not fall within clause 4.2(A)(xv) above, making any investment, or the liquidation of any investment made by the Company, in both cases where the value of the investment is in excess of €1 million, in any other person or business;

(xvii)
provided the relevant matter does not fall within clause 4.2(A)(xv) above, any acquisition, or the acquisition of any option or right of pre-emption in respect of, any asset or a collection of assets with a transaction value in excess of €1 million, whether by a single transaction or a series of related transactions other than on arms’ length commercial terms and in the ordinary course of trading;

(xviii)
provided the relevant matter does not fall within clause 4.2(A)(xv) above, the disposal of, or the grant of any option or right of pre-emption in respect of, any asset valued in the Company’s books at more than €1 million other than on arms’ length commercial terms and in the ordinary course of trading;

(xix)	making any acquisition or disposal (including any grant of any licence) of or relating to any intellectual property rights that are material to the conduct of the Company’s business;

(xx)
the declaration or payment of any dividend or the declaration or making of any other distribution or the passing of any resolution to retain or allocate profits below the level specified in, or not otherwise in accordance with, the provisions of clause 11 (Dividend Policy);

(xxi)
any material change to the accounting policies (whether IFRS or US GAAP) or tax policies of the Company other than where such changes are as a result of, or equivalent to, changes made to Vodafone IFRS or Liberty Global GAAP (as applicable);

(xxii)	any material change to the policies adopted by the Company in accordance with clause 7.4 (Company policies);

(xxiii)	any change of the auditors, the Accounting Period or the Quarterly Accounting Period of the Company;

(xxiv)
the raising of any financial indebtedness or the variation or termination of any agreement for the raising of any such indebtedness (including, without limitation, early repayment) other than (a) by way of trade credit on normal commercial terms and in the ordinary course of the Business or as otherwise permitted under this agreement, (b) any Permitted Indebtedness, or (c) in connection with any indebtedness incurred in accordance with clause 13 (Target Leverage Ratio) (including associated derivative transactions and parallel debt obligations);

(xxv)
the creation or redemption of any mortgage, charge, debenture, pledge, lien or other encumbrance or security interest over any of the assets, property, undertaking or uncalled share capital of the Company other than any Permitted Security, Permitted Indebtedness or in connection with any indebtedness incurred in accordance with clause 13 (Target Leverage Ratio);

(xxvi)
the adoption of any new Business Plan or any amendment to any current Business Plan, or the approval or ratification of any departure from the current Business Plan involving additional expenditure, a reduction in expenditure or the re-allocation of expenditure in any Accounting Period exceeding, in each case, €25 million or any change to the strategy set out in the current Business Plan;

(xxvii)	the entry by the Company into any agreement involving:

(a)	the making of payments, or the assumption of obligations or liabilities (including contingent liabilities), by the Company in excess of €5 million in aggregate, or €5 million per annum; or

(b)	the assumption of unlimited liability;

(xxviii)	the entering into (or the amendment, variation or termination of) any partnership, joint venture or profit-sharing agreement other than any arrangements entered into in the ordinary course of trading;

(xxix)	subject to clause 7 (Executive Management), adopting or varying the material terms and conditions of employment of any employee appointed to the position of CEO, CFO or CTO;

(xxx)	subject to clause 7 (Executive Management), adopting or varying in any material respect the Company Group’s policies in respect of employees’ remuneration, employment terms or pension schemes;

(xxxi)	materially changing the nature or scope of the Business;

(xxxii)	ceasing to carry on the business of production, ownership and licensing of sports channels;

(xxxiii)	the repayment of any principal and/or interest in respect of any Shareholder Loan other than (i) in accordance with its terms or (ii) pro rata in respect of all outstanding Shareholder Loans;

(xxxiv)	any change to the Tax residence of the Company or any member of the Company’s Group;

(xxxv)
any change to the structure of the Company and/or any member of the Company’s Group or any other action or decision not to take action (including the entering into a merger, demerger, liquidation or reorganisation, the disposal of shares, the granting of option rights or pledges or other similar rights, any other transfer of a beneficial interest in or voting rights with respect to shares or the change of statutory book years) that could result in (i) the Company and/or any member of the Company’s Group being separated from a Fiscal Unity at any point in time during the 3 year period starting on Completion and/or (ii) the application of the rule laid down in Article 15ai of the Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969) (as amended or replaced) at any point in time on or after Completion to the extent that the application of that rule is connected with a Roll-over Revaluation Event as referred to in the Tax Covenant (including the non-compliance with the conditions in the Decision (as defined in the Tax Covenant) or with any of the steps in the Liberty Global Pre-Completion Reorganisation;

(xxxvi)
any change to the structure of the Company or any member of the Company’s Group or any other action or decision not to take action that could result in a Dutch real estate transfer tax ("overdrachtsbelasting") liability arising in any member of the Company's Group in connection with any transaction entered into by any member of the Company's Group on or before Completion;

(xxxvii)	the entry by the Company or any member of the Company’s group into any agreement involving the provision of 4G or 5G access to a mobile virtual network operator;

(xxxviii)
any offering by the Company or any member of the Company’s Group allowing a third party to resell any fixed retail service of the Company and/or to offer its own fixed services directly via the Company’s hybrid fibre/co-axial cable network;

(xxxix)	the adoption of any material public policy and regulatory position and/or any material change to any material public policy and regulatory position adopted by the Company; and

(xl)	the effecting of any of the above matters by any member of the Company’s Group (as if references to the Company were to such member).

(B)
The Shareholders and the Company agree to use all reasonable endeavours to procure that any body corporate in which the Company has an investment but does not have Control does not effect any of the Reserved Matters listed above (as if references to the Company were to such companies or entities) without the Requisite Approval.

4.3	Effect of approval of a Reserved Matter
If the Requisite Approval has been obtained in relation to any Reserved Matter in accordance with this clause 4, each Shareholder and the Company shall, so far as it is legally able, exercise all voting rights and any other applicable shareholder rights to effect the carrying out of any such action or decision, including as provided in clause 22.1(C).

4.4	Effect of approval of Business Plan
The approval of any Business Plan shall imply and shall be deemed to be an approval of any matter expressly set out (including all material details) in that Business Plan which would require approval in accordance with clause 4.1 (Requirement for approval), but only in respect of matters referred to in clauses 4.2(A)(viii), (xvi), (xvii), (xviii), (xix), (xx), (xxiv), (xxvii), (xxviii), (xxxi) and (xxxiii), and, in the case of matters referred to in clauses 4.2(A)(xvi), (xvii) and (xviii), only where the relevant transaction does not relate to the acquisition or disposal of all or part of the issued share capital of a body corporate or of a business as a going concern.

4.5	Shareholder right to step in
Either Shareholder may, at any time prior to the date of a meeting of the Supervisory Board at which it is proposed to discuss a Reserved Matter or circulation of a written resolution in relation to a Reserved Matter, by giving written notice to the Company (who shall give written notice of the same to each of the Supervisory Directors), require that such Reserved Matter be effected only after the approval of both Shareholders given in general meeting or by way of a written resolution signed by both Shareholders (and not by the approval of the Supervisory Board).

5.	DEADLOCK RESOLUTION

(A)	For the purposes of this clause 5, a “Deadlock” shall be deemed to have occurred if:

(i)
a proposal is made in respect of any matter contemplated by clause 4 (Reserved Matters) but is not approved in accordance with that clause at two consecutive duly convened meetings of the Supervisory Board (or following the circulation of the relevant resolution in writing on two separate occasions); or

(ii)
a quorum is not present at two consecutive duly convened meetings of the Supervisory Board by reason of the absence of the Supervisory Directors nominated and appointed upon request of the same Shareholder.

(B)
In the event of a Deadlock either of the Vodafone Shareholder or the Liberty Global Shareholder may, at any time prior to the date falling 20 Business Days after the Deadlock occurs, give written notice to the other and to the Company that it regards a Deadlock as having occurred (“Deadlock Notice”) (only one Deadlock Notice may be served in respect of any one proposal or series of related proposals):

(i)	upon receipt of a Deadlock Notice, the Shareholders shall meet and seek to resolve the Deadlock within a reasonable period of time;

(ii)
if there is no resolution within 20 Business Days of receipt of a Deadlock Notice, the matter shall be referred to the chief executive officer of each Shareholder’s Ultimate Parent and those executives shall meet as soon as reasonably practicable (but in any event no later than 10 Business Days after the expiry of the 20 Business Day period) and use reasonable endeavours to resolve the issue;

(iii)
if there is no resolution at the meeting referred to in clause 5(B)(ii) (or following any further agreed period), a Shareholder can refer the matter to non-binding mediation within 10 Business Days from the date of the relevant meeting (or the end of any such further agreed period) by giving notice in writing (the “ADR Notice”) to the other Shareholder, requesting a mediation. Unless otherwise agreed by the Shareholders, the mediation will be conducted in accordance with the Centre for Effective Dispute Resolution (“CEDR”) Model Mediation Procedure and the mediator will be nominated by the CEDR; a copy of the ADR Notice should also be sent to the CEDR; and

(iv)
if a Deadlock relating to any proposal made in respect of one of the matters referred to in clause 4 (Reserved Matters) is not resolved after applying the above procedure, the proposal shall not proceed and may not be proposed again until at least six months after the above procedure has expired unless both Shareholders agree otherwise.

6.	SHAREHOLDER APPOINTMENTS

6.1	Appointment and removal of Supervisory Directors

(A)
Each of the Liberty Global Shareholder and the Vodafone Shareholder shall be entitled, by notice in writing to the Company (with a copy to the other Shareholder), to request the Supervisory Board to nominate for appointment a maximum of three Supervisory Directors from time to time (including with the purpose to fill any vacancy) and the Company shall procure that the Supervisory Board shall prepare nominations for appointment as Supervisory Directors in accordance with such request.

(B)
Each of the Liberty Global Shareholder and the Vodafone Shareholder shall be entitled, by notice in writing to the Company (with a copy to the other Shareholder and the Supervisory Director concerned), to request any Supervisory Director nominated by it to resign from such position and the Company shall procure the resignation of the Supervisory Director concerned in accordance with such request.

(C)
The Liberty Global Shareholder and the Vodafone Shareholder acknowledge the enhanced right of recommendation of the works council(s) of the Company’s Group in respect of the nomination for appointment of one or more Supervisory Directors pursuant to applicable law, and agree, to the extent possible in accordance with applicable law, to procure that such Supervisory Directors shall not be employees of any member of the Group of either Shareholder.

6.2	Indemnity
Any Shareholder which has requested the resignation of a Supervisory Director in accordance with clause 6.1 (Appointment and removal of Supervisory Directors) shall indemnify the other Shareholder and the Company against any claim by any such Supervisory Director who resigned accordingly, whether for compensation for loss of office, wrongful dismissal or otherwise, which arises out of that Supervisory Director ceasing to hold office.

6.3	Chairman

(A)
Each Shareholder shall be entitled, on a rotating basis, by notice in writing to the Company and to the other Shareholder, to appoint one of the Supervisory Directors nominated and appointed upon its request to act as the Chairman.

(B)	Each such appointment shall be for a period of one year, unless otherwise agreed by the Shareholders.

(C)
Prior to the first meeting of the Supervisory Board, the Shareholders shall agree which Shareholder shall appoint the first Chairman. The Shareholder who did not appoint the first Chairman shall appoint the second Chairman, rotating thereafter in the same order.

(D)
If any Chairman ceases to hold that office during his term, the Shareholder which appointed him shall be entitled to appoint another Supervisory Director nominated and appointed upon its request to fill that office for the remainder of the one year term.

(E)	The Chairman shall preside at any Supervisory Directors’ meeting and general meeting at which he is present. The Chairman is not to have a casting vote.

6.4	Alternates

(A)
Any Supervisory Director, the Shareholder that nominated for appointment that Supervisory Director or another Supervisory Director nominated for appointment by the same Shareholder may appoint any other Supervisory Director or an Observer to be an alternate Supervisory Director and to attend all meetings of Supervisory Directors and any committee of the Supervisory Board and vote in the Supervisory Director’s place, and may at any time dismiss from office any alternate Supervisory Director so appointed, and appoint any other Supervisory Director or an Observer in their place, in circumstances where the Supervisory Director is unable to act. A Supervisory Director shall be considered to be unable to act within the meaning of the preceding sentence in the case of:

(i)
him having been ill, or the Company not having been able to contact him, in each case for a period of at least fourteen consecutive days (or such other period as determined by the Supervisory Board on the basis of the facts and circumstances at hand);

(ii)	his suspension;

(iii)	he has notified the Company in writing that he is unable to act; or

(iv)	him having declared to have, or the Supervisory Board having established that he has, a conflict of interest.

(B)
An Alternate will be entitled to receive notices of all meetings of Supervisory Directors and all Supervisory Board papers (in his capacity as alternate to the relevant Supervisory Director), and to attend all meetings of Supervisory Directors. An Alternate shall be counted in the quorum for, and shall be entitled to vote as a Supervisory Director at, any such meeting at which the Supervisory Director appointing him is not present and generally to perform all functions of his appointor as a Supervisory Director in the absence of such appointor, including the power to sign any written resolution.

(C)
A person acting as an Alternate shall have one vote at meetings of the Supervisory Board (and its committees) for each Supervisory Director for whom the person acts as Alternate and shall, for the purposes of determining whether a quorum is present, be counted as one person for each Supervisory Director for whom the person acts as Alternate. For the avoidance of doubt, if a Supervisory Director is also acting as an Alternate, then that Supervisory Director shall have an additional vote for each Supervisory Director that he is also acting as Alternate for.

(D)	Upon a Supervisory Director ceasing to hold office any Alternates appointed by him or on his behalf shall cease to function in that role.

6.5	Exercise of Shareholder rights
Each Shareholder shall, so far as it is legally able, exercise its rights in relation to the Company to vote in favour of the appointment, removal or replacement of a Supervisory Director nominated or requested to resign in accordance with clause 6.1 (Appointment and removal of Supervisory Directors), as soon as reasonably practicable after such nomination or request to resign has been made, and to procure that no person is appointed as a Supervisory Director other than pursuant to the Vodafone Shareholder’s and the Liberty Global Shareholder’s rights under clause 6.1 (Appointment and removal of Supervisory Directors) and the enhanced right of recommendation of the works council(s) of the Company’s Group in respect of the nomination for appointment of one or more Supervisory Directors pursuant to applicable law.

7.	EXECUTIVE MANAGEMENT

7.1	CEO, CFO and CTO

(A)	The parties acknowledge and agree that the initial CEO, CFO and CTO have each been appointed by the Shareholders as referred to in clause 2(C) (Establishment of the Company).

(B)
Either Shareholder may at any time by giving written notice to the other Shareholder and the Company require the dismissal from the Company of any of the CEO, CFO or CTO and upon receipt of such notice the Company shall effect the same as soon as reasonably practicable, provided that a Shareholder may not give notice in respect of each such position more frequently than once in any period of 12 months.

(C)	If for any reason the position of CEO, CFO or CTO becomes vacant, the appointment of any subsequent CEO, CFO or CTO (as applicable) shall require the approval of both Shareholders.

(D)	If the position of CEO is vacant, unless agreed otherwise by the Shareholders, the CFO will assume the role of interim CEO until another CEO is appointed in accordance with clause 7.1(C).

7.2	Executive Management

(A)
The parties acknowledge and agree that the initial Head of Consumer Business, Head of Enterprise Business, Head of Human Resources and General Counsel have each been appointed as referred to in clause 2(C) (Establishment of the Company) with such formal titles as may be determined by the Supervisory Board.

(B)
Subject to clause 7.2(D) below, the appointment and dismissal of the members of the Executive Management (other than the CFO, CTO and, for the avoidance of doubt, the CEO) shall be a matter for the CEO. If the position of any member of the Executive Management team becomes vacant, the CEO shall be entitled to make any such appointment from any employees, officers or directors of any member of the Company’s Group or from any other external sources.

(C)	Only the CEO and the CFO shall be Managing Directors. The other members of Executive Management shall not be Managing Directors.

(D)
If any position of the Executive Management or the position of any other employee reporting directly to the CEO becomes vacant within the 12 months from the date of this agreement or if the CEO wishes to remove or replace any member of the Executive Management or remove or replace any other employee reporting directly to the CEO within this 12 month period, the appointment of any person to fill such vacancy or the proposed removal or replacement shall only be made with the prior approval of the Shareholders.

7.3	Operational control and supervisory authority

(A)
Subject to clause 4 (Reserved Matters) and clause 8 (Proceedings of the Supervisory Board) and the Supervisory Board and Shareholders’ right to review and provide direction to the Managing Board, the operational control of the Company’s Group in accordance with the Business Plan shall be vested in the Managing Board.

(B)
The Supervisory Board shall be responsible for the overall direction and supervision of the Company’s Group and the Managing Board shall be responsible for the overall management of the Company’s Group, in each case, in accordance with the provisions of this agreement and the Articles of Association and subject always to the fiduciary duties of the Supervisory Directors and Managing Directors, save that neither the Supervisory Board nor the Managing Board shall pass or implement any resolutions in respect of any Reserved Matter unless the Requisite Approval has first been obtained in accordance with clause 4 (Reserved Matters).

7.4	Company policies
To the extent not agreed by the Shareholders prior to the date of this agreement, the Company shall, or shall procure that, appropriate corporate policies and procedures, including, without limitation a bribery and corruption policy, insider dealing policy and data protection and privacy policy, are adopted by the Company’s Group. The policies and procedures adopted by the Company’s Group should be no less stringent than the equivalent policies adopted by the Shareholders in relation to their respective Groups (unless agreed otherwise by the Shareholders).

8.	PROCEEDINGS OF SUPERVISORY BOARD

8.1	Convening Supervisory Board meetings
Any Supervisory Director may call a meeting of the Supervisory Board. The Supervisory Board shall hold meetings in The Netherlands and, unless both Shareholders agree to a lesser number of meetings in an Accounting Period, meetings shall be held at least six times in each Accounting Period.

8.2	Notice of Supervisory Board’s meetings
At least five Business Days’ notice of each meeting of the Supervisory Board shall be given to each Supervisory Director entitled to attend and the notice shall be accompanied by an agenda and a board paper setting out in such reasonable detail as may be practicable in the circumstances the subject matter of the meeting. A shorter period of notice may be given with the consent and presence of at least two Supervisory Directors nominated and appointed upon request of each Shareholder.

8.3	Quorum at Supervisory Board meetings

(A)	A quorum shall exist at any Supervisory Board meeting if at least two Supervisory Directors nominated by each Shareholder are present or represented by an Alternate.

(B)
If a quorum is not present at a meeting of the Supervisory Board, such meeting shall be adjourned. The requirements in relation to notice, quorum, consent to short notice and adjournment for an initial Supervisory Board meeting shall apply to an adjourned meeting.

(C)
If a quorum is not present at a meeting which has been adjourned on one occasion, such meeting shall be further adjourned. At least two Business Days’ notice shall be given to all Supervisory Directors of the further adjourned meeting. At the further adjourned meeting, a quorum shall exist with respect to those matters on the agenda which were not disposed of at the original meeting or the first adjourned meeting if any two or more Supervisory Directors are present or represented by an Alternate.

(D)	Nothing in this clause 8.3 shall affect the rights and obligations of the Shareholders under clause 4 (Reserved Matters).

8.4	Voting at Supervisory Board meetings

(A)
Resolutions of the Supervisory Board shall be decided by a two-thirds majority vote of all votes cast by the Supervisory Directors present or represented by an Alternate including the vote of at least two of the Supervisory Directors nominated and appointed upon request of each Shareholder (the “Requisite Majority”) and each Supervisory Director present or represented by an Alternate shall have one vote.

(B)
For resolutions of the Supervisory Board proposed in accordance with clause 8.4(A), in the event that a Supervisory Director is not in attendance and has not appointed an Alternate to vote, one of the other Supervisory Directors nominated and appointed upon request of the same Shareholder may cast another vote on behalf of the absent Supervisory Director, provided that such Supervisory Director has been granted a power of attorney by the absent Supervisory Director.

8.5	Resolutions in writing
Resolutions of the Supervisory Board may be passed in writing by their circulation to each Supervisory Director (which may be by means of several documents in the like form) and their signature by at least two-thirds of all the Supervisory Directors, including at least two of the Supervisory Directors nominated and appointed upon request of each Shareholder.

8.6	Supervisory Board Committees
The Supervisory Directors shall resolve to form any committees of the Supervisory Board that they deem appropriate and necessary, and adopt terms of reference for any such committees, provided that there is equal representation of each Shareholder on any such committee.

8.7	Supervisory Directors’ interests

(A)
A Supervisory Director shall be excluded from the receipt of information, the participation in discussion and/or making of decisions (whether at meetings of the Supervisory Board or otherwise) and shall not be counted in the quorum (nor shall his presence be required in order to constitute a quorum if it would otherwise be required under this agreement), nor shall he be entitled to vote, in respect of any Shareholder Dispute Matter involving the Shareholder upon whose request he is nominated and appointed or any of member of its Group (each a “Shareholder Dispute Party” in relation to that Supervisory Director).

(B)
Except in respect of a Shareholder Dispute Matter and subject where applicable to disclosure in accordance with applicable law or the Articles of Association and subject to any terms imposed by the Supervisory Directors in relation to conflict situations, a Supervisory Director shall be counted in the quorum and be entitled to vote at a meeting of the Supervisory Board on any resolution in respect of any matter, contract or proposed contract in which he is interested directly or indirectly. For the avoidance of doubt, the fact that a Supervisory Director has been nominated and appointed by a Shareholder shall not, of itself, constitute a conflict of interest.

(C)
Subject to clause 8.7(D) and clause 40 (Shareholder Dispute Matter), any decisions, actions or negotiations to be taken or conducted by the Company in relation to a Shareholder Dispute Matter shall be the responsibility of the Managing Board but subject to the supervision of those Supervisory Directors that are entitled, in accordance with this agreement, to count in the quorum and not those Supervisory Directors who are not entitled to count in the quorum.

(D)
No material decision, action or negotiation shall be taken or conducted by the Company in relation to a Shareholder Dispute Matter without the approval of a simple majority of those Supervisory Directors who are authorised to supervise such decisions and actions in accordance with clause 8.7(C) subject to their fiduciary duties to the Company.

8.8	Supervisory Directors’ conflicts
If any Supervisory Director believes that his fiduciary duties to the Company may conflict with his obligations to the Shareholder upon whose request he is nominated and appointed, such Supervisory Director shall be entitled to withdraw from the receipt of information, the participation in discussion and/or the making of decisions (whether at meetings of the directors or otherwise), in which case such decision (including in relation to any Reserved Matter) shall, subject to applicable law or regulation, be referred to the Shareholders for a decision either through written resolution or at a general meeting of the Shareholders.

8.9	Participation arrangements
Any one or more Supervisory Directors or Alternates may participate in and vote at Supervisory Board meetings by means of a conference telephone, video feed or any communication equipment which allows all persons participating in the meeting to communicate to the others any information or opinions they have on any particular item of business of the meeting. Any Supervisory Director or Alternate so participating in a meeting shall be deemed to be present in person and shall count towards the quorum.

8.10	Remuneration of Supervisory Directors
The Shareholders shall, so far as they are legally able, exercise their rights in relation to the Company to procure that the Company shall reimburse each Shareholder for all reasonable travelling, accommodation and other expenses reasonably incurred by any Supervisory Director nominated and appointed upon its request in attending meetings of the Supervisory Board or otherwise in connection with his functions as a Supervisory Director.

9.	ACCESS TO INFORMATION AND ACCOUNTS

9.1	Provision of information by the Company

(A)
Subject to clause 9.1(B), the Company shall provide each Shareholder with access to and copies of such information and records of the Company and the members of its Group and their employees as that Shareholder may reasonably request from time to time including, without limitation:

(i)
in relation to the compliance by a Shareholder or any other member of its Group with any reporting obligation if and to the extent required by any securities exchange or regulatory or governmental body to which that party is subject or submits (including NASDAQ, the SEC (including Regulation S-X), the London Stock Exchange and the UK Financial Conduct Authority), wherever situated and whether or not the requirement for information has force of the law;

(ii)	copies of all papers circulated to the Managing or Supervisory Board or tabled at meetings of the Managing or Supervisory Board;

(iii)	copies of all reports provided by the Company to its lenders or to lenders of any other member of its Group;

(iv)	details of any threatened or pending dispute in relation to the Company or any other member of its Group;

(v)
in connection with the preparation and filing of (i) the audited or statutory accounts, and (ii) the Tax returns (or other Tax filings or correspondence with a Tax Authority) in relation to any jurisdiction in which such returns or filings are required to be made, in either case, of that Shareholder, that Shareholder’s Ultimate Parent and any entity within their respective Groups;

(vi)
information and documents necessary or desirable to enable the Shareholders to give proper consideration over a reasonable period to any proposed transaction or matter on which their approval or consent is sought or required under the terms of this agreement;

(vii)
information required in order for a Shareholder’s Ultimate Parent to satisfy the due diligence and other information requests made in connection with (i) any merger or acquisition or (ii) its public debt and other financing documents or to satisfy reasonable information requests from lenders to the Shareholder’s Ultimate Parent or any entity within its Group; and

(viii)	information about all material developments affecting the business of the Company or its Group.

(B)	The Company shall not provide a Shareholder with access to or copies of information and records of the Company and of the members of its Group to the extent that such information and records:

(i)
include Confidential Information relating to the other Shareholder or any member of its Group dating from any time prior to the date of this agreement without the written consent of such other Shareholder; or

(ii)	relate to a Shareholder Dispute Matter where the Shareholder Dispute Party is that Shareholder.

9.2	Retention of Records
All records of the Company’s Group shall be retained for a period of at least ten years from the end of the year to which such record relates, subject to policies regarding the retention of email, mobile phone and other digital records as may be established from time to time by the Company,

9.3	Access to Records
The Company agrees that it shall, to the extent reasonably practicable, upon being given reasonable notice by a Shareholder, allow such Shareholder, its auditors and professional advisers (each being under an obligation of confidentiality to such Shareholder) reasonable access to inspect, review and make copies of the books, accounting, tax and other records and information held by the Company or any entity within the Company’s Group and to any of their employees, officers, advisers or premises during Working Hours.

9.4	Provision of information by Supervisory Directors
Subject to clause 9.1(B), each Supervisory Director is irrevocably authorised by the Company to disclose any information or records belonging to or concerning the Company, any member of its Group or its or their business and assets to any Shareholder upon whose request he is nominated and appointed or any member of such Shareholder’s Group, provided that the recipient is under a duty of confidentiality in relation to such information or records.

9.5	Management accounts
The Company will submit:

(A)
a monthly report concurrently to each Shareholder within 5 Business Days of the end of the month (or any shorter period as agreed by the Shareholders) to which it relates showing, inter alia, the consolidated income statement including revenues, operating costs, financing costs, income taxes and other amounts, a consolidated cash flow statement and consolidated balance sheet information of the Company on a monthly, quarterly and year-to-date basis together with a comparison to the Business Plan and the corresponding prior year period, and key performance indicator statistics, to be provided in the format requested by each Shareholder, after reflecting any adjustments or restatements requested by each Shareholder to report the financial information under the Shareholder’s accounting policies, but otherwise prepared in accordance with both Liberty Global GAAP and Vodafone IFRS;

(B)
a monthly report concurrently to each Shareholder within 10 Business Days of the end of the month to which it relates describing the status of the implementation of the Company’s strategy and major projects as set out in the Business Plan and including updated details of projected capital requirements, forecasts and management information reports (including any quarterly forecasts and monthly trading updates);

(C)	a comprehensive reforecast of the current Accounting Period or calendar year contained within the most recent approved Business Plan:

(i)
in the case of the Vodafone Shareholder, within 15 Business Days of the end of the fifth month of each Accounting Period and again within 15 Business Days of the end of the ninth month of each Accounting Period; and

(ii)
in the case of the Liberty Global Shareholder, within 15 Business Days of being requested to do so, provided that the Liberty Global Shareholder shall not be entitled to make such a request more than twice in any period of 12 months; and

(D)
within 15 Business Days following each quarter end of the calendar year and each Quarterly Accounting Period (as applicable), financial reporting packages will be provided to the Shareholders prepared in accordance with both Liberty Global GAAP and Vodafone IFRS that include all information reasonably required by the Shareholders to prepare any required external reports, including, without limitation, the quarterly and annual SEC reports of the Ultimate Parent of the Liberty Global Shareholder and the quarterly trading updates and results announcements of the Ultimate Parent of the Vodafone Shareholder. The financial reporting package shall include, among other matters, an analysis of changes from prior year to current year periods in the detail specified by the Shareholders (to the extent that a Shareholder reports the Company as a separate reportable segment).

9.6	Accounts

(A)	The Company shall provide to each Shareholder:

(i)	consolidated audited accounts of the Company’s Group for each 12 month period ending on 31 December, prepared in accordance with Vodafone IFRS; and

(ii)	consolidated audited accounts of the Company’s Group for each 12 month period ending on 31 December, prepared in accordance with Liberty Global GAAP, in each case promptly following their approval by the Supervisory Board and no later than two months after the end of the relevant 12 month period unless required to be filed earlier by rules applicable to either Shareholder or a member of its Group, or, to the extent they can be accommodated without undue effort or disruption, by the transactional requirements of either Shareholder or a member of its Group.

(B)
The Shareholders and the Company each agree and acknowledge that the intention of the Shareholders is to hold their investment in the Company on the basis that it is not consolidated onto the balance sheets of their respective audited accounts (whether prepared under Vodafone IFRS or Liberty Global GAAP). In the event of a change of accounting standards or practices that might require one or both Shareholders to consolidate their investment in the Company onto its balance sheet, the Shareholders agree to discuss what changes may be made to avoid such consolidation, provided always that no Shareholder shall be obliged to accept any amendment to any of its rights under this agreement (including in respect of the Reserved Matters or its right to have Supervisory Directors nominated and appointed upon its request) without its consent.

9.7	Observers

(A)
Each Shareholder shall have the right to appoint and dismiss up to three representatives (who shall each be employees of a Shareholder or of any member of its Group) to attend meetings of each of the Supervisory Board and Managing Board and board meetings of each member of the Company’s Group, and meetings of their committees, (the “Observers”). Each Observer is entitled to speak but not vote or count in the quorum for any such meeting. Each Observer shall have the right to receive notice of meetings, and to receive the same information, in the same form and at the same time as the relevant directors or members of the relevant committee.

(B)
Before an Observer is appointed by a Shareholder, he or she must enter into a confidentiality undertaking in favour of the Company in the form approved by the Supervisory Directors from time to time and the appointing Shareholder shall procure that the Observer complies with the terms of that confidentiality undertaking.

(C)	The appointment and dismissal of any Observer shall take effect upon delivery of written notice signed by the Shareholder to the Company or presented at any relevant meeting.

(D)
An Observer may appoint one other person (who shall also be an employee of a Shareholder or of any member of its Group) to be their alternate, provided that such alternate has entered into a confidentiality undertaking on the terms described above in clause 9.7(B), and such appointment may be for a specific meeting or for a specific or indefinite duration. If an Observer is replaced or dismissed, any alternate appointed by such Observer shall automatically be dismissed as such.

(E)	The rights of the Observer in clause 9.7(A) shall not apply in respect of any Shareholder Dispute Matter involving the Shareholder who appointed him or any member of its Group.

(F)
If an Observer is, in any way, directly or indirectly, interested in an existing or a proposed transaction or arrangement with the Company, he must declare the nature and extent of that interest to the Supervisory Directors before, in the case of a proposed transaction, the transaction or arrangement is entered into and, provided he has done so, the Observer shall be entitled to attend meetings and receive information relating to that transaction or arrangement.

10.	BUSINESS PLANS

10.1
The Company shall procure that the Managing Board, with the assistance of the Executive Management, shall prepare Business Plans which are submitted to the Supervisory Board to replace the existing Business Plan (a “Draft Revised Business Plan”) as follows:

(A)
by no later than 60 days prior to the end of each calendar year commencing after Completion, comprising (i) a detailed operating budget for the 15 months comprising the next calendar year and first three months of the subsequent calendar year; and (ii) a financial and strategic plan for the 45 months subsequent to the period covered by the detailed operating budget;

(B)
by no later than 60 days prior to the end of each Accounting Period commencing after Completion, an update of the plan prepared in accordance with paragraph (A) above (if applicable) comprising (i) a detailed operating budget for the 12 months comprising the next Accounting Period; and (ii) a financial and strategic plan for the 48 months subsequent to the period covered by the detailed operating budget;

or in such other format as has been approved in accordance with clause 4 (Reserved Matters)).

10.2	Each Draft Revised Business Plan submitted to the Supervisory Board in accordance with clause 10.1 shall address, but not be limited to, the items and subject matter of the Initial Business Plan.

10.3
Each Draft Revised Business Plan shall be reviewed by the Supervisory Board in conjunction with the Managing Board and the Executive Management and shall be finalised by the Managing Board (taking into account the direction and comments of the Supervisory Board) prior to the start of the period to which it relates. Promptly following such finalisation, the Draft Revised Business Plan shall be approved and (subject to clause 4.2(A)(xxvi) (Reserved Matters)) adopted as the Business Plan by the Supervisory Board in accordance with clause 8 (Proceedings of Supervisory Board). The Supervisory Board shall use reasonable endeavours to approve the Business Plan under clause 10.1(A) prior to the start of the last month of the calendar year and the Business Plan under clause 10.1(B) prior to the start of the last month of the Accounting Period.

10.4
In the event that a Draft Revised Business Plan is not approved and adopted as the Business Plan by the Supervisory Board, the Managing Board will continue to operate the business of the Company in accordance with the most recent approved Business Plan. In the event that the most recent approved Business Plan does not cover the next applicable period under clause 10.1(A) or 10.1(B) (as the case may be), the business of the Company shall be operated in accordance with the most recently approved Business Plan, adjusted to reflect the percentage change in the CPI index (as published by Statistics Netherlands) for the relevant period.

11.	DIVIDEND POLICY

11.1
Subject to (i) the availability of unrestricted cash, (ii) the availability of sufficient distributable reserves or Shareholder Loans, if applicable, (iii) the terms of the then existing financing facilities, (iv) maintaining a minimum cash balance of €5 million; and (v) applicable law and regulation (including directors’ fiduciary duties), the Company shall, as soon as reasonably practicable following each period of two calendar months, distribute to each Shareholder, in proportion to their respective Percentage Interests, an amount equal to the unrestricted cash on the balance sheet of the Company. The Company shall give notice in writing to the Shareholders, acting jointly, of the amount of unrestricted cash available for distribution as soon as available and the proposed distribution payment date. Distributions shall be made by way of dividend or, if the Shareholders (acting jointly) notify the Company in writing in advance, by way of rateable repayment of any outstanding Shareholder Loans, by way of new upstream loans from the Company to the Shareholders or by way of the proportionate buyback of Shares by the Company.

11.2
The Company shall use all reasonable endeavours to ensure that it is able to declare and pay the distributions payable by the Company pursuant to clause 11.1 by procuring, so far as it is able to do so, the upstreaming of cash from members of the Company’s Group and ensuring that the Company has sufficient distributable reserves to declare such dividends and other distributions. In particular, it shall take such actions as the Supervisory Board considers appropriate to increase the amount of distributable reserves where there might otherwise be a dividend (or distribution) shortfall amount, including by carrying out a reduction of capital of the Company or of a subsidiary of the Company.

11.3	The Company shall instruct its auditors to report on the distributable reserves position of the Company at the same time as they sign their report on the audited accounts.

11.4
The Company shall, so far as it is legally able, procure that (and the Shareholders shall, so far as they are legally able, exercise their rights in relation to the Company, including as provided in clause 22.1(C), to procure that) all resolutions for the declaration or payment of dividends, distributions or other payments required by this clause 11 are duly passed by the relevant members of the Company’s Group, the Managing Board and the Supervisory Board (as applicable).

12.	FUNDING AND CASH MANAGEMENT

12.1	It is the intention of the Shareholders and the Company that the Company is self-funding and all members of its Group should be capable of financing their activities on a standalone basis.

12.2
No Shareholder shall be obliged or permitted to provide any funding, whether in the form of equity or debt, to the Company by way of subscription for further shares or by way of loans or subscription for loan notes unless both Shareholders agree to provide the funding in proportion to each Shareholder’s Percentage Interest and the Shareholders agree in writing on the amount and method of providing the funding.

12.3	No right to subscribe for, or convert any security into, a Share shall be allotted or issued except with the prior consent in writing of each of the Shareholders.

12.4
Cash collected by members of the Company’s Group shall be swept to a designated account of the Company or any member of its Group and deposited for periods not exceeding 90 days or for the period until the estimated payment date of the next dividend in accordance with clause 11 (Dividend Policy) (whichever is shorter). Such deposits shall be made with (at the discretion of the CFO of the Company): (a) RCF Banks with a credit rating of BBB+ or better with at least one international credit rating agency; and/or (b) money market funds with a credit rating of AAA with at least one international credit rating agency.

12.5	Shareholder Loans

(A)
Each Shareholder Loan shall be on terms such that they do not have an adverse impact on the credit rating of the Company, any member of the Company’s Group or of any financial indebtedness of the Company’s Group owed to any third party in accordance with the relevant criteria of each Rating Agency as amended from time to time.

(B)
If the relevant criteria of any Ratings Agency changes such that the treatment of the Shareholder Loan changes adversely from a credit rating standpoint, the Vodafone Shareholder and the Liberty Global Shareholder shall cooperate with the Company in a commercially reasonable manner to amend the terms of each relevant Shareholder Loan to mitigate, to the greatest extent possible, such adverse credit rating impact.

13.	TARGET LEVERAGE RATIO

13.1
It is the intention of the Shareholders that they manage the corporate finance structuring and execution, credit rating, debt investor relations, hedging and covenant monitoring activities of the Company’s Group in accordance with this clause 13.

13.2
The Shareholders further agree and the Company acknowledges that the Company’s Group shall be managed so as to maintain a Leverage Ratio of between 4.5:1 and 5:1 (inclusive) (the “Target Leverage Ratio”) and that they intend to cooperate in relation to the matters set out in this clause 13, provided that where the Shareholders do not agree on a particular matter, either Shareholder may require the Company to implement such matter, including a refinancing or recapitalisation of the financial debt of the Company’s Group, (and both Shareholders agree to procure that the Company do so), provided that clause 13.6 is complied with in relation to such refinancing or recapitalisation.

13.3
The Shareholders will procure that as part of the quarterly financial reporting package prepared in accordance with clause 9.5 (Management accounts) in respect of a Quarterly Accounting Period, the CFO of the Company (with advice from, and in consultation with, the Shareholders) will determine the Leverage Ratio as at the end of, and with respect to, that Quarterly Accounting Period and shall give written notice of the same, including the underlying calculations and reconciliations, to the Shareholders. Any filing of a covenant certificate or public announcement (including any presentations of the Leverage Ratio in any public or private offering memorandum, information memorandum or prospectus, or in any documents or other materials provided to ratings agencies) of the Leverage Ratio requires prior approval of the Shareholders.

13.4
If the Leverage Ratio as at the end of a Quarterly Accounting Period is less than 4.5:1 and it is reasonably expected that the Company will have sufficient distributable reserves or Shareholder Loans to facilitate any distribution required by clause 13.8 or the parties have agreed to distribute proceeds by way of loan, either Shareholder may give written notice to the other that it intends to organise the implementation by the Company of a recapitalisation of the Company’s Group (a “Recapitalisation”) in order to increase the Leverage Ratio to within the Target Leverage Ratio soon as reasonably practicable.

13.5
If at the end of any Quarterly Accounting Period the Company’s Group has any outstanding financial debt with a remaining term of less than three years, or the weighted average remaining term of all of its outstanding financial indebtedness is less than six years, either Shareholder may give written notice to the other that it intends to organise the implementation by the Company of a refinancing by the Company’s Group (a “Refinancing”).

13.6
Recapitalisations and Refinancings shall be implemented in accordance with the principles set out in Schedule 3 (Treasury Principles), and, for the avoidance of doubt, the Shareholders agree that either of them may require the Company to effect a Recapitalisation or Refinancing (as the case may be) in the circumstances described in clauses 13.4 and 13.5 respectively provided that the relevant financing is organised in accordance with, and raised on terms that are in accordance with, the principles set out in Schedule 3 (Treasury Principles), and the other Shareholder will take all necessary steps to procure that the Company complies with any such requirement.

13.7
Notwithstanding the provisions of clause 13.4 and principle (B) of Schedule 3 (Treasury Principles), to the extent not implemented prior to the date of this agreement, the Shareholders agree to implement a Recapitalisation as soon as possible after the date of this agreement in order to increase the Leverage Ratio to 4.99:1, using as a basis the pro forma information (presented under US GAAP and prepared in accordance with the then existing financing facilities of the Company and its Group) of the combined Dutch operations of the Vodafone Shareholder and the Liberty Global Shareholder for the most recently completed two Quarterly Accounting Periods and taking into account as an additional amount of income the Agreed Cost Synergies Amount in the calculation of the Leverage Ratio. The Shareholders further agree that the base case assumption is that such Recapitalisation will be implemented through the issue of new high yield bonds based on terms similar to the Liberty Global NL Group Holding B.V. Group’s high yield bonds as at the date of this agreement and that the external legal counsel of Ziggo Group Holding B.V. and its lenders as at the date of this agreement will be engaged to act on such Recapitalisation. The Vodafone Shareholder acknowledges and agrees that the entities comprising the Dutch operations of the Vodafone Shareholder will, if necessary for the purposes of the Recapitalisation, accede as obligors under the relevant financing facilities at or prior to closing of such Recapitalisation.

13.8
Upon completion of a Recapitalisation and, subject to the availability of sufficient distributable reserves or Shareholder Loans, if applicable, and applicable law and regulation (including directors’ fiduciary duties), the Company shall distribute to each Shareholder, in proportion to their respective Percentage Interests, an amount equal to the net proceeds from such Recapitalisation. Distributions shall be made by way of dividend or, if the Shareholders, acting jointly, notify the Company in writing in advance, by way of rateable repayment of any outstanding Shareholder Loans, by way of new upstream loans from the Company to the Shareholders or by way of a proportionate buyback of Shares by the Company.

13.9
The Company shall use all reasonable endeavours to ensure that it is able to distribute to each Shareholder, in proportion to their respective Percentage Interests, an amount equal to the net proceeds from the Recapitalisation by upstreaming cash from members of its Group and ensuring that it has sufficient distributable reserves to make such distributions.  In particular, it shall take such actions as the Supervisory Board considers appropriate to increase the amount of distributable reserves for any Quarterly Accounting Period where there might otherwise be a distribution shortfall amount, including by carrying out a reduction of capital of the Company or of a subsidiary of the Company.

13.10
The Company shall, so far as it is legally able, procure that (and the Shareholders shall, so far as they are legally able, exercise their rights in relation to the Company to procure that) all resolutions for the declaration or payment of dividends or other distributions consistent with this clause 13 are duly passed by the relevant members of the Company’s Group, the Managing Board and the Supervisory Board (as applicable).

13.11
The Shareholders shall procure that the Company provides assistance to the Shareholders (or either one of them) in connection with a Recapitalisation or Refinancing, including by providing access to the books and records, documents and employees of the Company and members of its Group, and any information that a Shareholder may reasonably request (including, where applicable, for the purposes of any public or private offering memorandum, information memorandum or prospectus, or in any documents or other materials provided to ratings agencies). The Company will also assist in the marketing of any debt securities including preparation for and attendance of investor and rating agency meetings.

13.12
The provisions of this clause 13 shall cease to apply where (i) a ROFO Notice is accepted by the Exiting Shareholder in accordance with clause 16.1(D) and for so long as such sale does not terminate in accordance with clause 16.1(D) and (ii) a Group Sale ROFO Notice is accepted by the Group Sale Shareholder in accordance with clause 15.4(E) and for so long as such sale does not terminate in accordance with clause 15.4(E).

14.	RESTRICTIONS ON DEALING WITH SHARES

14.1	Restrictions on disposals
No Disposal of any Share or Shareholder Loan or any legal or beneficial interest in a Share or Shareholder Loan shall be permitted except a transfer of the entire legal and beneficial interest in the Share or Shareholder Loan which is permitted by the other terms of this agreement.

14.2	Lock-in period
No Disposal of Shares or Shareholder Loans shall be permitted prior to the third anniversary of the date of this agreement except in accordance with clause 15.1 (Permitted Transfers) or clause 17.2 (Call option).

14.3	No partial transfers
Except in accordance with clause 15.1 (Permitted Transfers) and clause 19 (IPO), no Shares or Shareholder Loans shall be transferred unless all Shares or Shareholder Loans held by the relevant Shareholder and members of its Group are transferred concurrently to the same transferee.

14.4	Security over Shares
Each of the Shareholders represents and warrants to the other that no security has been granted over the Shares held by it.

14.5	Transfer of Shareholder Loans
Except in connection with a transfer to a Wholly-owned Affiliate pursuant to clause 15.1, no Disposal of Shares shall be permitted to any person unless all the outstanding Shareholder Loans of the transferring Shareholder and each member of its Group are transferred, at par value together with any accrued but unpaid interest, to such person.

15.	PERMITTED TRANSFERS

15.1	Transfers to Wholly-owned Affiliates
Subject to clause 15.2, a Shareholder may transfer any Share or Shareholder Loan to any Wholly-owned Affiliate.

15.2	Requirements for making a Permitted Transfer
Prior to making any Permitted Transfer: (i) the transferring Shareholder shall give the other Shareholder at least 5 Business Days’ notice of its intention to transfer Shares or Shareholder Loans and (ii) the transferee shall first have entered into (a) a Deed of Adherence in the form set out in Schedule 1 (Form of Deed of Adherence) and/or (b) a Deed of Novation in the form set out in Schedule 4 (Form of Deed of Novation).

15.3	Permitted Transferee leaving the Group
A Permitted Transferee shall transfer, in a manner and to a transferee permitted by this agreement, all the Shares and Shareholder Loans held by it before it ceases to be in the same Group as the Principal Shareholder.

15.4	Intermediate holding company transfers

(A)
Except in connection with a Permitted Group Sale Disposal, a Qualifying Group Sale Disposal or a Spin-off Disposal, each Shareholder agrees to procure that in respect of itself and any entity within the chain(s) of entities between its Ultimate Parent and the Shareholder (including the Shareholder but not its Ultimate Parent), no transfer or issue of shares shall take place unless (i) following such transfer or issue, at least 90 per cent of the nominal value of the shares of the relevant entity continue to be held directly or indirectly by its Ultimate Parent and (ii) the relevant Shareholder represents and undertakes to the other Shareholder that the person(s) to whom the shares in the relevant entity have been transferred or issued does not have the right to exercise (either directly or indirectly) or otherwise influence the exercise by the Shareholder of its rights in relation to the Company.

(B)
Either Shareholder (a “Group Sale Shareholder”) may at any time prior to the fourth anniversary of the date of this Agreement serve a written notice (a “Group Sale Notice”) on the other Shareholder (the “Non-Group Sale Shareholder”) notifying the Non-Group Sale Shareholder of the intention of its Ultimate Parent to sell all the shares in the Group Sale Shareholder or in any entity within the chain(s) of entities between the Group Sale Shareholder and its Ultimate Parent, but only where such sale would constitute a Qualifying Group Sale Disposal. A Group Sale Notice must include details of the entity which the Group Sale Shareholder proposes to sell and the proportion that the Relevant JV Revenue bears to the Relevant Holdco Revenue and where the Group Sale Notice is served by the Vodafone Shareholder, it must include a Revised Brand Licence Offer. If both Shareholders serve a Group Sale Notice, the Group Sale Notice which is deemed to have been received first in accordance with clause 34 (Notices) will be the valid Group Sale Notice for the purposes of this clause 15.4. A Group Sale Notice may not be served if an IPO Notice has already been served by the other Shareholder and the process derived from such notice has not lapsed or terminated, provided that the cooling off period under clause 19.4 (Cooling off period) shall not apply.

(C)
Upon the receipt of a Group Sale Notice, the Non-Group Sale Shareholder may, at any time within eight weeks from the date of the Group Sale Notice, serve a written notice on the Group Sale Shareholder stating that it wishes to purchase all the Shares (the “Group Sale ROFO Shares”) held by the Group Sale Shareholder (a “Group Sale ROFO Notice”). The Group Sale ROFO Notice shall:

(i)
state the consideration payable (which shall be cash and/or listed common or ordinary shares of the Ultimate Parent of the Non-Group Sale Shareholder) for the Group Sale ROFO Shares, expressed as a fixed Euro amount, and all the other terms (“Group Sale ROFO Terms”) on which the Group Sale ROFO Shares are proposed to be purchased, which shall not impose any obligation on the Group Sale Shareholder apart from the obligations (a) to sell the full and unencumbered ownership of the Group Sale ROFO Shares to the Non-Group Sale Shareholder together with all rights attaching thereto and (b) to provide standard title, capacity, authority and no insolvency warranties;

(ii)
contain an offer (the “Group Sale ROFO Offer”) from the Non-Group Sale Shareholder to purchase the Group Sale ROFO Shares from the Group Sale Shareholder on the Group Sale ROFO Terms including to pay the entire fixed consideration on completion of the sale and purchase (whether payment of cash consideration or settlement of any share consideration, which for the avoidance of doubt shall be listed on settlement), provided that completion of the Group Sale ROFO Offer may, if so notified in the Group Sale ROFO Notice, be solely conditional upon, (a) the obtaining of any anti-trust approvals or consents, (b) the obtaining of any other regulatory approvals and consents and (c) the obtaining of any shareholder and/or third party consents as are, in each case, mandatorily required by law or regulation (including, without limitation, the Listing Rules) in connection with the proposed acquisition of the Group Sale ROFO Shares by the Non-Group Sale Shareholder and their sale by the Group Sale Shareholder (the “Group Sale ROFO Conditions”); and

(iii)	where the Non-Group Sale Shareholder is the Liberty Global Shareholder or a member of its Group, state whether it accepts or rejects the Revised Brand Licence Offer.

(D)	The Group Sale ROFO Notice shall be irrevocable. For the purposes of this clause 15.4 (Intermediate holding company transfers), the Vodafone Shareholder and Liberty Global Shareholder agree that:

(i)	if the Liberty Global Shareholder offers listed shares in its Ultimate Parent as consideration for a Group Sale ROFO Offer, it shall:

(a)	offer Class C shares (which have the stock code LBTYK as at the date of this agreement);

(b)
a combination of such Class C Shares and Class A Shares (which have the stock code LBTYA as at the date of this agreement), to be offered in proportions equal to the proportion that the value of each such share class (being the relevant total number of shares in issue (excluding shares held in treasury) multiplied by the relevant closing share price) represents of the total aggregate value of the Class C Shares and Class A Shares in issue (excluding shares held in treasury), in each case on the last trading day prior to the date of the Group Sale ROFO Notice; or

(c)
if at the date of the Group Sale ROFO Notice the Class C shares or Class A Shares no longer exist or its Ultimate Parent has one or more other classes of listed common or ordinary share not in existence at the date of this agreement, it will offer the class of share which provides the broadest exposure to the profits or losses of its Ultimate Parent’s Group; and

(ii)
if the Vodafone Shareholder offers listed shares in its Ultimate Parent as consideration for a Group Sale ROFO Offer and it has more than one class of listed common or ordinary share, it will offer the class of share which provides the broadest exposure to the profits or losses of its Ultimate Parent’s Group.

(E)
The Group Sale Shareholder may accept the Group Sale ROFO Offer contained in the Group Sale ROFO Notice by providing notice in writing to the Non-Group Sale Shareholder within two weeks of the date of the Group Sale ROFO Notice (failing which, the Group Sale ROFO Offer will expire). If the Group Sale Shareholder accepts the Group Sale ROFO Offer, the sale and purchase of the Group Sale ROFO Shares shall be completed in accordance with clause 18 (Completion of transfers) on the later of:

(i)	10 Business Days after the date on which all of the Group Sale ROFO Conditions have been satisfied or waived (in whole or in part) by mutual agreement of the Shareholders; and

(ii)	10 Business Days after the date on which the Group Sale Shareholder accepted the Group Sale ROFO Offer, or on such other date as the Shareholders may agree, provided always that such date shall be no later than the Group Sale ROFO Completion Deadline, failing which the agreement to sell and purchase the Group Sale ROFO Shares shall terminate automatically. If all or part of the consideration for the Group Sale ROFO Shares comprises shares in the Ultimate Parent of the Non-Group Sale Shareholder, such shares shall be valued at the Share VWAP on the date of completion of the transfer of the Group Sale ROFO Shares or, at the election of the Non-Group Sale Shareholder, some or all of the fixed amount of consideration may be satisfied in cash on completion of such transfer. Where the Non-Group Sale Shareholder is the Liberty Global Shareholder or a member of its Group and its Group Sale ROFO Notice stated that it had accepted the Revised Brand Licence Offer, on completion of the sale of the Group Sale ROFO Shares the Company shall, or shall procure that a member of its Group shall, execute a brand licence on the terms and conditions set out in the Revised Brand Licence Offer.

(F)
If the Non-Group Sale Shareholder does not serve a Group Sale ROFO Notice on the Group Sale Shareholder within eight weeks from the date of the Group Sale Notice in accordance with clause 15.4(C) or the agreement to sell and purchase the Group Sale ROFO Shares is terminated pursuant to clause 15.4(E), the Group Sale Shareholder may proceed with the Qualifying Group Sale Disposal referred to in the Group Sale Notice, provided that:

(i)
the entire legal and beneficial interest in each of the Group Sale ROFO Shares is acquired, directly or indirectly, by the purchaser of the shares in the entity the subject of the Qualifying Group Sale Disposal (the “Group Sale Purchaser”);

(ii)	the transfer or disposal takes place within 12 months from the date of the Group Sale Notice; and

(iii)	if the Group Sale Purchaser acquires the Group Sale ROFO Shares directly, such purchaser shall, prior to the transfer, enter into a Deed of Adherence in the form set out in Schedule 1.

(G)
If (i) the Group Sale Shareholder accepts a Group Sale ROFO Offer by providing notice in writing to the Non-Group Sale Shareholder in accordance with clause 15.4(E), (ii) the agreement to sell and purchase the Group ROFO Shares is terminated pursuant to clause 15.4(E) as a consequence of the failure of a condition applicable to the Non-Group Sale Shareholder and (iii) as a result of the termination of the Group Sale ROFO Offer described in (ii), the Qualifying Group Sale Disposal referred to in the Group Sale Notice is no longer capable of being completed, the Group Sale Shareholder may dispose of the Group Sale ROFO Shares to a third party, provided that:

(i)	the entire legal and beneficial interest in each of the Group Sale ROFO Shares is acquired, directly or indirectly, by the purchaser;

(ii)	the transfer or disposal takes place within 12 months from the date of the Group Sale Notice; and

(iii)	the purchaser shall, prior to the transfer, enter into a Deed of Adherence in the form set out in Schedule 1 (Form of Deed of Adherence).

(H)
If the Non-Group Sale Shareholder serves a Group Sale ROFO Notice on the Group Sale Shareholder within eight weeks from the date of the Group Sale Notice in accordance with clause 15.4(C) and the Group Sale ROFO Offer is not accepted by the Group Sale Shareholder within two weeks of the date of the Group Sale ROFO Notice, the Group Sale Shareholder may:

(i)	proceed with the Qualifying Group Sale Disposal referred to in the Group Sale Notice; and

(ii)	if it does so, shall procure that all of the Shares held by the Non-Group Sale Shareholder are also acquired by the Group Sale Purchaser, and the Non-Group Sale Shareholder shall be deemed to have accepted an offer to sell its Shares to the Group Sale Purchaser on the terms and conditions described in clauses 15.4(I) and 15.4(J) below.

(I)
The consideration offered by the Group Sale Purchaser shall be wholly in cash. Where the Shares of the Non-Group Sale Shareholder are purchased by the Group Sale Purchaser in accordance with clause 15.4(H) only the net financial value to the Non-Group Sale Shareholder of the sale of its Shares to the Group Sale Purchaser (taking into account the consideration payable to the Non-Group Sale Shareholder at completion and all other terms of such sale and purchase) must be at least the fixed amount set out in the Group Sale ROFO Notice.

(J)	The transfer of the Non-Group Sale Shareholder’s Shares to the Group Sale Purchaser as part of the Qualifying Group Share Disposal shall:

(i)
be solely conditional only upon (a) completion of the Qualifying Share Disposal, (b) the obtaining of any anti-trust approvals or consents, (c) the obtaining of any other regulatory approvals and consents, and (d) the obtaining of any shareholder and/or third party consents, in the case of (b), (c) and (d), as are mandatorily required by law or regulation (including, without limitation, the Listing Rules) in connection with the proposed acquisition of the Shares by the Group Sale Purchaser from the Non Group Sale Shareholder, and the Group Sale Shareholder shall procure that the Group Sale Purchaser uses all reasonable endeavours to satisfy those conditions;

(ii)
not impose any obligation on the Non Group Sale Shareholder apart from the obligations (a) to sell the full and unencumbered ownership of the Group Sale ROFO Shares to the Group Sale Purchaser together with all rights attaching thereto and (b) to provide standard title, capacity, authority and no insolvency warranties; and

(iii)	be completed in accordance with clause 18 (Completion of transfers) on the later of:

(a)	the date of completion of the Qualifying Group Sale Disposal; and

(b)	10 Business Days after the day on which all of the conditions described in clause 15.4(J)(i) have been satisfied (or waived (in whole or in part) by the Non-Group Sale Shareholder);
or on such other date as the Shareholders may agree, provided always that such date shall be no later than the Group Sale Disposal Deadline, failing which the Disposal of the Shares by both the Non-Group Sale Shareholder and the Group Sale Shareholder shall terminate automatically and the Group Sale Shareholder shall give notice of the same to the Non-Group Sale Shareholder.

(K)	Both Shareholders shall act in good faith in complying with their obligations under this clause 15.4.

(L)	The Group Sale Shareholder may give notice of termination of the sale process at any time prior to the date eight weeks from the date of the Group Sale Notice.

15.5	Information and evidence
The transferor and the transferee of any Share or Shareholder Loans transferred under this clause 15 and the Original Holder (if any) of the transferred Share or Shareholder Loans, and, in relation to clause 15.4, each Shareholder, shall each provide to the Supervisory Board, at its own expense, any information and evidence reasonably requested in writing by the Supervisory Directors (excluding those nominated by the Original Holder or Shareholder concerned) for the purpose of determining whether the transfer to the proposed transferee complies with the terms of this clause 15.

15.6	Compliance with agreement
Each Shareholder shall procure that all Permitted Transferees in relation to which it is the Original Holder comply with the terms of this agreement.

15.7	Share purchase and redemptions by the Company
A Shareholder may dispose of any Share to the Company by way of redemption or purchase provided the parties comply with the terms of clause 4 (Reserved Matters).

15.8	Shareholders within the same Group
Following a Permitted Transfer, where there are two or more Shareholders which are members of the same Group:

(A)
the Shareholder which holds the most Shares (the “Principal Shareholder”) shall exercise the rights arising under this agreement or otherwise in relation to the Company on behalf of all other Shareholders within the Group (each, a “Secondary Shareholder”);

(B)	this agreement shall apply as if the Principal Shareholder and all other Secondary Shareholders are one Shareholder;

(C)	all the rights of all other Secondary Shareholders under this agreement shall be exercised exclusively by the Principal Shareholder;

(D)	any notice given by the Principal Shareholder under this agreement shall be deemed also to be given by all other Secondary Shareholders; and

(E)	any notice required to be given to any other Secondary Shareholder shall be given also to the Principal Shareholder and any purported exercise by any other Secondary Shareholder shall be disregarded.

16.	TRANSFER OF SHARES FOR CONVENIENCE

16.1	ROFO

(A)
Either Shareholder (an “Exiting Shareholder”) may at any time from the fourth anniversary of the date of this agreement serve a written notice (an “Exit Notice”) on the other Shareholder (the “Non-Exiting Shareholder”) notifying the Non-Exiting Shareholder of its intention to sell all its Shares in the Company and exit the joint venture formed by this agreement and the Articles of Association. An Exit Notice must include details of whether or not the proposed disposal of the Shares is part of or in any way connected with a larger transaction involving members of the Exiting Shareholder’s Group and where the Exit Notice is served by the Vodafone Shareholder, it must include a Revised Brand Licence Offer. If both Shareholders serve an Exit Notice, the Exit Notice which is deemed to have been received first in accordance with clause 34 (Notices) will be the valid Exit Notice for the purposes of this clause 16.1. An Exit Notice may not be served if an IPO Notice or Group Sale Notice has already been served by the other Shareholder and the process following such notice has not lapsed or terminated.

(B)
Upon the receipt of an Exit Notice, the Non-Exiting Shareholder may, at any time within eight weeks from the date of the Exit Notice, serve a written notice on the Exiting Shareholder stating that it wishes to purchase all the Shares (the “ROFO Shares”) held by the Exiting Shareholder (a “ROFO Notice”). The ROFO Notice shall:

(i)
state the consideration payable (which shall be cash and/or listed shares of the Ultimate Parent of the Non-Exiting Shareholder) for the ROFO Shares, expressed as a fixed Euro amount, and all the other terms (“ROFO Terms”) on which the ROFO Shares are proposed to be purchased, which shall not impose any obligation on the Exiting Shareholder apart from the obligations (a) to sell the full and unencumbered ownership of the ROFO Shares to the Non-Exiting Shareholder together with all rights attaching thereto and (b) to provide standard title, capacity, authority and no insolvency warranties;

(ii)
contain an offer (the “ROFO Offer”) from the Non-Exiting Shareholder to purchase the ROFO Shares from the Exiting Shareholder on the ROFO Terms including to pay the entire fixed consideration on completion of the sale and purchase (whether payment of cash consideration or settlement of any share consideration, which for the avoidance of doubt shall be listed upon settlement), provided that completion of the ROFO Offer may, if so notified in the ROFO Notice, be solely conditional upon, (a) the obtaining of any anti-trust approvals or consents (b) the obtaining of any other regulatory approvals and consents and (c) the obtaining of any shareholder and/or third party consents as are, in each case, mandatorily required by law or regulation (including, without limitation, the Listing Rules) in connection with the proposed acquisition of the ROFO Shares by the Non-Exiting Shareholder and their sale by the Exiting Shareholder (the “ROFO Conditions”); and

(iii)	where the Non-Exiting Shareholder is the Liberty Global Shareholder or a member of its Group, state whether it accepts or rejects the Revised Brand Licence Offer.

(C)	The ROFO Notice shall be irrevocable. For the purposes of this clause 16 (Transfer of Shares for Convenience), the Vodafone Shareholder and Liberty Global Shareholder agree that:

(i)	if the Liberty Global Shareholder offers listed shares in its Ultimate Parent as consideration for a ROFO Offer, it shall:

(a)	offer Class C shares (which have the stock code LBTYK as at the date of this agreement);

(b)
a combination of such Class C Shares and Class A Shares (which have the stock code LBTYA as at the date of this agreement), to be offered in proportions equal to the proportion that the value of each such share class (being the relevant total number of shares in issue (excluding shares held in treasury) multiplied by the relevant closing share price) represents of the total aggregate value of the Class C Shares and Class A Shares in issue (excluding shares held in treasury), in each case on the last trading day prior to the date of the ROFO Notice; or

(c)
if at the date of the ROFO Notice the Class C shares or Class A Shares no longer exist or its Ultimate Parent has one or more other classes of listed common or ordinary share not in existence at the date of this agreement, it will offer the class of share which provides the broadest exposure to the profits or losses of its Ultimate Parent’s Group; and

(ii)
if the Vodafone Shareholder offers listed shares in its Ultimate Parent as consideration for a ROFO Offer and it has more than one class of listed common or ordinary share, it will offer the class of share which provides the broadest exposure to the profits or losses of its Ultimate Parent’s Group.

(D)
The Exiting Shareholder may accept the ROFO Offer contained in the ROFO Notice by providing notice in writing to the Non-Exiting Shareholder within two weeks of the date of the ROFO Notice (failing which, the ROFO Offer will expire). If the Exiting Shareholder accepts the ROFO Offer, the sale and purchase of the ROFO Shares shall be completed in accordance with clause 18 (Completion of Transfers) on the date which is the later of:

(i)	10 Business Days after the date on which all of the ROFO Conditions have been satisfied or waived (in whole or in part) by mutual agreement of the Shareholders; and

(ii)	10 Business Days after the date on which the Exiting Shareholder accepted the ROFO Offer, or on such other date as the Shareholders may agree, provided always that such date shall be no later than the ROFO Completion Deadline, failing which the agreement to sell and purchase the ROFO Shares shall terminate automatically. If all or part of the consideration for the ROFO Shares comprises shares in the Ultimate Parent of the Non-Exiting Shareholder, such Shares shall be valued at the Share VWAP on the date of completion of the transfer of the ROFO Shares, or, at the election of the Non-Exiting Shareholder, some or all of the fixed amount of consideration may be satisfied in cash on completion of such transfer. Where the Non-Exiting Shareholder is the Liberty Global Shareholder or a member of its Group and its ROFO Notice stated that it had accepted the Revised Brand Licence Offer, on completion of the sale of the ROFO Shares the Company shall, or shall procure that a member of its Group shall, execute a brand licence on the terms and conditions set out in the Revised Brand Licence Offer.

(E)
The Shareholders acknowledge that the Non-Exiting Shareholder shall be entitled (subject to applicable law and regulation) to require the Company and its Group to incur additional financial debt for the purposes of financing or refinancing the purchase of the ROFO Shares by the Non-Exiting Shareholder, provided the incurring of such additional financial debt is conditional on completion of the purchase of the ROFO Shares by the Non-Exiting Shareholder.

(F)	If:

(i)
the Non-Exiting Shareholder does not serve a ROFO Notice on the Exiting Shareholder within eight weeks from the date of the Exit Notice in accordance with clause 16.1(B) or the agreement to sell and purchase the ROFO Shares is terminated pursuant to clause 16.1(D); or

(ii)	the ROFO Offer is not accepted by the Exiting Shareholder within two weeks of the date of the ROFO Notice in accordance with clause 16.1(D), the Exiting Shareholder shall have the right to elect, by giving notice in writing (an “Exit Election Notice”) to the Non-Exiting Shareholder and the Company within one month of the expiry of the eight week period or of the termination as set out or referred to in (i) or the lapse of the ROFO Offer in the case of (ii) (as applicable), that it wishes to pursue:

(a)	a sale of all the Shares in the Company to a third party, in which case the provisions of clause 16.2 (Drag Sale) shall apply; or

(b)
an IPO of the Company, in which case it shall be deemed to have served an “IPO Notice” and the Exiting Shareholder shall be deemed to be the “Initiating Shareholder” and the Non-Exiting Shareholder shall be deemed to be the “Receiving Shareholder”, in each case for the purposes of clause 19 (IPO); or

(c)
a dual track process of a sale of all the Shares in the Company and an IPO of the Company, in which case both clauses 16.1(F)(ii)(a) and 16.1(F)(ii)(b) shall apply but the Exiting Shareholder shall be entitled to decide which of the two processes will be completed.

(G)	Both Shareholders shall act in good faith in compliance with their obligations under this clause 16.1.

16.2	Drag Sale

(A)	The provisions of this clause 16.2 shall only apply in the circumstances set out in clauses 16.1(F)(ii)(a) and (c).

(B)
For the purposes of this clause 16.2, a “Drag Sale Offer” is an offer to buy all (but not some only) of the Shares then in issue at the same fixed cash price per Share and otherwise on the same terms per Share (together, the “Drag Sale Terms”) which is:

(i)	made by a person (the “Drag Sale Offeror”) who:

(a)	is not a Shareholder;

(b)	is not an Affiliate of any Shareholder; and

(c)	has no agreement or arrangement of any kind with any Shareholder relating to the offer other than as set out in the Drag Sale Terms;

(ii)	conditional on acceptance in respect of all the Shares then in issue within a maximum of two weeks of the offer being made; and

(iii)
subject to no conditions other than (a) the obtaining of any anti-trust approvals or consents, (b) the obtaining of any other regulatory approvals and consents, and (c) the obtaining of any shareholder and/or third party consents, as are, in each case, mandatorily required by law or regulation (including, without limitation, the Listing Rules) in connection with the proposed acquisition of the Shares by the Drag Sale Offeror and their sale by the Shareholders.

(C)
The Exiting Shareholder shall use all reasonable endeavours to solicit a Drag Sale Offer for all of the Shares in the Company and shall take all such steps as are reasonable in accordance with prevailing M&A market practice. To the extent that the Exiting Shareholder markets the Shares to more than one potential purchaser by way of an auction process, nothing in this clause 16 shall prohibit the Non-Exiting Shareholder from participating in such process.

(D)
The Exiting Shareholder undertakes to keep the Non-Exiting Shareholder informed about the progress and status of the Drag Sale Offer and to consult with and have regard to the reasonable representations of the Non-Exiting Shareholder in connection with any decision relating to the material terms of the Drag Sale Offer.

(E)
In the event of a Drag Sale Offer being made within six months after the date of the Exit Election Notice, the Non-Exiting Shareholder shall be obliged to transfer all of the Shares held by it to the Drag Sale Offeror on the Drag Sale Terms subject to compliance with the remaining provisions of this clause 16.2 (Drag sale).

(F)	The Exiting Shareholder shall (within six months after the date of the Exit Election Notice) deliver a written notice (a “Drag Notice”) to the Company and the Non-Exiting Shareholder stating:

(i)	the amount of the consideration offered by the Drag Sale Offeror, expressed as a fixed Euro amount per Share payable upon completion of the sale and purchase and which shall be wholly in cash;

(ii)
the terms and conditions of payment of such consideration and all other material terms and conditions of the Drag Sale Offer (including any locked box or leakage mechanism but, for the avoidance of doubt, representations and warranties proposed to be provided to the Drag Sale Offeror need not be included in the Drag Notice, provided such representations and warranties are customary in the context of a sale process for the Shares and such representations and warranties do not represent a mechanism to transfer value to the Drag Sale Offeror).

(G)
Where the Exit Election Notice has been served in the circumstances set out in clause 16.1(F)(ii), the net financial value to the Non-Exiting Shareholder of the Drag Sale Offer (taking into account the consideration payable to the Non-Exiting Shareholder at completion and all other Drag Sale Terms, but not taking into account customary representations and warranties to be given by the Non-Exiting Shareholder in respect of itself and the Company’s Group) must be an amount at least 2 per cent greater than the fixed amount set out in the ROFO Notice. For the avoidance of doubt, this shall not apply where the Exit Election Notice has been served in the circumstances set out in clause 16.1(F)(i).

(H)
If the Exiting Shareholder delivers a Drag Notice in accordance with the provisions of clause 16.2(F), the Non-Exiting Shareholder shall be deemed to have accepted such offer on the same terms and conditions as accepted by the Exiting Shareholder (including customary warranties and representations in respect of itself and the Company’s Group subject to customary limitations on the several liability of the Shareholders, equivalent in all material respects to the terms agreed to by the Exiting Shareholder).

(I)
Subject to applicable law and regulation, the Non-Exiting Shareholder and the Company shall take such action necessary (and in a timely manner) to achieve the sale pursuant to a Drag Sale Offer as the Exiting Shareholder reasonably requests, including but not limited to:

(i)
providing reasonable assistance to the Exiting Shareholder, the Company, the Drag Sale Offeror and their respective advisers, including providing reasonable access to the books and records and employees of the Company and its Group;

(ii)	approving any shareholder resolutions of the Company in connection with the sale and generally attending shareholder and Supervisory Board meetings of the Company when convened;

(iii)	appointing appropriate advisers to the Company in connection with the sale (the fees and out of pocket expenses of such advisers to be borne by the Company);

(iv)	assisting in the production, negotiation and execution of such documentation as is required to effect the sale; and

(v)	agreeing to and cooperating with any reorganisation or restructuring of the Company and its Group which the Exiting Shareholder may consider necessary or desirable to effect the sale.

(J)
The sale and purchase of the Shares held by the Non-Exiting Shareholder shall be completed in accordance with clause 18 (Completion of Transfers) on the same day and subject to the completion of the acquisition of the entire legal and beneficial interest in all (but not some) of the Shares held by the Exiting Shareholder, being the date 10 Business Days following the later of:

(i)	the day on which all of the conditions to the Drag Sale Offer have been satisfied or waived (in whole or in part) by mutual agreement of the Shareholders; and

(ii)	two weeks after the date on which the Non-Exiting Shareholder received the Drag Notice, or on such other date as the Shareholders may agree, provided always, however, that such date shall be no later than the Drag Completion Deadline, failing which the Drag Sale Offer shall terminate automatically and the Exiting Shareholder shall give notice of the same to the Non-Exiting Shareholder.

(K)	The Exiting Shareholder may give notice of termination of the sale process at any time prior to serving a Drag Notice.

(L)
Both Shareholders shall act in good faith when complying with their obligations set out in this clause 16.2. The Shareholders shall appoint external legal counsel, reporting accountants and such other advisers as may reasonably be required (in each case at their own cost). If, at any time prior to the Drag Completion Deadline, it becomes apparent to the Exiting Shareholder (acting reasonably) that the sale process initiated pursuant to this clause 16.2 is likely to fail to complete, or if the Exiting Shareholder ceases to pursue the process for any reason, then the Exiting Shareholder shall give notice to the Non-Exiting Shareholder and the Company as soon as practicable and shall procure that such process is terminated. At any time after the date of the Drag Notice the Non-Exiting Shareholder may, acting reasonably, request periodic updates from the Exiting Shareholder on the status of the sale process and the Exiting Shareholder shall, within five Business Days of such request, provide sufficient details of the current status of activities and the overall intended timeline to confirm that the Exiting Shareholder is continuing to pursue the process diligently and in good faith. In the event that the Exiting Shareholder fails to provide such information to the reasonable satisfaction of the Non-Exiting Shareholder then the Non-Exiting Shareholder shall have the right to give notice to the Exiting Shareholder requiring termination of the process with immediate effect and the Exiting Shareholder shall procure the same.

(M)
Notwithstanding the above provisions of this clause 16.2, the Exiting Shareholder shall be entitled to structure a sale of all of the assets and liabilities of the Company and its Group through a structure other than a sale of the Shares (such as an asset sale, merger or distribution) provided that it can demonstrate to the reasonable satisfaction of the Non-Exiting Shareholder that such process will deliver to the Non-Exiting Shareholder a net financial value equal to a price per Share of at least 2 per cent higher than the fixed amount set out in the ROFO Notice (but only where the Exit Election Notice has been served in the circumstances set out in clause 16.1(F)(ii) and not where the Exit Election Notice has been served in the circumstances set out in clause 16.1(F)(i)).

16.3	Cooling off period
Following service of a valid Exit Notice, no other Exit Notice or IPO Notice may be served by either Shareholder for a period of nine months after the earlier of the following events: (a) the process provided for in this clause 16 having concluded without there being a sale of Shares; or (b) the Exiting Shareholder having given notice to the Non-Exiting Shareholder (or vice-versa) of termination of the relevant process in accordance with this clause 16.

17.	DEFAULT

17.1	Events of Default
The following are “Events of Default” in relation to a Shareholder:

(A)	any Shareholder makes any Disposal of any Shares which is in breach of this agreement;

(B)
save as a consequence of any transfers or issues permitted by clause 15.4 (Intermediate holding company transfers), the Shareholder, or any entity within the chain(s) of entities between the Ultimate Parent and the Company, ceases to be a direct or indirect wholly-owned subsidiary of the Ultimate Parent and, as a consequence, the Shareholder ceases to be a direct or indirect wholly-owned subsidiary of the Ultimate Parent;

(C)
any procedure is commenced for the winding-up or re-organisation of any Shareholder or its Ultimate Parent (other than for the purpose of a solvent amalgamation or reconstruction) and that procedure (unless commenced by that Shareholder or its Ultimate Parent, as the case may be) is not terminated or discharged within thirty Business Days;

(D)
any procedure is commenced for the appointment of an administrator, receiver, administrative receiver or trustee in bankruptcy in relation to any Shareholder or its Ultimate Parent or all or substantially all of its assets and that procedure (unless commenced by that Shareholder or its Ultimate Parent, as the case may be) is not terminated or discharged within thirty Business Days;

(E)
the holder of any security over all or substantially all of the assets of any Shareholder or its Ultimate Parent enforces that security and that enforcement is not discontinued within thirty Business Days;

(F)
all or substantially all of the assets of any Shareholder or its Ultimate Parent is subject to attachment, sequestration, execution or any similar process and that process is not terminated or discharged within thirty Business Days;

(G)
if the Vodafone Shareholder has requested information and/or evidence from the Liberty Global Shareholder to enable it to determine whether any of the above circumstances apply to the Liberty Global Shareholder or its Ultimate Parent, such information or evidence not being provided to the reasonable satisfaction of the Vodafone Shareholder within ten Business Days after the request is received; and

(H)
if the Liberty Global Shareholder has requested information and/or evidence from the Vodafone Shareholder to enable it to determine whether any of the above circumstances apply to the Vodafone Shareholder or its Ultimate Parent, such information or evidence not being provided to the reasonable satisfaction of the Liberty Global Shareholder within ten Business Days after the request is received.

17.2	Call option

(A)	This clause 17.2 shall apply if an Event of Default set out in clauses 17.1(C) to 17.1(F) occurs (a “Call Option Trigger”) and is continuing in relation to any Shareholder (“Triggering Shareholder”).

(B)
The Shareholder that is not itself subject to a continuing Call Option Trigger (the “Non-Triggering Shareholder”) may, acting reasonably and in good faith, give notice to the Triggering Shareholder (with a copy to the Company) that a Call Option Trigger is occurring and persisting and requiring it to sell or procure the sale of all of the Shares held by the Triggering Shareholder (the “Specified Shares”) to the Non-Triggering Shareholder at their Prescribed Value and free from all encumbrances and together with all rights attaching to them (“Call Option Notice”).

(C)
The parties shall use all reasonable endeavours to determine or procure the determination of the Prescribed Value of the Specified Shares as soon as reasonably practicable after the giving of a Call Option Notice.

(D)
The Shareholder which has served a Call Option Notice may revoke the Call Option Notice within 10 Business Days after the Prescribed Value of the Specified Shares has been determined. If the Call Option Notice is revoked, no further Call Option Notice may be served in respect of the circumstances comprising the relevant Call Option Trigger.

(E)	If the Call Option Notice is not revoked, the transfer of the Specified Shares shall be:

(i)
solely conditional upon (a) the obtaining of any anti-trust approvals or consents, (b) the obtaining of any other regulatory approvals and consents, and (c) the obtaining of any shareholder and/or third party consents, in any case, as are mandatorily required by law or regulation (including, without limitation, the Listing Rules) in connection with the proposed acquisition of the Specified Shares by the Non-Triggering Shareholder and their sale by the Triggering Shareholder; and

(ii)	completed in accordance with clause 18 (Completion of Transfers), after the determination of the Prescribed Value of the Specified Shares on the date being the later of:

(a)	10 Business Days after the date on which all of the conditions described in clause 17.2(E)(i) have been satisfied (or waived (in whole or in part) by the Non-Triggering Shareholder);

(b)	10 Business Days after the date of determination of the Prescribed Value of the relevant Shares; and

(c)	the date six months from the date of the Call Option Notice, provided that if, at any time prior to completion, the relevant Event of Default is remedied to the reasonable satisfaction of the Non-Triggering Shareholder then completion shall not occur and the rights of the Non-Triggering Shareholder to call the Specified Shares shall be terminated in respect of such Event of Default. If, absent paragraph (c) above, completion of the transfer of the Specified Shares would be required and the Non-Triggering Shareholder considers, acting reasonably, that any further delay would create a material risk to completion of the transfer, the Non-Triggering Shareholder shall be entitled to serve a notice to that effect and completion shall take place on the date falling 5 Business Days from such notice.

17.3	Cessation of rights

(A)
This clause 17.3 shall apply if, in the reasonable opinion of a Shareholder (the “Non-Defaulting Shareholder”), an Event of Default set out in clauses 17.1(A) to 17.1(F) has occurred and is continuing in relation to any Shareholder (the “Defaulting Shareholder”). Any rights granted under this clause to the Non-Defaulting Shareholder are additional to any rights the same Shareholder has under clause 17.2 (Call option).

(B)
The Non-Defaulting Shareholder may give notice (“Default Notice”) to the Defaulting Shareholder and the Company that an Event of Default is occurring and persisting. The Default Notice must identify the particular Event of Default that the Non-Defaulting Shareholder claims is occurring and must include evidence giving a reasonable basis to substantiate this claim.

(C)
Within 10 Business Days of receipt of the Default Notice, the Defaulting Shareholder may, acting reasonably, serve a notice in writing on the Non-Defaulting Shareholder (with a copy to the Company) (the “Default Dispute Notice”) stating that it disputes that the Event of Default identified in the Default Notice is occurring. The Default Dispute Notice must include reasons and evidence giving a reasonable basis in support of the Defaulting Shareholder’s position.

(D)
As soon as reasonably practicable following receipt of the Default Dispute Notice, and, in any event within 5 Business Days, the Shareholders shall jointly appoint and instruct a Queen’s Counsel to determine whether or not the Event of Default described in the Default Notice is occurring, such determination to be provided within 10 Business Days of the date of instruction. If the Shareholders fail to agree the appointment of a Queen’s Counsel within the 5 Business Day time period, the Non-Defaulting Shareholder may request that the Chairman of the General Council of the Bar appoint a Queen’s Counsel from Erskine Chambers, One Essex Court Chambers and Brick Court Chambers, within 5 Business Days of the date of such request, to provide the determination described in this clause.

(E)
In the event of an Event of Default under clause 17.1(A) or 17.1(B) the Defaulting Shareholder shall have a period of three months from the date of the Default Notice within which it may remedy the Event of Default to the reasonable satisfaction of the Non-Defaulting Shareholder, in which case the remaining provisions of this clause 17.3 shall cease to apply.

(F)
If no Default Dispute Notice is served or if the Shareholders subsequently agree or if the Queen’s Counsel opinion referred to in clause (D) determines that the Event of Default identified in the Default Notice is still occurring at the time such determination is made, and, in the event of an Event of Default under clause 17.1(A) or 17.1(B), the three month cure period has expired and the relevant Event of Default has not been remedied, then the Shareholders and Company agree that:

(i)
the Defaulting Shareholder will not have any rights to dividends or distributions under clauses 11 (Dividend Policy) or 13 (Target Leverage Ratio), any reserved matter rights under clause 4 (Reserved Matters) or Supervisory Director nomination and appointment rights under clause 6 (Shareholder Appointments) until the Event of Default identified in the Default Notice is remedied to the satisfaction of the Non-Defaulting Shareholder (acting reasonably) or a transfer of the Specified Shares is completed pursuant to clause 17.2 (Call Option) (such period being the “Default Period”);

(ii)
during the Default Period, the Supervisory Directors nominated and appointed upon request of the Defaulting Shareholder shall cease to count in the quorum for and to have voting rights in meetings of the Supervisory Board, and resolutions of the Supervisory Board shall be decided by a simple majority vote of all votes cast by the Supervisory Directors present or represented by an Alternate (and entitled to count in the quorum of such meeting) including the vote of at least two of the Supervisory Directors nominated and appointed upon request of the Non-Defaulting Shareholder (but excluding the votes of the Supervisory Directors nominated and appointed request of the Defaulting Shareholder);

(iii)
the Defaulting Shareholder must pay to the Non-Defaulting Shareholder an amount equal to any dividends or distributions it received during the period from the date of the Default Notice to the end of the Default Period (less any Tax payable thereon (or Tax which would have been so payable but for the availability of any Relief) by the Defaulting Shareholder); and

(iv)	for the avoidance of doubt, during the Default Period, the Defaulting Shareholder must comply with its obligations under this agreement.
The rights of the Defaulting Shareholder shall be reinstated on the day immediately following the end of the Default Period.

17.4	Protection of legitimate interests
Each of the parties agrees and acknowledges that:

(A)
the Shareholders have a common commercial objective and interest, being the successful promotion and development of the Company’s Group and the Business, and that this is dependent on, inter alia, the mutual trust, confidence and co-operation between the Shareholders, their respective Groups and between the Supervisory Directors;

(B)	this clause 17 is a common provision in agreements of this nature and is reasonable and proportionate to protect the Shareholders’ legitimate interests described above; and

(C)	each of the Shareholders is a sophisticated commercial enterprise which has engaged legal and financial advisers to advise it in relation to this agreement.

18.	COMPLETION OF TRANSFERS

18.1	Encumbrances and rights

(A)	Where this clause 18 applies to the transfer of any Share, the Share shall be transferred free of encumbrances and with all rights attaching thereto.

(B)
Where this clause 18 applies to the transfer of any Shareholder Loans, the Shareholder Loans shall be transferred at par together with all accrued but unpaid interest, free of encumbrances and with all rights attaching thereto.

18.2	Satisfaction of conditions
Where this clause 18 applies to the transfer of any Share, the Shareholders shall (and shall procure that the relevant members of their Group) cooperate with one another (acting reasonably) with a view to satisfying any conditions that the transfer of such Shares are subject to and otherwise use best endeavours to fulfil or procure the fulfilment of any such conditions as soon as reasonably practicable.

18.3	Obligations at completion
In order to transfer Shares and/or Shareholder Loans under this agreement:

(A)
the purchaser shall pay the aggregate transfer price in respect of the relevant Shares and/or Shareholder Loans to (i) the seller’s nominated account on the date of completion, (ii) to the non-exclusive quality account of the civil law notary involved with the transfer of the Shares and/or Shareholder Loans, or (iii) in such other manner as may be agreed by the seller and the purchaser before completion of the transfer of the Shares and/or Shareholder Loans;

(B)
the Company shall provide the Dutch civil law notary involved with the transfer of the Shares with the up-to-date original shareholders’ register of the Company on the date of completion of the transfer of the Shares;

(C)
the seller, the purchaser and the Company shall execute (either in person or by way of proxy) a notarial deed of sale, purchase and transfer of the Shares and/or Shareholder Loans (if required) before a Dutch civil law notary; and

(D)	the seller, the purchaser and the Company shall take all such other steps or decisions as are reasonably necessary to implement the transfer.

19.	IPO

19.1	IPO Notice

(A)
Either Shareholder (the “Initiating Shareholder”) may at any time within the first six month period following the third anniversary of the date of this agreement or at any time following the fourth anniversary of the date of this agreement serve a written notice on the other Shareholder (the “Receiving Shareholder”) that it wishes to pursue an IPO of the Company (an “IPO Notice”). Following service of an IPO Notice, the Initiating Shareholder shall use all reasonable endeavours to implement an IPO in accordance with this clause 19. Unless otherwise permitted by this agreement, an IPO Notice may not be served if an Exit Notice or Group Sale Notice has been served and the process following from such notice has not lapsed or terminated.

(B)
Each Shareholder shall appoint, within 20 Business Days of receipt of the IPO Notice by the Receiving Shareholder, one investment bank of international repute to act as a joint global coordinator and joint bookrunner for the IPO (together, the “Joint Global Coordinators”) and in addition the Shareholders can, by mutual agreement, appoint any additional investment banks of international repute to act as bookrunners and lead managers. The Shareholders shall also appoint other external legal counsel, reporting accountants and other advisers as may reasonably be required (in each case at their own cost) and shall procure that the Company appoints advisers which it reasonably requires (at the cost of the Company).

(C)
Following the appointment of the Joint Global Coordinators, the Shareholders undertake to each other to work together in good faith with the Company and the Joint Global Coordinators so that the Joint Global Coordinators can make a recommendation as to the most favourable stock exchange for the IPO (which may only be the main market of Euronext in The Netherlands, the London Stock Exchange in the UK or NASDAQ in the United States unless agreed otherwise by the Shareholders), the offer structure of the IPO, the equity story, optimal execution market windows, capital structure and capital allocation policies and provide an opinion as to the price range and offer size for an IPO. When making their recommendation, the Joint Global Coordinators shall take into account the intention of the Shareholders to achieve a successful IPO in accordance with the following principles which shall be balanced in accordance with the priorities stated below (the “IPO Principles”):

(i)	maximising the valuation of the Shares to be sold in the IPO (as the first priority);

(ii)	ensuring a good after-market performance of the listed Shares post-IPO with good liquidity levels consistent with IPOs of a similar nature (as the second priority);

(iii)	achieving a sale of the greatest possible number of Shares in the IPO (as the third priority).
There shall be no issue of new Shares (primary raise) for the purpose of reducing the net debt of the Company’s Group without the approval of both Shareholders.

(D)
As soon as reasonably practicable following the receipt of the recommendation of the Joint Global Coordinators described in clause 19.1(C) above and, in any event, no later than 20 Business Days ahead of any proposed intention to float announcement being made in connection with an IPO, the Initiating Shareholder may serve an “IPO Tag Notice” on the Receiving Shareholder, such notice to include details of the number of Shares proposed to be offered for sale by the Initiating Shareholder pursuant to the IPO, up to the maximum number of shares that the Joint Global Coordinators recommend can be sold in the IPO (“Offer Size Recommendation”) and details of the offer structure of the IPO, the equity story, the optimal execution market window(s), capital structure and capital allocation policies. The Receiving Shareholder shall have the option, exercisable within 15 Business Days of receipt of the IPO Tag Notice by giving written notice to the Initiating Shareholder, to require that up to the number of Shares held by it equivalent to its Percentage Interest multiplied by the Offer Size Recommendation are offered for sale pursuant to the IPO.

(E)
If the Receiving Shareholder exercises the option described in clause 19.1(D) above, the number of shares that the Initiating Shareholder may offer for sale shall be reduced to such extent required to allow the Receiving Shareholder to be able to sell up to the number of Shares held by it equivalent to its Percentage Interest multiplied by the Offer Size Recommendation.

(F)
If the Receiving Shareholder does not elect to exercise the option described in clause 19.1(D) above, then the Initiating Shareholder and the Company may proceed with the IPO on the basis of the recommendation of the Joint Global Coordinators.

(G)
If, due to a change in market conditions or other relevant circumstances, the amount of shares to be sold in an IPO is less than the Offer Size Recommendation, then the Initiating Shareholder may determine (on the advice of the Joint Global Coordinators) that the number of shares that the Initiating Shareholder and Receiving Shareholder can offer for sale pursuant to the IPO shall be scaled down, pro-rata to the allocation determined in accordance with clauses 19.1(D) to (E) for an offer in line with Offer Size Recommendation.

(H)	Subject to clause 19.1(G), an IPO may not be implemented unless it complies with the parameters set out in the IPO Tag Notice.

(I)
An IPO may only involve the admission to trading of the Company’s shares on the main market of Euronext in The Netherlands, the London Stock Exchange in the UK or NASDAQ in the United States, unless agreed otherwise by the Shareholders;

(J)	An IPO must be completed within nine months of the date of the IPO Notice, failing which (unless the Shareholders otherwise agree) the Shareholders shall procure that such process is terminated.

19.2	Post-IPO Governance
The Shareholders acknowledge their intention to maintain, to the extent consistent with the IPO Principles, the governance of the Company following completion of an IPO and that set out in Schedule 5 (Post-IPO governance) is a set of principles that would be used as a basis of discussion to determine the governance of the Company following completion of an IPO.

19.3	Co-operation and Fees

(A)	On or after the receipt of an IPO Notice, each of the Shareholders undertakes to each other to:

(i)
vote all of its Shares in favour of all resolutions (or sign appropriate written resolutions or consents to short notice) reasonably necessary to facilitate the IPO (including to facilitate any pre-IPO reorganisation) and to comply with its obligations set out in this clause in relation to such IPO;

(ii)	take all such other steps and actions and give any consents reasonably necessary to facilitate the IPO (including to facilitate any pre-IPO reorganisation);

(iii)
do everything within its power to procure, to the maximum extent permitted by law, that any Supervisory Directors nominated and appointed upon its request do everything within their power to achieve the listing of the Company pursuant to the IPO, in accordance with the provisions of this clause;

(iv)	take such action as is reasonably necessary to achieve a successful IPO in accordance with the IPO Principles, including but not limited to:

(a)	providing reasonable assistance and cooperation to the Initiating Shareholder, the Company, the Joint Global Coordinators and their respective advisers;

(b)	providing reasonable access to the books and records and employees of the Company and its Group;

(c)	approving any shareholder resolutions in connection with the IPO;

(d)	assisting in the production, negotiation and execution of such documentation as is required to effect the IPO;

(e)	agreeing to and cooperating with any process to repay or capitalise the Shareholder Loans;

(f)
agreeing to and cooperating with any reorganisation or restructuring of the Company’s Group which the Initiating Shareholder may consider necessary or desirable to effect the IPO (acting reasonably), provided that, save for the capitalisation or repayment of the Shareholder Loans, there shall be no de-leveraging of the Company’s Group without the approval of both Shareholders;

(g)	giving customary opinions, warranties and indemnities to the Joint Global Coordinators, bookrunners and lead managers to the IPO in respect of itself and the Company’s Group;

(h)	entering into a relationship agreement with the Company affording the Company such degree of independence as is consistent with market practice in relation to the exchange in question; and

(i)
being subject to such restrictions on the sale of any Shares they continue to hold following the IPO (lock-up obligations) as are reasonably required by the Joint Global Coordinators, bookrunners and lead managers to the IPO in accordance with prevailing market practice.

(B)	The Company and the Shareholders agree that they will each bear their own respective costs incurred in connection with the IPO.

(C)	Both Shareholders shall act in good faith in complying with their obligations under this clause 19.

(D)
If, at any time prior to expiry of the nine month period set out in clause 19.1(J), it becomes apparent to the Initiating Shareholder (acting reasonably) that the IPO process initiated pursuant to this clause 19 is likely to fail to complete, or if the Initiating Shareholder ceases to pursue the process for any reason, then the Initiating Shareholder shall give notice to the Receiving Shareholder. The Receiving Shareholder shall have 5 Business Days to elect to continue with the IPO process in respect of its Shares. If the Receiving Shareholder does not make such election, the Shareholders shall as soon as practicable following the expiry of the 5 Business Day period referred to above procure that such process is terminated. If the Receiving Shareholder elects to continue to pursue the IPO process pursuant to this clause, the Receiving Shareholder:

(i)	must complete the IPO within the nine month period set out in clause 19.1(J), as it applied to the initial IPO process;

(ii)	shall be considered the Initiating Shareholder for the purposes of this clause 19 and the other Shareholder shall be deemed the Receiving Shareholder; and

(iii)	it must comply with the procedure set out in this clause 19 in respect of any IPO process it pursues.

(E)
At any time after the date of the IPO Notice the Receiving Shareholder may, acting reasonably, request periodic updates from the Initiating Shareholder on the status of the IPO process and the Initiating Shareholder shall, within five Business Days of such request, provide sufficient details of the current status of activities and the overall intended timeline to enable the Receiving Shareholder to confirm that the Initiating Shareholder is continuing to pursue the process diligently and in good faith.

(F)
In the event that the Initiating Shareholder fails to provide such information to the reasonable satisfaction of the Receiving Shareholder then the Receiving Shareholder shall have the right to give notice to the Initiating Shareholder requiring termination of the process with immediate effect and the Shareholders shall procure the same.

19.4	Cooling off period
Following service of a valid IPO Notice, no other IPO or an Exit Notice may be served by the either Shareholder for a period of nine months after the earlier of the following events: (a) all time periods referred to in this clause 19 have expired; or (b) the termination of the IPO in accordance with this clause 19.

19.5	Post-IPO ROFO

(A)
If, at any time following completion of an IPO, either Shareholder (a “Selling Shareholder”) wishes to sell some or all of its Shares in the Company to any person other than a Permitted Transferee, it shall serve a written notice (a “Sale Notice”) on the other Shareholder (the “Remaining Shareholder”), specifying the number of Shares which it intends to sell (the “Sale Shares”).

(B)
Upon the receipt of a Sale Notice, the Remaining Shareholder may, at any time within 2 Business Days from the date of the Sale Notice, serve a written notice on the Selling Shareholder stating that it wishes to purchase all the Sale Shares (an “IPO ROFO Notice”). The IPO ROFO Notice shall:

(i)
state the consideration payable (which shall be cash), expressed as a fixed Euro amount per Sale Share and all the other terms (“IPO ROFO Terms”) on which the Sale Shares are proposed to be purchased, which shall not impose any obligation on the Selling Shareholder apart from the obligation to sell the full and unencumbered ownership of the Sale Shares to the Remaining Shareholder together with all rights attaching thereto and shall provide for payment of the entire fixed cash consideration per Sale Share to be made at completion of the sale and purchase;

(ii)	contain an unconditional offer (the “IPO ROFO Offer”) from the Remaining Shareholder to purchase the Sale Shares from the Selling Shareholder on the IPO ROFO Terms;

(C)	The IPO ROFO Notice shall be irrevocable.

(D)
If the IPO ROFO Offer contained in the IPO ROFO Notice is accepted by the Selling Shareholder by notice in writing to the Remaining Shareholder within 2 Business Days of the date of the IPO ROFO Notice, the sale and purchase of the ROFO Shares shall be completed in accordance with the settlement procedures of the relevant stock exchange on the date falling 5 Business Days after the date on which the Selling Shareholder accepted the IPO ROFO Offer.

(E)	If:

(i)	the Remaining Shareholder does not serve an IPO ROFO Notice on the Selling Shareholder within 2 Business Days from the date of the Sale Notice in accordance with clause 19.5(B); or

(ii)	the IPO ROFO Offer is not accepted by the Selling Shareholder within 2 Business Days of the date of the IPO ROFO Notice in accordance with clause 19.5(D), such offer shall irrevocably lapse, and, in each case, the Selling Shareholder shall have the right to pursue a sale of the Sale Shares to a third party, in which case the provisions of clause 19.5(F) shall apply.

(F)	Where the Selling Shareholder pursues a sale of the Sale Shares to a third party:

(i)	the sale of the Sale Shares to a third party must be unconditional;

(ii)
the net financial value to the Selling Shareholder of any sale of the Sale Shares must be a price per Share no less than 97.5 per cent of the fixed amount per Sale Share set out in the IPO ROFO Notice; and

(iii)	the sale of the Sale Shares to a third party must be completed within 5 Business Days from the date the later of the expiry or termination of the ROFO Offer.

20.	EFFECT OF DEED OF ADHERENCE AND DEED OF NOVATION

(A)
The parties agree to extend the benefit of this agreement to any person who acquires Shares in accordance with this agreement and enters into a Deed of Adherence in the form set out in Schedule 1 (Form of Deed of Adherence), but without prejudice to the continuation inter se of the rights and obligations of the original parties to this agreement and any other persons who have entered into such a Deed of Adherence.

(B)
The parties agree to extend the benefit of this agreement to any person who acquires Shareholder Loans in accordance with this agreement and enters into a Deed of Novation in the form set out in Schedule 4 (Form of Deed of Novation), but without prejudice to the continuation inter se of the rights and obligations of the original parties to this agreement and any other persons who have entered into such a Deed of Novation.

21.	PRESCRIBED VALUE
The “Prescribed Value” of any Shares shall be determined as follows:

(A)
the Prescribed Value of any Shares shall be a percentage of the market value of the total issued share capital of the Company, such percentage being equal to the percentage of such total issued share capital represented by those Shares;

(B)
the market value of the total issued share capital of the Company shall be an amount determined on the basis of the fully distributed market value at which the Company’s Shares would trade on a regulated market (excluding any IPO discount);

(C)
the Prescribed Value shall be as agreed between the Vodafone Shareholder and the Liberty Global Shareholder or in the absence of agreement within 15 Business Days from the date of the Call Option Notice, as determined in accordance with the following procedure:

(i)
each Shareholder shall appoint an investment bank of international repute within 20 Business Days of the date of the Call Option Notice to act as appraiser under this procedure (the banks designated by the Vodafone Shareholder and Liberty Global Shareholder being referred to herein as the “Vodafone Banker” and the “Liberty Global Banker”, respectively). Within 5 Business Days after the designation of the Vodafone Banker or the Liberty Global Banker, whichever is later, the Vodafone Banker and the Liberty Global Banker shall agree upon and jointly designate a third investment bank of international repute to be appointed by the Company and serve as an appraiser pursuant to this procedure and in the event that the Vodafone Banker and Liberty Global Banker fail to agree on a third investment bank (the “Third Banker” and collectively with the Vodafone Banker and Liberty Global Banker, the “Bankers”) within the 5 Business Day period, the third investment bank shall be an investment bank of international repute appointed by the Chairman of the British Bankers Association;

(ii)
on the date 30 Business Days from the date of designation of the Third Banker, the Vodafone Banker, Liberty Global Banker and Third Banker shall each deliver to the Company their determination of the Prescribed Value of the relevant Shares;

(iii)
the higher of the Prescribed Value determined by the Vodafone Banker and Liberty Global Banker is the “Higher Number” and the lower Prescribed Value determined by the Vodafone Banker and Liberty Global Banker is the “Lower Number”;

(iv)	if the Higher Number is not more than 110 per cent of the Lower Number, the Prescribed Value will be the arithmetic average of such two numbers;

(v)	if the Higher Number is more than 110 per cent of the Lower Number, the Prescribed Value will be:

(a)	the Higher Number, if the Prescribed Value determined by the Third Banker (“Third Number”) is greater than the Higher Number;

(b)	the Lower Number, if the Third Number is less than the Lower Number;

(c)
the arithmetic average of the Third Number and the other number (Higher Number or Lower Number) that is closer to the Third Number, if the Third Number falls within the range between (and including) the Lower Number and the Higher Number; or

(d)	the Third Number, if the Lower Number and the Higher Number are equally close to the Third Number;

(D)
the Shareholders agree to procure that the Company provide each Banker with such information within the Company’s possession that may be reasonably requested in writing by such Banker for purposes of its evaluation hereunder;

(E)	the Bankers are permitted to freely consult with the Company and the Shareholders in the course of conducting their evaluations;

(F)	the Bankers shall act as experts and not as arbitrators whose decision shall, save for manifest error, be final and binding; and

(G)	all Bankers’ fees shall be borne by the Shareholders, pro rata to their Percentage Interest.

22.	SHAREHOLDER UNDERTAKINGS

22.1	General
Each Shareholder undertakes with each other Shareholder that it will:

(A)	comply with each of the provisions of this agreement;

(B)
exercise its voting rights and other rights as a shareholder of the Company in order (insofar as it is able to do so through the exercise of such rights) to give full effect to the terms of this agreement and the rights and obligations of the parties as set out in this agreement; and

(C)
procure that any Supervisory Director nominated and appointed upon its request from time to time shall (subject to their fiduciary duties to the Company) exercise their voting rights and other powers and authorities in order (insofar as they are able to do so through the exercise of such rights, powers and authorities) to give full effect to the terms of this agreement and the rights and obligations of the parties as set out in this agreement. If a Supervisory Director nominated and appointed by a Shareholder is not exercising their voting rights and other powers and authorities in order to give full effect to the terms of this agreement and the rights and obligations of the parties as set out in this agreement, the Shareholder that nominated and appointed such Supervisory Directors will, at the request of the other Shareholder, procure the resignation of the Supervisory Director concerned.

22.2	Anti-corruption

(A)
Each Shareholder undertakes to the other Shareholder and the Company that it will not, and will (to the extent within its powers) procure that its Associated Persons will not, engage in any activity, practice or conduct in connection with its interest in the Company or the operation of the Business which would give rise to an offence under or non-compliance with any anti-bribery and anti-corruption laws, regulations or codes that may apply to the Company, its Associated Persons or a Shareholder or its Associated Persons from time to time, including without limitation, the Bribery Act 2010 and the US Foreign and Corrupt Practices Act 1977.

(B)
Each Shareholder undertakes to the other Shareholder and the Company that it will (to the extent within its powers) procure that the Company and its Associated Persons will not engage in any activity, practice or conduct in connection with the operation of the Business which would give rise to an offence under or non-compliance with any anti-bribery and anti-corruption laws, regulations or codes that may apply to the Company, its Associated Persons or a Shareholder or its Associated Persons from time to time, including without limitation, the Bribery Act 2010 and the US Foreign and Corrupt Practices Act 1977.

(C)
Each Shareholder will at the reasonable request of the other Shareholder or the Company, confirm in writing that it has complied with its undertakings under clauses 22.2(A) and (B) and will provide any information reasonably requested by that other party in support of such compliance.

(D)
To the extent permitted by law, each Shareholder will indemnify and hold harmless the other Shareholder and the Company and members of their respective Groups from and against any and all claims, damages, losses, penalties, costs and expenses arising from or related to, any breach by that Shareholder of its undertaking in clause 22.2(A).

23.	UNDERTAKINGS BY THE COMPANY

23.1	General
To the extent to which it is able to do so by law, the Company undertakes with each of the Shareholders that it will comply with each of the provisions of this agreement. Each undertaking by the Company in respect of each provision of this agreement shall be construed as a separate undertaking and if any of the undertakings is unlawful or unenforceable the remaining undertakings shall continue to bind the Company.

23.2	Anti-corruption

(A)
The Company undertakes to the Shareholders that it will not, and will procure that its Associated Persons will not, engage in any activity, practice or conduct which would give rise to an offence under or non-compliance with any anti-bribery and anti-corruption laws, regulations or codes that may apply to the Company, its Associated Persons or a Shareholder or its Associated Persons from time to time, including without limitation, the Bribery Act 2010 and the US Foreign and Corrupt Practices Act 1977.

(B)
The Company undertakes to the Shareholders that it will adopt and ensure compliance with the bribery and corruption policy adopted by the Company in accordance with clause 7.4 (Company policies) subject to clause 4 (Reserved Matters).

(C)
Any Shareholder who reasonably believes that the Company has not complied with its obligations in this clause 23.2 shall have the right to appoint an independent expert (at the cost of the Company) to investigate the matter and advise the Company on the actions required to remedy any non-compliance. The Company shall be required at its own cost to provide the independent expert with all necessary assistance to conduct the investigation and to implement any such actions.

24.	ZIGGO UNDERTAKINGS

(A)
The parties acknowledge that the Ziggo Commitments have been given by the Ultimate Parent of the Liberty Global Shareholder to the European Commission in relation to the Ziggo business of the Company's Group.

(B)	The Company undertakes to (i) each Shareholder and (ii) the Ultimate Parent of the Liberty Global Shareholder, that to the extent it is within its powers to do so,

(i)	it will; and

(ii)	it will procure that each member of its Group will,
take any action and/or refrain from taking any action that the Liberty Global Shareholder or the Ultimate Parent of the Liberty Global Shareholder, acting reasonably, may consider necessary to ensure compliance with the Ziggo Commitments. Neither the Vodafone Shareholder nor the Liberty Global Shareholder will take any action or refrain from taking any action (including by declining to approve a Reserved Matter) which prevents or impedes the Company or any member of its Group from complying with its obligations under this clause.

(C)	The Liberty Global Shareholder undertakes that to the extent it is within its power to do so,

(i)	it will; and

(ii)	it will procure that each member of its Group will,
take any action and/or refrain from taking any action that it or its Ultimate Parent, acting reasonably, may consider necessary to ensure compliance with the Ziggo Commitments.

(D)
To the extent that any action is required by any member of the Vodafone Shareholder’s Group to ensure compliance with the Ziggo Commitments, the Vodafone Shareholder undertakes that to the extent it is within its powers to do so,

(i)	it will; and

(ii)	it will procure that each member of its Group will,
take any action and/or refrain from taking any action that the Shareholders both, acting reasonably, consider is necessary to ensure compliance with the Ziggo Commitments.

(E)	The undertakings given in this clause 24 shall apply to each party without limit in time.

25.	PROTECTIVE COVENANTS

25.1	Non-compete restriction

(A)
Subject to clauses 25.2, 25.3 and 25.4, each Shareholder undertakes with each other Shareholder and with the Company that it will not and that it will procure that no member of its Group will, either alone or in conjunction with or on behalf of any other person, be engaged or be directly or indirectly interested in carrying on, for itself or by means of investments in other entities, any Restricted Business.

(B)
For the purposes of this agreement, “Restricted Business” means the business of operating and maintaining in The Netherlands, as a network operator, mobile virtual network operator, reseller or provider, whether to retail, enterprise or wholesale customers:

(i)	fixed line telecommunications services;

(ii)	mobile or satellite telecommunications services;

(iii)	fixed line or mobile broadband telecommunications services;

(iv)	pay television platform services;

(v)	video on demand services; and

(vi)	the production, ownership and licensing of sports channels (for so long as this is a business carried on by the Company or any member of its Group), but shall not include:

(vii)	free to air broadcasting;

(viii)	content production and ownership and programming sales; or

(ix)
channel production, ownership and licensing to distributors other than, for so long as this is a business carried on by the Company or any member of its Group, the production, ownership and licensing of sports channels.

(C)	Subject to clause 25.1(D), the undertakings given by each Shareholder in clause 25.1(A) shall apply for the period while it remains a Shareholder and for a period of nine months thereafter.

(D)
Following completion of an IPO in accordance with clause 19, the undertakings given by each Shareholder in clause 25.1(A) shall apply for the period while it retains a direct or indirect interest of 20 per cent or more of the issued share capital of the Company.

25.2	Non-compete carve outs for both Shareholders
The undertakings in clause 25.1(A) shall not prohibit either Shareholder or any member of its Group from:

(A)
owning securities, shares or similar interests (including equity securities, debt securities, convertible and exchangeable instruments) in any listed company that represent less than 15 per cent in nominal value of the securities, shares or similar interests of that body corporate, provided that the relevant Shareholder shall not be granted or receive any rights to nominate or appoint a director or other representative to the board of that body corporate;

(B)
acquiring and subsequently carrying on or being engaged in any body corporate or business (an “Acquired Business”) where at the time of the acquisition the activities of the Acquired Business include a Competing Business that is a Qualifying Competing Business and:

(i)
the Shareholders agree, within six months of completion of the acquisition of the Qualifying Competing Business, on the terms on which the Qualifying Competing Business shall be purchased by the Company or its Group and such purchase is completed within 12 months of the date on which documentation implementing such sale and purchase is entered into; or

(ii)
failing agreement between the Shareholders within the six month period referred to in paragraph (1) (“Period A”) or failing completion of the sale and purchase within the 12 month period referred to in paragraph (1) (“Period B”), the relevant Shareholder procures the sale of the Qualifying Competing Business to an unaffiliated third party or the orderly cessation of the Qualifying Competing Business, in either case within 12 months of the expiry of Period A or Period B (as applicable); or

(C)
operating or managing any over the top (“OTT”) services to the extent that either (i) such services do not compete with any of the products or services of the Company and its Group from time to time or (ii) customer subscription and wholesale revenues generated by any such service in the Netherlands are less than €5 million per annum.

25.3	Liberty Global non-compete carve outs

(A)
The undertakings in clause 25.1(A) shall not apply to any future international enterprise business of the Liberty Global Shareholder’s Group providing that any such business enters into arrangements with the Company and its Group which are substantially similar to those applicable to the Vodafone Global Enterprise (VGE) Business under this agreement (including clause 25.8) and the Framework Agreements.

(B)
The undertakings in clause 25.1(A) shall not apply to any corporate, operational, technical, network infrastructure, warehousing, inventory management, back office support and related ancillary services provided to members of the Liberty Global Shareholder’s Group from locations in The Netherlands.

25.4	Vodafone non-compete carve outs

(A)
The undertakings in clause 25.1(A) shall not apply to the Carrier Services Business, the Roaming Services Business, or Vodafone Global Enterprise (VGE) Business of the Vodafone Shareholder’s Group from time to time.

(B)
The undertakings in clause 25.1(A) shall not apply to any corporate, operational, technical, network infrastructure, warehousing, inventory management, back office support and related ancillary services provided to members of the Vodafone Shareholder’s Group from locations in The Netherlands.

25.5	Most favoured nation restriction
Each Shareholder undertakes with each other Shareholder and with the Company that if it (or any member of its Group), either alone or in conjunction with or on behalf of any other person, is engaged or is directly or indirectly interested in carrying on, for itself or by means of investments in other entities, a business in The Netherlands which provides products or services within the scope of clauses 25.1(B)(vii) to 25.1(B)(ix) or which the Company or its Group might otherwise wish to commercialise given the nature of its business (an “MFN Business”) it will, if the MFN Business is carried on by a member of its Ultimate Parent’s Group procure that, and in all other cases will use its reasonable efforts to procure that: (i) the MFN Business will, unless legally unable to do so otherwise than in breach of (ii) below, offer the Company the right to transmit or distribute the products and/or services of the MFN Business on terms no less favourable to the Company than the most favourable of the terms offered to any other customer, supplier or distributor in The Netherlands (as the case may be) of that MFN Business and, if no such other terms exist at that time, then on reasonable commercial terms; and (ii) ensure that the MFN Business shall not agree to any exclusivity arrangements with any third parties in relation to its products and/or services without offering the same (on equivalent or better terms) to the Company in advance.

25.6	Non-solicit

(A)
Subject to clauses 25.6(B), 25.6(C) and 25.6(D), each Shareholder undertakes with each other Shareholder and with the Company that it will not and that it will procure that no member of its Group will, either alone or in conjunction with or on behalf of any other person directly or indirectly solicit or entice away from the employment of the Company or any member of its Group, any member of the Executive Management or any employee reporting directly to a member of the Executive Management.

(B)	Subject to clause 25.6(C), the undertakings given by each Shareholder in clause 25.6(A) shall apply for the period while it remains a Shareholder and for a period of nine months thereafter.

(C)
Following completion of an IPO in accordance with clause 19, the undertakings given by each Shareholder in clause 25.6(A) shall apply for the period while it retains a direct or indirect interest of 20% or more of the issued share capital of the Company.

(D)	The undertakings in clause 25.6(A) shall not prevent a Shareholder from considering and accepting an application made by an employee of the Company or any member of its Group:

(i)	in response to a recruitment advertisement published generally and not specifically directed at employees of the Company or any member of its Group; or

(ii)	who contacts that Shareholder on their own initiative and without any direct or indirect solicitation from that Shareholder or any member of its Group.

25.7	Separate undertakings
Each undertaking contained in this clause 25 shall be construed as a separate undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind each Shareholder.

25.8	CEO Veto
The Vodafone Shareholder shall procure that if the Vodafone Global Enterprise (VGE) Business proposes to enter into a new contract, or renew an existing contract, with a customer which includes the provision of services falling within the definition of Restricted Business (the “Relevant NL Services”), the Vodafone Shareholder (on behalf of the Vodafone Global Enterprise (VGE) Business) shall notify the CEO of the terms on which the Vodafone Global Enterprise (VGE) Business proposes that the Relevant NL Services should be provided by the Company and its Group.  Unless the CEO rejects the terms proposed by the Vodafone Global Enterprise (VGE) Business, the Company and its Group shall provide the Relevant NL Services on those terms.  If the CEO rejects the terms proposed by the Vodafone Global Enterprise (VGE) Business, the Company and its Group shall have no obligation to provide the Relevant NL Services and the Vodafone Global Enterprise (VGE) Business may source the Relevant NL Services from any other provider and doing so shall not constitute a breach of clause 25 (Protective Covenants).  In addition, the Vodafone Global Enterprise (VGE) Business may also source Relevant NL Services from a provider other than the Company and its Group where expressly required by a customer and doing so shall not constitute a breach of clause 25 (Protective Covenants).

26.	TAX MATTERS
Tax Returns

26.1	The Company shall prepare the Tax Returns of each Group Company for all Tax Return Periods beginning after the Completion Date (the “Post-Completion Period”).

26.2
The Company shall submit each such Tax Return referred to in clause 26.1 in draft form to the Shareholders at least 30 Business Days before the last date on which the return may be filed with the applicable Tax Authority without incurring interest and penalties (taking into consideration any formal extension granted by the appropriate Tax Authority) and the Shareholders shall be given an opportunity to make comments thereon. The Company shall properly reflect in the relevant Tax Return all reasonable comments of Shareholders that are received prior to the submission of the Tax Return.

26.3
The Company shall procure that the Group Companies shall cause the completed Tax Returns mentioned in clause 26.2 to be signed and submitted to the appropriate Tax Authority on a timely basis and without amendment, PROVIDED THAT the Company shall not be obliged to procure that a Group Company takes any such action as is mentioned in this clause 26.3 in relation to any Tax Return that is not to the best of that Group Company's knowledge correct and complete.

26.4
The Company shall prepare all documentation and deal with all matters (including correspondence) relating to the Tax Returns of Group Companies for all Post-Completion Periods, PROVIDED THAT where there is or is to be any correspondence with any Tax Authority in relation to such Tax Returns, the Company shall promptly send copies of all such correspondence received and copies of all draft replies to the Shareholders and shall give the Shareholders an opportunity to make comments thereon a reasonable time in advance of the submission of those replies to the relevant Tax Authority. The Company shall properly reflect in those replies all reasonable comments received prior to their submission.

26.5	The Shareholders shall co-operate in good faith to resolve any disagreements with respect to any comments provided on any Tax Return or draft correspondence referred to in clause 26.3 or 26.4.

26.6	The Company shall, and shall procure that the Group Companies post-Completion shall, with respect to the Group Companies:

(A)	not make any material change to the basis, accounting method, accounting period, policy, or practice relating to Tax or any change to any election relating to Tax;

(B)
not make any change to the structure of the Company or its Group or take any other action that would adversely impact any tax clearance in respect of the Liberty Global Pre-Completion Reorganisation or the Joint Matter (each as defined in the Contribution Agreement) in each case to the extent that the content of such tax ruling has been disclosed to the Company and the Shareholders;

(C)
not make any change to the structure of the Company and/or any member of the Company’s Group or take any other action or decision not to take action (including the entering into a merger, demerger, liquidation or reorganisation, the disposal of shares, the granting of option rights or pledges or other similar rights, any other transfer of a beneficial interest in or voting rights with respect to shares or the change of statutory book years) that could result in (a) the Company and/or any member of the Company’s Group being separated from a Fiscal Unity at any point in time during the 3 year period starting on Completion and/or (b) the application of the rule laid down in Article 15ai of the Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969) (as amended or replaced) at any point in time on or after Completion to the extent that the application of that rule is connected with a Roll-over Revaluation Event as referred to in the Tax Covenant (including the non-compliance with the conditions in the Decision (as defined in the Tax Covenant)) or with any of the steps in the Liberty Global Pre-Completion Reorganisation; and

(D)
not to make any change to the structure of the Company and/or any member of the Company’s Group or take any other action or inaction that could result in a Dutch real estate transfer tax ("overdrachtsbelasting") liability arising in any member of the Company's Group in connection with any transaction entered into by any member of the Company's Group on or before Completion, in each case unless (i) required by Law, (ii) in the case of any matter covered by clauses 4.2(A)(xxxv) and 4.2(A)(xxxvi), subject to shareholder approval being obtained in accordance with clause 4 (Reserved Matters), and, in any other case, with the prior written consent of the Shareholders, as applicable, (which consent shall not be unreasonably withheld or delayed); (iii) provided in the Tax Covenant or the Contribution Agreement; or (iv) to extent that it would not impact the Tax affairs of the Group Companies and the Company and the Tax (or financial) position of the relevant Shareholder’s Group.
Tax Co-Operation

26.7
The Shareholders and the Company shall co-operate with, and offer reasonable assistance to, each other in connection with any Tax audit or investigation carried out by any Tax Authority into the Tax affairs of the Company or any Group Company for all Post-Completion Periods.

26.8	The Company shall, and shall procure that each Group Company shall:

(A)
provide, in a timely fashion and at the expense of the person requesting it, all information and assistance reasonably requested by any Shareholder that is necessary to enable it, or any member of the requesting party’s Group, to complete any Tax Returns and to comply with any Tax reporting requirements or Tax audits or investigations; and

(B)
provide, in a timely fashion and at the expense of the person requesting it, all information and assistance reasonably requested by any Shareholder to determine the Tax consequences of any transaction it undertakes or proposes to undertake and to manage as appropriate the Tax consequences of any such transaction.

26.9	The Shareholders and the Company shall use their reasonable endeavours to ensure that the Company and each Group Company are resident for Tax purposes solely in The Netherlands.
Post-Completion TP provisions

26.10
Clauses 26.11 to 26.19 (inclusive) apply to all such provisions to which transfer pricing rules apply or may apply in relation to transactions between any of the Group Companies, on the one hand, and any member of the Vodafone Shareholder’s Group or the Liberty Global Shareholder’s Group (as the case may be), on the other hand, for all accounting periods commencing on or after the Completion Date (the “Post-Completion TP Provisions”), provided that clauses 26.11 to 26.19 (inclusive) shall not apply to the TS Technology Fee (as defined in the Contribution Agreement), the provision giving rise to the TS Technology Fee or otherwise to the transactions described in clause 2.1(B) or 2.1(D) of the Contribution Agreement, which shall be deemed not to be Post-Completion TP Provisions for this purpose.

26.11
In any case in which, for the purposes of applicable transfer pricing rules, a member of the Vodafone Shareholder’s Group or the Liberty Global Shareholder’s Group is the person on whom a potential advantage in relation to Tax is conferred by a Post-Completion TP Provision such that its profits and losses in respect of the Post-Completion TP Provision fall to be adjusted for Tax purposes in an accounting period commencing on or after the Completion Date so as to result in an increase in its liability to Tax (ignoring any available Reliefs) (the “advantaged person”) and that provision is made or imposed as between that person and a Group Company (being, in its capacity as the other party to the provision, the “disadvantaged person”):

(A)
the Company shall, where required by notice from the Vodafone Shareholder (in the case of any provision involving a member of the Vodafone Transferred Group) or the Liberty Global Shareholder (in the case of any provision involving a member of the Liberty Global Transferred Group) and provided such claim can legally and validly be made, procure that the disadvantaged person shall make a claim to the relevant Tax Authority in such form as the Vodafone Shareholder or the Liberty Global Shareholder (as the case may be) may require to have its profits and losses calculated for applicable Tax purposes as if, instead of the actual provision, the arm’s-length provision had been made or imposed and to account for Tax accordingly; and

(B)
the Company shall procure that the disadvantaged person shall pay to the advantaged person a sum equal to the amount of any Tax which is saved or reduced as a result of the claim referred to in clause 26.11(A), such payment not to exceed the difference between the profits and losses of the disadvantaged person calculated for Tax purposes on the basis of the actual provision and the profits and losses of the disadvantaged person (or as they would be) calculated for Tax purposes on a claim of the type referred to in clause 26.11(A) and to be made in cleared funds on the date on which the Tax which is saved or reduced would otherwise have been payable (and for this purpose no earlier than the date on which the Company reasonably determines that the treatment of the relevant Tax affairs by the relevant Tax Authority is final).

26.12
In any case involving a Post-Completion TP Provision in which a member of the Vodafone Shareholder’s Group or the Liberty Global Shareholder’s Group is the disadvantaged person and a Group Company is the advantaged person in an accounting period commencing on or after the Completion Date:

(A)
the Vodafone Shareholder (in the case of any provision involving a member of the Vodafone Shareholder’s Group) or the Liberty Global Shareholder (in the case of any provision involving a member of the Liberty Global Shareholder’s Group) shall, where required by notice from the Company and provided such claim can legally and validly be made, procure that the disadvantaged person shall make a claim to the relevant Tax Authority in such form as the Company may require to have its profits and losses calculated for applicable Tax purposes as if, instead of the actual provisions, the arm’s-length provision had been made or imposed and to account for Tax accordingly; and

(B)
the Vodafone Shareholder (in the case of any provision involving a member of the Vodafone Shareholder’s Group) or the Liberty Global Shareholder (in the case of any provision involving a member of the Liberty Global Shareholder’s Group) shall procure that the disadvantaged person shall pay to the advantaged person a sum equal to the amount of any Tax which is saved or reduced as a result of the claim referred to in clause 26.12(A), such payment not to exceed the difference between the profits and losses of the disadvantaged person calculated for Tax purposes on the basis of the actual provision and the profits and losses of the disadvantaged person as (or as they would be) calculated for Tax purposes on a claim of the type referred to in clause 26.12(A) and to be made in cleared funds on the date on which the Tax which is saved or reduced would otherwise have been payable (and for this purpose no earlier than the date on which the Vodafone Shareholder or the Liberty Global Shareholder, as applicable, reasonably determines that the treatment of the relevant Tax affairs by the relevant Tax Authority is final).

Secondary tax liabilities

26.13	Subject to the provisions of clause 26.17, the Vodafone Shareholder covenants with the Company to pay to the Company an amount equal (on an after-Tax basis) to:

(A)	any payment of Tax for which the Company or any Group Company is liable that would not have arisen but for the failure of any member of the Vodafone Shareholder’s Group to discharge that Tax; and

(B)
any out‑of‑pocket costs or expenses reasonably and properly incurred by the Company or any Group Company solely and directly in connection with any payment of Tax as is referred to in clause 26.13(A) or in connection with any action taken in avoiding, resisting or settling any such payment of Tax or in connection with successfully taking or defending any action under this clause 26.13.

26.14	Subject to the provisions of clause 26.17, the Liberty Global Shareholder covenants with the Company to pay to the Company an amount equal (on an after-Tax basis) to:

(A)
any payment of Tax for which the Company or any Group Company is liable that would not have arisen but for the failure of any member of the Liberty Global Shareholder’s Group to discharge that Tax; and

(B)
any out‑of‑pocket costs or expenses reasonably and properly incurred by the Company or any Group Company solely and directly in connection with any payment of Tax as is referred to in clause 26.14(A) or in connection with any action taken in avoiding, resisting or settling any such payment of Tax or in connection with successfully taking or defending any action under this clause 26.14.

26.15	The Company covenants with the Vodafone Shareholder to pay to the Vodafone Shareholder an amount equal (on an after-Tax basis) to:

(A)	any payment of Tax for which the Vodafone Shareholder or any member of its Group is liable that would not have arisen but for the failure of the Company or any Group Company to discharge that Tax; and

(B)
any out‑of‑pocket costs or expenses reasonably and properly incurred by the Vodafone Shareholder or any member of its Group solely and directly in connection with any payment of Tax as is referred to in clause 26.15(A) or in connection with any action taken in avoiding, resisting or settling any such payment of Tax or in connection with successfully taking or defending any action under this clause 26.15.

26.16	The Company covenants with the Liberty Global Shareholder to pay to the Liberty Global Shareholder an amount equal (on an after-Tax basis) to:

(A)
any payment of Tax for which the Liberty Global Shareholder or any member of its Group is liable that would not have arisen but for the failure of the Company or any Group Company to discharge that Tax; and

(B)
any out‑of‑pocket costs or expenses reasonably and properly incurred by the Vodafone Shareholder or any member of its Group solely and directly in connection with any payment of Tax as is referred to in clause 26.16(A) or in connection with any action taken in avoiding, resisting or settling any such payment of Tax or in connection with successfully taking or defending any action under this clause 26.16.

26.17	The covenants contained in clauses 26.13 and 26.14 shall not extend to any liability otherwise falling therein to the extent that:

(A)
the liability is interest, a penalty or a fine arising from a failure to pay Tax to a Tax Authority within a reasonable time after the Vodafone Shareholder or the Liberty Global Shareholder (as the case may be) has made a payment of an amount in respect of that liability to Tax under clauses 26.13 and 26.14 (as the case may be);

(B)
the liability is paid or discharged by a person other than the Company or any Group Company (except where the Company or any Group Company is required to reimburse such person for such payment or discharge) or is otherwise compensated for without cost to the Company or any Group Company; or

(C)
a claim in respect of the liability can be made against the Vodafone Shareholder or the Liberty Global Shareholder (as the case may be) under clause 2 of the Tax Covenant or could have been made but for the application of any of the exclusions in clauses 3.1, 3.2, 3.6, 3.8, 3.10 or 3.13 of the Tax Covenant, and

the covenants contains in clauses 26.15 and 26.16 shall not extend to any liability otherwise falling therein to the extent that:

(D)
the liability is interest, a penalty or a fine arising from a failure to pay Tax to a Tax Authority within a reasonable time after the Company (as the case may be) has made a payment of an amount in respect of that liability to Tax under clauses 26.15 and 26.16 (as the case may be);

(E)
in the case of 26.15, the liability is paid or discharged by a person other than the Vodafone Shareholder or any member of its Group (except where the Vodafone Shareholder or any member of its Group is required to reimburse such person for such payment or discharge) or is otherwise compensated for without cost to the Vodafone Shareholder or any member of its Group; or

(F)
in the case of 26.16, the liability is paid or discharged by a person other than the Liberty Global Shareholder or any member of its Group (except where the Liberty Global Shareholder or any member of its Group is required to reimburse such person for such payment or discharge) or is otherwise compensated for without cost to the Liberty Global Shareholder or any member of its Group,

26.18
If the Company or any Group Company receives any Secondary Liability Claim, the Company shall give notice in writing, or procure that notice in writing is given, to the Vodafone Shareholder and the Liberty Global Shareholder as soon as is reasonably practicable. If the Vodafone Shareholder (in the case of a Secondary Liability Claim for which it may be liable) or the Liberty Global Shareholder (in the case of a Secondary Liability Claim for which it may be liable) shall indemnify the Company and any Group Company to the Company’s reasonable satisfaction against any liabilities, costs, damages, Tax, losses or expenses which may be incurred thereby, the Company shall, and shall procure that any relevant Group Company shall, take such reasonable action as the Vodafone Shareholder (in the case of a Secondary Liability Claim for which it may be liable) or the Liberty Global Shareholder (in the case of a Secondary Liability Claim for which it may be liable) may by written notice request to dispute, resist or compromise such Secondary Liability Claim.

26.19
If the Vodafone Shareholder or the Liberty Global Shareholder (or any member of their respective Groups) (as the case may be) receives any Secondary Liability Claim, the Vodafone Shareholder or the Liberty Global Shareholder (as the case may be) shall give notice in writing, or procure that notice in writing is given, to the Company as soon as is reasonably practicable.

Structure and timing of indemnity payments

26.20
A payment to be made by the Vodafone Shareholder or the Liberty Global Shareholder (as the case may be) under clause 26.13 or 26.14 shall be made (i) subject to clause 26.21, within ten Business Days from the date on which notice setting out the amount due is received by the Vodafone Shareholder or the Liberty Global Shareholder (as the case may be) from the Company or any Group Company or, if later, (ii) on the date which is two Business Days prior to the last date on which that payment of Tax may be made in order to avoid incurring a liability to interest or penalties, and a payment to be made by the Company under clause 26.15 or 26.16 shall be made (i) subject to clause 26.21, within ten Business Days from the date on which notice setting out the amount due is received by the Company from the Vodafone Shareholder or the Liberty Global Shareholder (as the case may be) or, if later, (ii) on the date which is two Business Days prior to the last date on which that payment of Tax may be made in order to avoid incurring a liability to interest or penalties.

26.21
Any payment made by either Shareholder or a member of the respective Shareholder’s Group to the Company under this agreement shall be made in cash to the Company and that payment shall (so far as possible) be treated as a share premium contribution and shall be recorded in the books and records of the Company as a non-stipulated share premium contribution, unless the Vodafone Shareholder, the Liberty Global Shareholder and the Company have agreed an acceptable arrangement for satisfying that obligation to pay the amount so claimed in an efficient manner (including with regard to Tax) that does not prejudice the interests of the Company (which may involve, by way of example only, a subscription for deferred shares in the Company or making an additional contribution to the Company in respect of existing shares in the Company).

26.22
Any payment made by the Company or a member of respective Shareholder’s Group to either Shareholder under this agreement shall (so far as possible) be treated as a distribution from the Company’s share premium reserves and shall be recorded in the books and records of the Company as a distribution from the Company’s general share premium reserves, unless the Vodafone Shareholder, the Liberty Global Shareholder and the Company have agreed an acceptable arrangement for satisfying that obligation to pay the amount so claimed in an efficient manner (including with regard to Tax) that does not prejudice the interests of the Company.

US tax elections

26.23	The Company shall, and shall procure that the Group Companies shall:

(A)
make or enter into on a timely basis such US Tax Elections relating to the Company and/or any Group Company as the Liberty Global Shareholder may request in writing from time to time, provided (i) that the Liberty Global Shareholder has notified the Vodafone Shareholder and the Company in writing of such request no fewer than fifteen (15) Business Days prior to the date on which the Liberty Global Shareholder requests such US Tax Election to be executed and (ii) that if the Vodafone Shareholder considers (acting reasonably and in good faith) that such US Tax Election will give rise to material adverse financial or Tax consequences for the Vodafone Shareholder or any of its Affiliates, and notifies the Liberty Global Shareholder that this is the case (such notification to contain reasonable details of the nature and quantum of the identified adverse financial or Tax consequences), the US Tax Election shall not be made or entered into without the prior consent of the Vodafone Shareholder (not to be unreasonably withheld or delayed); and

(B)
otherwise than pursuant to clause 26.23(A) above, not make or enter into, change, amend or withdraw any US Tax Election relating to the Company and/or any Group Company nor take any position for US tax purposes that is contrary to the position adopted by the Liberty Global Shareholder or its Affiliates without the prior written consent of the Liberty Global Shareholder (acting in its sole discretion), and for the purpose of this clause 26.23 "US Tax Election" means any tax election, accounting method, filing, claim or notice for US Tax purposes (whether federal, state or local), including without limitation classification of entities for US tax purposes.

26.24	In this clause 26:

(A)	any term used in this clause 26 but not otherwise defined in this agreement shall take its meaning from the equivalent definition in the Tax Covenant;

(B)	“Group Company” means any member of the Company’s Group;

(C)	“Relief” means any loss, relief, allowance or credit in respect of any Tax and any deduction in computing income, profits or gains for the purposes of any Tax or any right to repayment of Tax;

(D)
“Secondary Liability Claim” means any notice, enquiry, demand, assessment, determination, letter or other document issued by a Tax Authority or any self-assessment made by a Group Company or any other person from which it appears that (A) the Company or any Group Company may be required to make an actual or suffer a deemed payment of Tax or may suffer the non-availability, loss, reduction or cancellation of a Relief, in each case, which may give rise to a claim against the Vodafone Shareholder or the Liberty Global Shareholder (as the case may be) under clause 26.13 or 26.14 or (B) the Vodafone Shareholder or the Liberty Global Shareholder or any member of their respective Groups (as the case may be) may be required to make an actual or suffer a deemed payment of Tax or may suffer the non-availability, loss, reduction or cancellation of a Relief, in each case, which may give rise to a claim against the Company under clause 26.15 or 26.16; and

(E)
any person shall be deemed to be liable for a payment of Tax, and to make that payment of Tax, if it would be liable for a payment of Tax but for the use or setting off against profits or against a liability to pay Tax of any Relief, and such deemed payment of Tax shall be deemed to be due on the earliest possible date on which that Tax could have been due (ignoring for this purpose any application to postpone payment of, appeal against or amendment of any assessment or other notification of that Tax) but for the use or setting off of the Relief concerned.

27.	CONFIDENTIALITY

27.1	Confidential information
Each party shall treat as confidential all information obtained as a result of negotiating and entering into this agreement (including by executing a Deed of Adherence or Deed of Novation) or, in the case of a Shareholder, through its interest in the Company (including through any Supervisory Directors nominated and appointed upon the request of such Shareholder or pursuant to clause 9 (Access to Information and Accounts)) or any of its business or assets and which relates to:

(A)
the provisions of this agreement (except clause 14 (Restrictions on dealing with Shares), clause 15 (Permitted Transfers), clause 16 (Transfer of Shares for Convenience), clause 18 (Completion of Transfers), and clause 19 (IPO));

(B)	the negotiations relating to this agreement;

(C)	any member of the Company’s Group or its business, assets, customers or affairs; or

(D)	any Shareholder or their respective Groups, or the business, assets, customers or affairs of any such person,
(all such information being “Confidential Information”).

27.2	Use of Confidential Information
Each party shall and shall procure that the Supervising Directors nominated and appointed upon its request and any Observers appointed by it shall:

(A)	maintain such Confidential Information in strict confidence and not disclose any such Confidential Information to any person other than:

(i)
in the case of a Shareholder, a Supervisory Director nominated and appointed upon its request, or any of such Shareholder’s directors or employees (or any of the directors or employees of any member of its Group) whose duties include the management or monitoring of the business of the Company and who needs to know such information in order to discharge his duties;

(ii)
a bona fide potential transferee of Shares in accordance with this agreement under clause 16 (Transfer of Shares for Convenience) or in connection with a Qualifying Group Sale Disposal or a Permitted Group Sale Disposal, provided that such person has a duty to keep such information confidential on terms that are customary for a transaction of the type in contemplation;

(iii)	the Joint Global Coordinators where clause 19 (IPO) applies provided they have a duty to keep such information confidential;

(iv)	to its professional advisers, auditors, financial advisers and bankers provided they have a duty to keep such information confidential;

(v)
to the extent the disclosure of such Confidential Information is expressly consented to in writing by each of the Shareholders prior to such disclosure being made (or, if the information only relates to one Shareholder or its Group, which is expressly consented to in writing by such Shareholder); or

(vi)
in the case of a Shareholder, to an investor in the Ultimate Parent of that Shareholder to the extent that such disclosure relates to information relating to the Company which is not (in the reasonable opinion of that Shareholder) commercially sensitive and is made in the ordinary course of investor relation activities only (and that Shareholder shall use reasonable endeavours to consult with the other Shareholder on the nature and extent of the disclosure in advance).

(B)
save where disclosure is expressly permitted under clause 27.2(A), not use any such Confidential Information other than for the purpose of conducting the Business or managing or monitoring its investment in the Company; and

(C)
save where disclosure is expressly permitted under clause 27.2(A), procure that any person to whom such Confidential Information is disclosed by it (except where such disclosure was permitted under clause 27.3) complies with the restrictions set out in this clause 27 as if such person were a party to this agreement.

27.3	Permitted disclosure
Notwithstanding the previous provisions of this clause 27 (but without prejudice to the provisions of clause 29 (Announcements)), any party may disclose any such Confidential Information:

(A)
to the extent required by law, or for the purpose of any judicial proceedings arising out of this agreement or pursuant to a horizontal monitoring agreement entered into between the relevant Tax Authority in The Netherlands and the Company or either Shareholder, any member of the respective Shareholder’s Group or any Group Company;

(B)	to a Tax Authority in connection with the Tax affairs of the Company or either Shareholder, any member of the respective Shareholder’s Group or any Group Company;

(C)
to the extent required by any securities exchange or regulatory or governmental body to which that party is subject or submits, wherever situated, including (amongst other bodies) the Financial Conduct Authority, the Prudential Regulation Authority, the London Stock Exchange plc, The Panel on Takeovers and Mergers, the SEC or NASDAQ, whether or not the requirement for information has the force of law;

(D)	to the extent required for the purpose of any arbitration pursuant to clause 41 (Mediation) and clause 42 (Arbitration); and

(E)	to the extent the information has come into the public domain through no fault of that party or any person to whom it has disclosed Confidential Information in accordance with clause 27.2(A).

27.4	Duration of obligations
The restrictions contained in this clause 27 shall continue to apply to each party (including any Shareholder who has ceased to hold Shares) without limit in time.

28.	PARENT COMPANY GUARANTEES

(A)	In consideration for the mutual rights and obligations of the parties under this agreement:

(i)
the Vodafone Guarantor hereby unconditionally and irrevocably guarantees to the Liberty Global Shareholder the due and punctual payment by the Vodafone Shareholder of all amounts payable by it under or pursuant to this agreement and agrees to indemnify the Liberty Global Shareholder against all liabilities, losses, proceedings, claims, damages, costs or expenses that it may suffer as a result of any failure or delay by the Vodafone Shareholder to pay any amount when due. The liability of the Vodafone Guarantor under this agreement or any other document referred to in it shall not be released or diminished by any variation of the terms of this agreement (whether or not agreed by the Vodafone Guarantor), any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance; and

(ii)
the Liberty Global Guarantor hereby unconditionally and irrevocably guarantees to the Vodafone Shareholder the due and punctual payment by the Liberty Global Shareholder of all amounts payable by it under or pursuant to this agreement and agrees to indemnify the Vodafone Shareholder against all liabilities, losses, proceedings, claims, damages, costs or expenses that it may suffer as a result of any failure or delay by the Liberty Global Shareholder to pay any amount when due. The liability of the Liberty Global Guarantor under this agreement or any other document referred to in it shall not be released or diminished by any variation of the terms of this agreement (whether or not agreed by the Liberty Global Guarantor), any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

(B)
If and whenever a Shareholder (a “Defaulting Shareholder”) defaults for any reason whatsoever in the payment of any amount payable under or pursuant to this agreement, the relevant Guarantor shall forthwith upon demand unconditionally pay (or procure payment of) the amount in regard to which such default has been made in the manner prescribed by this agreement and so that the same benefits shall be conferred on the other Shareholder (the “Non-defaulting Shareholder”) as would have been received if such payment had been duly and promptly made by the Defaulting Shareholder.

(C)
With respect to each Guarantor, this guarantee is to be a continuing guarantee and accordingly is to remain in force until all the payment obligations of the relevant Defaulting Shareholder shall have been performed or satisfied. This guarantee is in addition to, without limiting and not in substitution for, any rights or security which the relevant Non-defaulting Shareholder may now or after the date of this agreement have or hold for the performance and observance of the obligations, commitments and undertakings of the relevant Defaulting Shareholder under or in connection with this agreement.

(D)
As a separate and independent stipulation, each Guarantor agrees that any obligation of the relevant Defaulting Shareholder which may not be enforceable against or recoverable from the relevant Defaulting Shareholder by reason of any legal limitation, disability or incapacity on or of the relevant Defaulting Shareholder or any fact or circumstance (other than any limitation imposed by this agreement) shall nevertheless be enforceable against and recoverable from the Guarantor as though the same had been incurred by the Guarantor and the Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Guarantor on demand.

29.	ANNOUNCEMENTS

29.1	Restriction on announcements
No general or public announcement or communication with news media (together, a “public announcement”) containing confidential information concerning the business or assets of the Company or its Group shall be made by any party without the prior written approval of the others, such approval not to be unreasonably withheld or delayed.

29.2	Permitted announcements
Notwithstanding the previous provisions of this clause 29, any party may, whenever practicable after consultation with the other parties, make a public announcement if required by:

(A)	law; or

(B)
any securities exchange or regulatory or governmental body to which that party is subject, wherever situated, including (amongst other bodies) the Financial Conduct Authority, the London Stock Exchange plc or The Panel on Takeovers and Mergers, the SEC and NASDAQ whether or not the requirement has the force of law, in which case the party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the other parties before making such announcement.

29.3	Duration of restrictions
The restrictions contained in this clause 29 shall continue to apply to each party (including any Shareholder who has ceased to hold Shares) for a period of three years from termination of this agreement with respect to that Shareholder in accordance with clause 30 (Termination).

30.	TERMINATION

30.1
This agreement shall terminate immediately (except for those provisions expressly stated to continue without limit in time, those in clause 19.5, those in clause 24 (Ziggo Undertakings) and those in clause 25 (Protective Covenants) (subject to the provisions of that clause) and without prejudice to any rights, liabilities or remedies arising under this agreement prior to such termination to which clause 42 (Arbitration) will continue to apply):

(A)	if any Shares are listed on, or dealings in any Shares commence on, a regulated market following an IPO in accordance with clause 19;

(B)	if only one Shareholder (together with members of its Group) remains holding Shares; or

(C)
in respect of the rights and obligations of any Shareholder if it and all members of its Group cease to hold any Shares and Shareholder Loans and each person to whom Shares and Shareholder Loans have been transferred by that Shareholder and members of its Group has entered into a Deed of Adherence in the form set out in Schedule 1 (Form of Deed of Adherence) and Deed of Novation in the form set out in Schedule 4 (Deed of Novation).

31.	LANGUAGE

31.1	Proceedings
Meetings of the Shareholders, Supervisory Board, Managing Board and any committee shall be conducted in English. Notices (including accompanying papers) and minutes of such meetings shall be prepared in English.

31.2	Documents
Each other document in connection with this agreement shall be in English or accompanied by an English translation. The receiving party shall be entitled to assume the accuracy of and rely upon any English translation of any document, notice or other communication given or delivered to it pursuant to this clause 31.2.

32.	ASSIGNMENT
This agreement shall be binding on and enure for the benefit of each party’s successors in title. No party shall assign (or declare any trust in favour of a third party over) all or any part of the benefit of, or its rights or benefits under, this agreement, except in accordance with the provisions of this agreement.

33.	ENTIRE AGREEMENT

33.1	Whole and only agreement
This agreement constitutes the whole and only agreement between the parties relating to the subject matter of this agreement.

33.2	No reliance on pre-contractual statements
Except in the case of fraud, each party acknowledges that in entering into this agreement it is not relying upon any Pre-contractual Statement which is not repeated in this agreement

33.3	Exclusion of other rights of action
Except in the case of fraud, no party shall have any right of action against any other party to this agreement arising out of or in connection with any Pre-contractual Statement except to the extent that it is repeated in this agreement.

33.4	Meaning of Pre-contractual Statement
For the purposes of this clause, “Pre‑contractual Statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this agreement made or given by any person at any time prior to this agreement becoming legally binding.

33.5	Variation
This agreement may only be varied in writing signed by each of the parties.

33.6	Conflict with Articles of Association
In the event of any ambiguity or discrepancy between the provisions of this agreement and the Articles of Association, the provisions of this agreement shall prevail as between the Shareholders, but not so as to amend the Articles of Association, for so long as this agreement remains in force. Each of the Shareholders shall exercise all voting and other rights and powers available to it so as to give effect to the provisions of this agreement and, if necessary, to procure (so far as it is able to do so) any required amendment to the Articles of Association.

34.	NOTICES

34.1	Notices to be in writing
A notice under this agreement shall only be effective if it is in writing and in English. Notice by email shall be effective, provided that such notice is also served in physical hard copy delivered to the relevant address (in which case notice shall be deemed to be duly given by the relevant email and not the physical hard copy).

34.2	Addresses
Notices under this agreement shall be sent to a party at its address and for the attention of the individual set out below:

Party and title of individual	Address
Liberty Global Shareholder and the Liberty Guarantor CC: Bryan Hall (General Counsel) CC: Jeremy Evans (Deputy General Counsel)
FAO Graham King
The Legal Dept Boeing Avenue 53, 1119 PE Schiphol-Rijk, 1070 BT Amsterdam, The Netherlands Main +31 (0)20 778 9840
1550 Wewatta Street, Denver, CO 80202, United States

Liberty Global plc, Griffin House, 161 Hammersmith Road, London, W6 8BS, United Kingdom

Vodafone Shareholder and the Vodafone Guarantor CC: General Counsel & Company Secretary	FAO: Martin Buckers Head of Corporate Finance, NL Rivium Quadrant 173, 2909 LC Capelle aan den IJssel, The Netherlands Vodafone Group Plc Vodafone House The Connection Newbury Berkshire RG14 2FN
The Company	Its registered office from time to time
provided that a party may change its notice details on giving notice to the other parties of the change in accordance with this clause 34.

34.3	Receipt of Notices

(A)	Any notice given under this agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(i)	if delivered personally, on delivery;

(ii)	if sent by first class inland post, two clear Business Days after the date of posting;

(iii)	if sent by airmail, six clear Business Days after the date of posting; and

(iv)	if sent by e-mail, when sent.

(B)
Any notice given under this agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

34.4	Service of proceedings
The provisions of this clause 34 shall not apply in relation to the service of any arbitration proceedings pursuant to clause 42.

35.	REMEDIES AND WAIVERS

35.1	Delay or omission
No delay or omission by any party to this agreement in exercising any right, power or remedy provided by law or under this agreement shall:

(A)	affect that right, power or remedy;

(B)	operate as a waiver of it; or

(C)	operate as an affirmation of this agreement.

35.2	Single or partial exercise
The single or partial exercise of any right, power or remedy provided by law or under this agreement shall not, unless otherwise expressly stated, preclude any other or further exercise of it or the exercise of any other right, power or remedy.

35.3	Cumulative rights
The rights, powers and remedies provided in this agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

35.4	Damages not an adequate remedy
Notwithstanding any express remedies provided under this agreement and without prejudice to any other right or remedy which any party may have, each party acknowledges and agrees that damages alone may not be an adequate remedy for any breach by it of the provisions of this agreement, so that in the event of a breach or anticipated breach of such provisions, the remedies of injunction and/or an order for specific performance may in appropriate circumstances be available.

35.5	No third party rights

(A)
Subject to clause 35.5(B), the parties to this agreement do not intend that any term of this agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this agreement.

(B)
The parties agree that the undertakings of the Vodafone Shareholder and the Company pursuant to clause 24 (Ziggo Undertakings) shall be enforceable by the Ultimate Parent of the Liberty Global Shareholder.

35.6	Invalidity
If at any time any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this agreement; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this agreement.

36.	NO PARTNERSHIP OR FIDUCIARY RELATIONSHIP
The parties acknowledge and agree that:

(A)
nothing in this agreement and no action taken by the parties under this agreement shall constitute a partnership, association or other co-operative entity between any of the parties or constitute any party the agent of any other party for any purpose; and

(B)	no fiduciary relationship or fiduciary duties shall exist between the parties arising out of or in connection with this agreement.

37.	COSTS AND EXPENSES
Except as otherwise stated in this agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this agreement. The costs relating to the notarisation of the agreement and any notary’s fees incurred as a result of any matter provided in this agreement shall be borne equally by the Shareholders.

38.	COUNTERPARTS
This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute but one and the same instrument. Delivery of a counterpart of this agreement by e-mail attachment shall be an effective mode of delivery.

39.	CHOICE OF GOVERNING LAW
This agreement is to be governed by and construed in accordance with English law.  Any matter, claim or dispute arising out of or in connection with this agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

40.	SHAREHOLDER DISPUTE MATTER

(A)
In relation to any Shareholder Dispute Matter, the Shareholder that is not involved in the Shareholder Dispute Matter shall give written notice to the other Shareholder and to the Company prior to any proceedings in respect of the Shareholder Dispute Matter being initiated by the Company’s Group (“Shareholder Dispute Matter Notice”).

(B)
Upon receipt of a Shareholder Dispute Matter Notice, the Shareholders agree to refer the Shareholder Dispute Matter to the chief executive officer of each Shareholder’s Ultimate Parent and those chief executive officers shall meet as soon as reasonably practicable and use reasonable endeavours to resolve the issue.

(C)
If there is no resolution at the meeting referred to in clause 40(B) (or following any further agreed period), a Shareholder can refer the matter to non-binding mediation, in accordance with the provisions of clause 41 (Mediation).

41.	MEDIATION

41.1
If any dispute arises out of or in connection with this agreement, the chief executive officer of each Shareholder’s Ultimate Parent will, within 20 Business Days of a written request from one party to the other, meet in a good faith effort to resolve the dispute.

41.2
If there is no resolution at the meeting referred to in clause 41.1, the parties will attempt to settle the dispute by mediation. Unless otherwise agreed by the Shareholders, the mediation will be conducted in accordance with CEDR Model Mediation Procedure and the mediator will be nominated by the CEDR. To initiate the mediation a party must give an ADR Notice to the other party to the dispute requesting a mediation. A copy of the ADR Notice should also be sent to the CEDR. The mediation will start not later than 10 Business Days after the date of the ADR Notice.

41.3
No party may commence any arbitration in accordance with the provisions of clause 41 (Arbitration) in relation to any dispute arising out of this agreement until it has attempted to settle the dispute by mediation and either the mediation has terminated or the other party has failed to participate in the mediation, provided that the right to issue proceedings is not prejudiced by a delay.

42.	ARBITRATION

42.1
Subject to clause 40 (Shareholder Dispute Matter), all disputes arising out of or in connection with this agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) by three arbitrators appointed in accordance with the said “Rules”.

42.2
Nothing in this clause 41 shall prevent any Party, before an arbitration has commenced under this Clause or any time thereafter, from applying for conservatory and interim relief measures (an “Injunctive Matter”), including, but not limited to, temporary restraining orders or preliminary injunctions, or their equivalent, from any court of competent jurisdiction. The Parties hereby agree to opt-out of the Emergency Arbitrator Provisions under Article 29 of the ICC Rules; such Emergency Arbitrator Provisions shall not apply to any disputes arising out of, in connection with or relating to this agreement.

42.3	The place of arbitration shall be Amsterdam.

42.4	The language of the arbitration shall be English.

42.5	The parties agree that in so far as any provision contained in the ICC Rules is incompatible with applicable English or Dutch law, that provision or relevant part of that provision is to be excluded.

42.6
The parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party (A) by law, legal duty or any requirement of a securities exchange or regulatory or governmental body to which that party is subject, (B) to protect or pursue a legal right or (C) to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority.

43.	AGENT FOR SERVICE OF PROCESS

43.1
Each party which is incorporated or which is organised and exists outside of England and Wales shall maintain an agent in England for service of process and any other documents in proceedings in connection with this agreement. That agent shall be:

(A)	in the case of the Liberty Global Shareholder, FAO Jeremy Evans, Deputy General Counsel, Liberty Global Europe Ltd, whose address is Griffin House, 161 Hammersmith Road, London W6 8BS, United Kingdom;

(B)	in the case of the Vodafone Shareholder, Vodafone Group Services Limited, whose address is Vodafone Group Plc, Vodafone House, The Connection, Newbury. Berkshire RG14 2FN; and

(C)
in the case of the Company, Liberty Global Shareholder, FAO Jeremy Evans, Deputy General Counsel, Liberty Global Europe Ltd, whose address is Griffin House, 161 Hammersmith Road, London W6 8BS, United Kingdom with a copy of all correspondence to the Vodafone Shareholder, Vodafone Group Services Limited, whose address is Vodafone Group Plc, Vodafone House, The Connection, Newbury. Berkshire RG14 2FN, or such other agent as may be appointed on behalf of the Company from time to time.

43.2
Any claim form, judgment or other notice of legal process shall be sufficiently served on the relevant party if delivered to its appointed agent at its address for the time being (as specified in clause 43.1 or, if applicable, the Deed of Adherence or Deed of Novation relating to such party).

43.3
Each party required to maintain an agent in accordance with clause 43.1 agrees not to revoke the authority of its agent and if for any reason it does so or its agent ceases to act in such capacity, it shall promptly appoint another agent with an address in England and notify each other party of the agent’s details. If a relevant party fails to appoint another agent within 14 days of it being required to do so under this clause 43.3, any other party may, at the defaulting party’s expense, appoint one on behalf of the defaulting party.

IN WITNESS of which this agreement has been executed and delivered as a deed on the date which first appears on page 1 of this agreement.

Schedule 1
Form of Deed of Adherence
THIS DEED is made on [                        ]
by [                            ], a company incorporated [in / under the laws of] [          ] under registered number [        ], whose [registered / principal] office is at [              ] (the “New Shareholder”).
WHEREAS:

(A)	By a transfer dated [ ], [ ] transferred to the New Shareholder [ ] Shares of [ ] each in the capital of [ ] (the “Company”).

(B)
This Deed is entered into in compliance with the terms of clause 15.2 of an agreement dated [                           ] made between (1) Vodafone International Holdings B.V., (2) Vodafone Group Plc, (3) Liberty Global Europe Holding B.V., (4) Liberty Global plc and (5) Lynx Global Europe II B.V. as such agreement shall have been or may be amended, supplemented or novated from time to time (the “Shareholders Agreement”).

THIS DEED WITNESSES as follows:

1
The New Shareholder undertakes to adhere to and be bound by the provisions of the Shareholders Agreement, and to perform the obligations imposed by the Shareholders Agreement which are to be performed on or after the date of this Deed, in all respects as if the New Shareholder were a party to the Shareholders Agreement and named therein as [the Vodafone / Liberty Global Shareholder] OR [a Shareholder].

2
This Deed is made for the benefit of (a) the original parties to the Shareholders Agreement and (b) any other person or persons who after the date of the Shareholders Agreement (and whether or not prior to or after the date of this Deed) adheres to the Shareholders Agreement (each referred to in clause 6 below as a “party”).

3	The address, facsimile number and e-mail address of the New Shareholder for the purposes of clause 43 (Agent for service of process) of the Shareholders Agreement are as follows:

Party and title of individual	Address	[Facsimile no.]	[E-mail address]
[Its registered office from time to time]

4	[The New Shareholder’s agent for service of process for the purposes of clause 43.1 of the Shareholders Agreement shall be [•], whose address is [•].]

5	Any matter, claim or dispute arising out of or in connection with this Deed, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

6
The courts of England are to have jurisdiction to settle any dispute, whether contractual or non-contractual, arising out of or in connection with this Deed. Any proceeding, suit or action arising out of or in connection with this Deed (“Proceedings”) or the negotiation, existence, validity or enforceability of this Deed may be brought in the courts of England. Each party agrees that this jurisdiction agreement is for the benefit of each other party and that each party is therefore to retain the right to bring Proceedings in the courts of any other competent jurisdiction. This clause shall not limit the right of any party to bring Proceedings, to the extent permitted by law, in the courts of more than one jurisdiction at the same time. Each party irrevocably submits and agrees to submit to the jurisdiction of the English courts and any other court in which Proceedings may be brought in accordance with this clause.

IN WITNESS of which this Deed has been executed and delivered by the New Shareholder on the date which first appears above.

[Appropriate execution clauses to be inserted]

Schedule 2
Ziggo Commitments

Schedule 3
Treasury Principles

(A)
A beauty parade of at least three of the RCF Banks shall be arranged which may be attended by the Shareholders and the Company. Advice shall be sought from the relevant banks on the all-in cost of debt (including pricing, fees and original issue discounts) and the recommended strategy for the Recapitalisation or Refinancing. Banks will be chosen based on the information presented at the beauty parade and on the basis of their market status for the particular debt services and products sought (and in making the decision to choose the banks the Shareholder(s) shall act reasonably).

(B)
In the case of Recapitalisations, the Leverage Ratio shall be increased as close as possible to 5:1, provided that the Leverage Ratio shall not exceed 4.99:1 immediately following completion of the Recapitalisation and shall not (as determined by reference to the Business Plan in place at the time of implementing the Recapitalisation) exceed 4.99:1 at the end of each quarter of the 12 month period following completion of the Recapitalisation.

(C)
The Recapitalisation or Refinancing shall not be implemented in respect of an amount less than the prevailing market standard minimum tranche size unless such new debt is being added to an existing debt tranche;

(D)
All financial debt shall be at a fixed rate of interest or, where not at a fixed rate, shall be fully hedged to an effective fixed rate (meaning, in the case of loans, to their maturity and, in case of bonds, to the first date at which they may be first called by the holders or the Company’s Group at par);

(E)
All financial debt shall be denominated in Euros or shall be fully hedged to the Euro (meaning, in the case of loans, to their maturity and, in case of bonds, to the first date at which they may be first called by the holders or the Company’s Group at par) and all non-functional operational currencies shall be hedged for the minimum of the remaining period of the Business Plan;

(F)	All counterparties to hedging transactions must be RCF Banks and must have a credit rating of BBB+ or better by at least one international credit rating agency;

(G)
The covenant terms of the financial debt shall be as flexible as possible in the then prevailing credit market, and to the extent possible shall not include any maintenance covenants but in any event shall not include additional maintenance covenants compared with the terms in place at the date of this agreement;

(H)
The Company Group should not at any time have a weighted average remaining term of all of its “Indebtedness” (as defined in the Reference Indenture) of less than six years, and should not have any financial debt with a remaining term of less than three years;

(I)	The Company Group should maintain, at a minimum, an €800 million revolving credit facility;

(J)
The external legal counsel of Ziggo Group Holding B.V. and its lenders as at the date of this agreement will continue to be engaged to act on Recapitalisations and Refinancings (unless both Shareholders agree otherwise); and

(K)	The Tax consequences of a Recapitalisation and Refinancing for the Company and its Group shall be taken into account and structured in the most Tax efficient manner.

Schedule 4
Form of Deed of Novation
THIS DEED is made on [●]
BETWEEN

(1)	[ORIGINAL PARTY], whose registered office is at [●] (the “Original Party”);

(2)	[NEW PARTY], whose registered office is at [●] (the “New Party”); and

(3)	[REMAINING PARTY], whose registered office is at [●] (the “Company”).
WHEREAS:

(A)
This Deed is entered into in compliance with the terms of clause 20.3 .of an agreement dated [●] made between (1) Vodafone International Holdings B.V., (2) Vodafone Group Plc, (3) Liberty Global Europe Holding B.V., (4) Liberty Global plc and (5) Lynx Global Europe II B.V. as such agreement shall have been or may be amended, supplemented or novated from time to time (the “Shareholders Agreement”).

(B)	The Original Party and the Remaining Party are party to an intercompany loan agreement dated [●] (the “Loan Agreement”) which is a Shareholder as defined in the Shareholders Agreement.

(C)	The Original Party has agreed to transfer by way of novation the whole of its rights and obligations under the Loan Agreement, pursuant to the terms of this Deed.
IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	Defined terms used in this Deed have the meaning given to such terms in the Loan Agreement unless otherwise defined.

1.2	In this Deed, unless otherwise specified:

(A)	references to Clauses are to clauses, sub-clauses and paragraphs of this Deed;

(B)	words importing the singular shall include the plural, and vice versa;

(C)	headings to clauses are for convenience only and do not affect the interpretation of this Deed.

2.	Novation

2.1	Assumption of obligations by the New Party

On the date of this Deed, the Original Party hereby transfers by novation all of its rights, obligations and liabilities under the Loan Agreement to the New Party. The New Party undertakes to the Remaining Party that it will, on and with effect from the date of this Deed, assume and discharge all the obligations of the Original Party under the Loan Agreement arising on or after the date of this Deed and otherwise to be bound by, observe and perform all the terms and conditions of the Loan Agreement as if it had been a party to the Loan Agreement in lieu of the Original Party. From the date of this Deed, references to the Original Party in the Loan Agreement will be deemed to be references to the New Party.

2.2	Release of the Original Party
With effect from the date of this Deed, the Remaining Party releases and discharges the Original Party from performance of its obligations under the Loan Agreement and from all liabilities, claims and demands of any kind arising under or in connection with the Loan Agreement on or after the date of this Deed.

2.3	Acceptance of obligations of the New Party
As from the date of this Deed, the Remaining Party hereby confirms its consent to the novation made by this deed and accepts the undertaking by the New Party set out in Clause 2.1 to perform the obligations under the Loan Agreement as if it were a party to the Loan Agreement in lieu of the Original Party as of the date of this Deed.

2.4	Rights granted to the New Party by the Remaining Party
The Remaining Party undertakes to the New Party that it will on and with effect from the date of this Deed:

(A)
observe and perform all the terms and conditions of the Loan Agreement as if the New Party had been a party to the Loan Agreement in place of the Original Party and the obligations of the Remaining Party had been owed to the New Party in lieu of the Original party; and

(B)	be liable to the New Party for any breaches of the Loan Agreement on its part.

3.	Costs and Expenses
Each party to this Deed shall pay all costs and expenses (including legal costs and expenses) incurred by it in connection with the negotiation, preparation and execution of this Deed.

4.	Representations
Each party represents to the other parties hereto that it is duly authorised to execute, deliver and perform its obligations under this Deed.

5.	Contracts (Rights of Third Parties) Act 1999

The parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

6.	Further Assurance
Each party shall at its own cost, from time to time on request, do or procure the doing of all acts and/or execute or procure the execution of all documents in a form satisfactory to the other parties which the other parties may reasonably consider necessary for giving full effect to this Deed and securing to each of the parties the full benefit of the rights, powers and remedies conferred upon each of the parties in this Deed.

7.	Counterparts

7.1	This Deed may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

7.2	Each counterpart shall constitute an original of this Deed, but all the counterparts shall together constitute but one and the same instrument.

8.	Governing Law
This Deed shall be governed by and construed in accordance with the laws of England and Wales and each of the parties irrevocably submits for all purposes of or in connection with this Deed to the exclusive jurisdiction of the Courts of England.
IN WITNESS whereof this Deed has been duly executed and delivered as a deed on the date first stated at the beginning of this Deed.
[Appropriate execution clauses to be inserted]

Schedule 5
Post-IPO Governance

(A)
The parties acknowledge that investor feedback from the IPO marketing process may affect the final details of post-IPO governance, and will agree to changes advised as reasonably necessary to avoid a material impact on the IPO or after market price.

(B)
There will be a continuing agreement that Liberty Global and Vodafone will vote together to secure the appointment of a Supervisory Board that contains equal numbers of Liberty Global and Vodafone nominees (not counting any works council nominees on the Supervisory Board as are required by law).

This agreement will apply until (if ever) the aggregate holding of Liberty Global and Vodafone drops below 50 per cent of the issued shares. See below for impact of Liberty Global and Vodafone holding un-equal shares.
Until such time as the joint Liberty Global/Vodafone holding drops below 50 per cent of the issued shares, all Supervisory Board decisions will continue to require a two-thirds majority of those present and voting, including at least two of the directors nominated by each shareholder.
The parties expect that it will be appropriate to ensure that some of those nominated by them count as “independent” (i.e. not officers, employees, consultants etc of Liberty Global/Vodafone).

(C)
Most of the JV Co reserved matters will be entrenched into the post IPO Articles of Association, so that prior majority shareholder approval is required for them. The JV Co reserved matters which will be dropped are:

(i)	commencement/settlement of litigation;

(ii)	Business Plan/budget adoption;

(iii)	Senior officer remuneration, and employee remuneration policy generally; and

(iv)	Borrowings/dividends (see below).
The restrictions on acquisitions/disposals/commitments/investments etc will be retained but with amounts increased to be equivalent to UK listing rules for class 1 transactions.

(D)	Liberty Global and Vodafone will agree to vote their shares together on reserved matters so that unless they both agree to the relevant resolution, they both vote against it.

(E)
The concept of a Target Leverage Ratio will be maintained. As part of the IPO planning, the parties will undertake (subject to this not being tax-prohibitive) an exchange of equity for debt, so that the IPO company starts listed life with shareholder loans to Liberty Global/Vodafone in place that can be a conduit for payment of recap proceeds. Thereafter a full distribution policy will be maintained.

(F)
The "one to fire, two to hire" approach on senior executives will be dropped. But while the Supervisory Board continues to be 50/50 as between Vodafone and Liberty Global nominees, and there is the two-thirds majority requirement (see above) there will be some possibility of a deadlock on replacement of executives.

(G)
Liberty Global and Vodafone will each have a ROFO if the other wishes to sell any shares post IPO to any person other than a member of its own Group and no regulatory or other condition precedent is required for a sale to them. There will be no other transfer restrictions, tag rights or drag rights.

(H)	There will be no call options or other "breach events".

(I)	There will be no post exit "non-competes/non-solicits", but the parties will continue to be bound by these obligations until their holding drops below 20 per cent.

(J)	If the Liberty Global/Vodafone voting percentages diverge:

(i)	Equality of governance rights, as above, will be retained until the smaller holding is less than 45 per cent of the combined holding.

(ii)
Below 45 per cent, the smaller interest will lose one of its board nominations, and it will only be allowed to “veto” a shorter list of reserved matters (limited to structural matters) but will continue to be obliged to vote its shares to ensure that the larger holder can preserve its board nominees and veto reserved matters

(iii)	Below 40 per cent, the smaller interest will lose a further board nomination right but reserved matter rights and voting obligations continue as above

(iv)	Below 35 per cent, the smaller interest will lose all board nomination and reserved matter rights, but its voting obligations will continue

(v)	Below 30 per cent, all obligations and rights expire.
If we assume that the public own 25 per cent at the time of the IPO, and that the larger holder does not exercise its ROFO so as to increase its holding post IPO, the above percentages are, as percentages of the total share capital, 33.75 per cent, 28 per cent, 22.75 per cent and 18 per cent respectively

TESTIMONIUM
IN WITNESS of which the parties have entered into this Agreement on the date which first appears above.

For and on behalf of Vodafone International Holdings BV
_____________________	_____________________
Name:	Name:
Title:	Title:

For and on behalf of Liberty Global Europe Holding BV
_____________________	_____________________
Name:	Name:
Title:	Title:

For and on behalf of Lynx Global Europe II BV
_____________________	_____________________
Name:	Name:
Title:	Title:

For and on behalf of
Vodafone Group Plc

_____________________
Name:
Title:

For and on behalf of
Liberty Global PLC

_____________________
Name:
Title: